                                  SCHEDULE 14A
                                 (RULE 14a-101)

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          Charter Communications, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                         [CHARTER COMMUNICATIONS LOGO]

                          CHARTER COMMUNICATIONS, INC.

                             2000 PROXY MATERIALS &
                             1999 FINANCIAL REPORT

                               TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----
Letter to Shareholders......................................      1
Notice of Annual Meeting of Shareholders....................      2
Proxy Statement.............................................      3
  General Information About Voting and the Meeting..........      3
  Proposal: Election of Class A/Class B Director............      5
  Executive Compensation....................................      9
  Certain Relationships and Related Transactions............      17
  Other Matters.............................................      29
1999 Financial Report and Other Information.................  Appendix A

                         [CHARTER COMMUNICATIONS LOGO]

                                                                     May 1, 2000

Dear Shareholder:

     You are cordially invited to attend the annual meeting of shareholders of Charter Communications, Inc. ("the Company"), which will be held at the Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington on Wednesday, June 7, 2000, at 10:00 a.m. (PDT).

     An admission ticket admitting you to the meeting is attached to the enclosed proxy form. Please detach and present it at the door when you arrive. IF YOU DID NOT RECEIVE A TICKET BECAUSE YOUR SHARES ARE CURRENTLY HELD IN THE NAME OF YOUR BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO ATTEND THE MEETING, YOU WILL NEED TO OBTAIN AND BRING WITH YOU TO THE MEETING VALID PROOF OF YOUR OWNERSHIP (E.G., A LETTER FROM YOUR BROKER, BANK OR OTHER NOMINEE INDICATING THAT YOU WERE THE BENEFICIAL OWNER OF COMPANY STOCK AS OF APRIL 10, 2000).

     Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement. Certain financial and other important information about the Company can be found in the Appendix to the Proxy Statement.

     Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date, and promptly return the enclosed proxy in the postage-paid envelope which is provided. If you decide to attend the annual meeting and vote in person, you will of course have that opportunity.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

                                          Sincerely,

                                          /s/ JERALD L. KENT

                                          JERALD L. KENT
                                          President and Chief Executive Officer

                         [CHARTER COMMUNICATIONS LOGO]

                       12444 POWERSCOURT DRIVE, SUITE 100
                              ST. LOUIS, MO 63131
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                       OF
                          CHARTER COMMUNICATIONS, INC.
                            ------------------------
                      DATE:  Wednesday, June 7, 2000
                      TIME:  10:00 a.m. (Pacific Daylight Time)
                      PLACE: Meydenbauer Center
                             11100 NE 6th Street
                             Bellevue, Washington

MATTERS TO BE VOTED ON:

1. Election of directors.

      - One Class A/Class B director

      - Six Class B directors

2. Any other matters properly brought before the shareholders at the meeting.

                                          By order of the Board of Directors,

                                          /s/ CURTIS S. SHAW

                                          CURTIS S. SHAW
                                          Secretary

May 1, 2000

                          CHARTER COMMUNICATIONS, INC.

                                PROXY STATEMENT

     Your vote at the annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope. This proxy statement has information about the annual meeting and was prepared by the Company's management for the Board of Directors. This proxy statement was first mailed to shareholders on or about May 3, 2000.

                GENERAL INFORMATION ABOUT VOTING AND THE MEETING

WHAT ARE WE VOTING ON AT THE MEETING?

     As a holder of Class A common stock, you are being asked to vote, together with the holder of Class B common stock, for the election of one director to sit on the Board of Directors of the Company.

WHY ARE WE VOTING ON ONLY ONE DIRECTOR?

     There currently are a total of seven directors on the Board. The Company's Certificate of Incorporation provides that all but one of the directors will be elected by vote of the holder(s) of the Class B shares voting alone (the Class B directors), and one director will be elected by the holders of the Class A and Class B shares voting together (the Class A/Class B director).

WHO CAN VOTE?

     In the election of the Class A/Class B director, a total of 222,039,746 shares of Class A common stock, representing approximately 6.3% of the total voting power of all of the issued and outstanding stock of the Company, and 50,000 shares of Class B common stock, representing approximately 93.7% of the total voting power, can vote. Each share of Class A common stock is entitled to one vote.

     You can vote your Class A shares if our records show that you owned the shares at the close of business on April 10, 2000. The enclosed proxy card indicates the number of Class A shares that our records show you are entitled to vote.

     You will not have a vote in the election of the Class B directors. Paul G. Allen, who is the sole holder of the Class B shares, will be the only person voting in that election.

WHO HAS BEEN NOMINATED FOR ELECTION AS A DIRECTOR AT THE ANNUAL MEETING?

     The Company's Board of Directors has nominated all seven current directors for re-election. As noted above, however, the Class A shares will be voting for only one director. The director nominee that is up for election by vote of the Class A and Class B shares voting together at the annual meeting is Ronald L. Nelson.

WHO WILL THE OTHER SIX DIRECTORS BE?

     The six other directors that have been nominated by the Board are: Paul G. Allen, Jerald L. Kent Marc B. Nathanson, Nancy B. Peretsman, William D. Savoy and Howard L. Wood.

     We have been advised by Paul Allen, the sole holder of Class B shares, that he intends to vote "FOR" these six nominees.

WHAT ARE MY CHOICES IN THE ELECTION OF A DIRECTOR?

     You can vote your shares "FOR," or you can withhold your vote, for the Class A/Class B director nominee, Ronald L. Nelson.

HOW DO I VOTE BY PROXY?

     Follow the instructions on the enclosed proxy card. Sign and date the proxy card and mail it back to us in the enclosed envelope. The proxyholder named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not indicate your vote, the proxyholder will vote on your behalf on that proposal. Unless you instruct otherwise, the proxyholder will vote for the named director nominee.

WHAT IF OTHER MATTERS COME UP AT THE ANNUAL MEETING?

     The election of directors is the only matter that we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxyholder will vote your shares as he sees fit.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

     Yes. At any time before the vote at the annual meeting you can change your vote either by giving the Company's Secretary a written notice revoking your proxy card, or by signing, dating, and submitting a new proxy card. We will honor the proxy card with the latest date which is timely received.

CAN I VOTE IN PERSON AT THE ANNUAL MEETING RATHER THAN BY COMPLETING THE PROXY CARD?

     Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person.

WHAT DO I DO IF MY SHARES ARE HELD IN "STREET NAME"?

     If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares. If your shares are held in the name of a nominee, and you do not tell the nominee how to vote your shares, the nominee can vote them as he sees fit only on routine matters, and not on any other matters. Election of the Class A/Class B director to the Board is considered to be a routine matter. As a result, if you do not indicate your preference, your nominee will be free to vote for or withhold your vote for the nominee, at his discretion. At this time it is not anticipated that there will be any non-routine matters on the agenda.

WHAT IS THE QUORUM REQUIREMENT FOR THE MEETING?

     We will hold the annual meeting if holders of shares having a majority of the combined voting power of the Class A and Class B common stock either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum, even if you fail to indicate your vote.

WHO IS SOLICITING MY VOTE?

     The Board of Directors, acting on behalf of the Company, is soliciting your vote.

WHO PAYS FOR THIS PROXY SOLICITATION?

     The Company does. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, or in person. None of these employees will receive any extra compensation for doing this.

WHAT WILL I NEED TO BE ADMITTED TO THE MEETING?

     You will need to bring the Admission Ticket which is attached to your proxy card. If you did not receive a ticket because your personal shares are currently held in the name of your broker, bank, or other nominee, you will need to obtain proof from such broker, bank, or nominee that you beneficially owned the shares on April 10, 2000, and bring that proof to the meeting. You should also bring picture identification with you.

                 PROPOSAL: ELECTION OF CLASS A/CLASS B DIRECTOR

     We currently have seven directors, each of whom is elected on an annual basis. The Certificate of Incorporation of the Company provides that the holders of the Class B common stock elect all but one of the directors. The holders of the Class A common stock and of the Class B common stock, acting together, elect one director. This election of one director by the Class A and Class B shares voting together is scheduled to take place at the annual meeting of the shareholders, and it is for this election that the Board of Directors is hereby soliciting your vote. Once elected, the Class A/Class B director will hold office until his or her successor is elected, which should occur at next year's annual meeting of shareholders. You do not have a vote, and your vote is not being solicited, with respect to the election of the six Class B directors who will be elected at the meeting.

     VOTE REQUIRED. The person receiving the highest number of votes of the Class A and Class B shares, voting together, will be elected. Votes withheld for a nominee will not be counted. You will have one vote for each of your shares of Class A common stock.

     NOMINATIONS. At the annual meeting, Ronald L. Nelson will be nominated for election as the Class A/ Class B director. Although we don't know of any reason why he might not be able to serve, the Board of Directors will propose a substitute nominee if he is not available for election for any reason.

     Generally, shareholders can nominate persons to be directors. If a shareholder wants to nominate someone, he or she must follow the procedures in the Company's Bylaws. In short, these procedures require the shareholder to timely deliver a notice to the Company's Secretary at the Company's principal executive offices. That notice must contain the information required by the Bylaws about the shareholder proposing the nominee, and about the nominee.

     There will not be any shareholder nominees at this year's meeting.

     GENERAL INFORMATION ABOUT THE CLASS A/CLASS B DIRECTOR NOMINEE. Ronald L. Nelson is the director nominee proposed for election by joint vote of the Class A and Class B shares. He has agreed to be named in this proxy statement and to serve as a director if elected. Further information about the nominee is set forth below.

     RONALD L. NELSON, 47, has been a director since November 1999. Mr. Nelson is a founding member of DreamWorks LLC, a multi-media entertainment company, where he has served in executive management since 1994. Prior to that time, during his 15 years at Paramount Communications Inc., he served in a variety of operating and executive positions. He currently serves as a member of the board of directors of Advanced Tissue Sciences, Inc. Mr. Nelson has a B.S. degree from the University of California at Berkeley and an M.B.A. degree from the University of California at Los Angeles.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS VOTING "FOR" THE CLASS A/CLASS B DIRECTOR NOMINEE.

     OTHER DIRECTORS. The following information concerns the six currently serving directors, all of whom have been nominated by the Board for election by the Class B holder.

     PAUL G. ALLEN, 47, has been Chairman of the board of directors of the Company since July 1999, and Chairman of the board of directors of Charter Investment since December 1998. Mr. Allen, a co-founder of Microsoft Corporation, has been a private investor for more than five years, with interests in a wide variety of companies, many of which focus on multimedia digital communications. These companies include Vulcan Ventures, Inc., Vulcan Programming, Inc., and Vulcan Cable III Inc. He is a director of Microsoft Corporation, USA Networks, Inc. and various private corporations.

     JERALD L. KENT, 43, has been the President, Chief Executive Officer and a director of the Company since July 1999 and of Charter Investment, Inc. (a predecessor to, and currently an affiliate of, the Company) since April 1995. He previously held the position of Chief Financial Officer of Charter Investment. Prior to co-founding Charter Investment in 1993, Mr. Kent was Executive Vice President and Chief Financial Officer of

Cencom Cable Associates, Inc. Before that, he held other executive positions at Cencom. Earlier, he was with Arthur Andersen LLP, where he attained the position of tax manager. Mr. Kent is a member of the board of directors of High Speed Access Corp., Cable Television Laboratories, Inc. and Com21 Inc. Mr. Kent, a certified public accountant, received his undergraduate and M.B.A. degrees from Washington University (St. Louis).

     MARC B. NATHANSON, 54, has been a director since January 2000. Mr. Nathanson has been Chairman and Chief Executive Officer of Falcon Holding Group, Inc., a cable operator, and its predecessors, since 1975, and held the same positions with Enstar Communications Corporation from 1988 until November 1999. Prior to 1975, Mr. Nathanson held executive positions with Teleprompter Corporation, Warner Cable, and Cypress Communications Corporation. He is a director of Digital Entertainment Network, Inc. and of the National Cable Television Association, and serves as Chairman of US International Broadcasting Agency.

     NANCY B. PERETSMAN, 46, has been a director since November 1999. Ms. Peretsman has been a Managing Director and Executive Vice President of Allen & Company Incorporated, an investment bank unrelated to Mr. Allen, since 1995. From 1983 to 1995 she was an investment banker at Salomon Brothers Inc., where she was a Managing Director since 1990. She is a director of Oxygen Media, Inc., Priceline.com Incorporated and several privately held companies. She has a B.A. degree from Princeton University and an M.P.P.M. degree from Yale University.

     WILLIAM D. SAVOY, 35, has been a director of the Company since July 1999 and a director of Charter Investment since December 1998. Since 1990, Mr. Savoy has been an officer and a director of many affiliates of Mr. Allen, including Vice President and a director of Vulcan Ventures, Inc., President of Vulcan Northwest, Inc., and President and a director of Vulcan Programming, Inc. and Vulcan Cable III Inc. Mr. Savoy also serves as a director of drugstore.com, inc., Go2Net, Inc., Harbinger Corporation, High Speed Access Corp., Metricom, Inc., Telescan, Inc., Ticketmaster Online -- CitySearch, Inc., USA Networks, Inc., and Value America, Inc. Mr. Savoy holds a B.S. degree in computer science, accounting and finance from Atlantic Union College.

     HOWARD L. WOOD, 60, has been a director since January 2000. Mr. Wood co-founded Charter Investment in 1993 and served in various executive capacities there until November 1999, when he became a consultant to the Company. Prior to 1993, Mr. Wood was Chief Executive Officer of Cencom Cable Associates, Inc., where he also served in various other executive positions. Earlier he was Partner-in-Charge of the St. Louis Tax Division of Arthur Andersen LLP. He is a director of VanLiner Group, Inc., First State Community Bank, Gaylord Entertainment Company and Data Research, Inc. Mr. Wood, a certified public accountant, graduated from Washington University (St. Louis) School of Business.

COMMITTEES OF THE BOARD

     The Audit Committee was formed by the Board in November 1999 to review and oversee the Company's internal accounting and auditing procedures, to review audit and examination results and procedures with independent accountants, to oversee reporting of financial information, to review related party transactions, and to make recommendations to the Board as to appointment of independent accountants. The Audit Committee, consisting of directors Nancy Peretsman and Ron Nelson, did not meet in 1999. In February 2000, Howard Wood was appointed as an additional member.

     The Compensation Committee was formed in February 2000 for the purpose of reviewing and approving Company compensation and benefits programs, and approving compensation for senior management. The members of the Compensation Committee are Paul Allen, Marc Nathanson, William Savoy, and Howard Wood. The Compensation Committee did not meet in 1999.

     The Executive Committee was formed in November 1999, to act in place of the full Board and to exercise all powers of the full Board which may lawfully be delegated when the full Board of Directors is not in session. The Executive Committee, consisting of directors Paul Allen, Jerald Kent and William Savoy, did not meet in 1999.

     The full Board of Directors had three meetings in 1999. Paul Allen attended two of these meetings. The other directors each attended all of the meetings. The Board does not have a standing Nominating Committee.

DIRECTOR COMPENSATION

     The employee directors of the Company do not receive any additional compensation for serving as directors, nor are they paid any fees for attendance at any meeting of the board of directors. Each non-employee director, other than Mr. Allen, however, has been issued 40,000 fully vested options in consideration for agreeing to join the Board of Directors, and may receive additional compensation to be determined. Directors may also be reimbursed for the actual reasonable costs incurred in connection with attendance at board meetings.

     Mr. Kent has entered into an employment agreement with the Company. This agreement is summarized herein at "Certain Relationships and Related Transactions."

EXECUTIVE OFFICERS

     Unless otherwise noted below, our executive officers, were elected to their positions, and became employees of the Company in November 1999. Prior to that time, they were employees of Charter Investment, Inc. All of our executive officers simultaneously serve in the same capacity as officers with Charter Investment. The executive officers are elected by the Board of Directors annually following the Annual Meeting of Shareholders, and each officer holds his or her office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Biographical information about each executive officer follows.

     JERALD L. KENT, 43, President, Chief Executive Officer and director. Mr. Kent has held these positions with the Company since July 1999 and with Charter Investment since April 1995. He previously held the position of chief financial officer of Charter Investment. Prior to co-founding Charter Investment in 1993, Mr. Kent was executive vice president and chief financial officer of Cencom Cable Associates, Inc. Before that, he held other executive positions at Cencom. Earlier he was with Arthur Andersen LLP, where he attained the position of tax manager. Mr. Kent, a certified public accountant, received his undergraduate and MBA degrees from Washington University (St. Louis).

     DAVID G. BARFORD, 41, Senior Vice President of Operations -- Western Division. Prior to joining Charter Investment in 1995, Mr. Barford held various senior marketing and operating roles during nine years at Comcast Cable Communications, Inc. He received a B.A. degree from California State University, Fullerton, and an M.B.A. degree from National University.

     MARY PAT BLAKE, 44, Senior Vice President -- Marketing and
Programming. Prior to joining Charter Investment in 1995, Ms. Blake was active in the emerging business sector and formed Blake Investments, Inc. in 1993. She has 18 years of experience with senior management responsibilities in marketing, sales, finance, systems, and general management. Ms. Blake received a B.S. degree from the University of Minnesota and an M.B.A. degree from the Harvard Business School.

     ERIC A. FREESMEIER, 47, Senior Vice President -- Administration. From 1986 until joining Charter Investment in 1998, Mr. Freesmeier served in various executive management positions at Edison Brothers Stores, Inc. Earlier he held management and executive positions at Montgomery Ward. Mr. Freesmeier holds bachelor's degrees from the University of Iowa and a master's degree from Northwestern University's Kellogg Graduate School of Management.

     THOMAS R. JOKERST, 50, Senior Vice President -- Advanced Technology Development. Mr. Jokerst joined Charter Investment in 1994. Previously he served as a vice president of Cable Television Laboratories and as a regional director of engineering for Continental Cablevision. He is a graduate of Ranken Technical Institute and of Southern Illinois University.

     KENT D. KALKWARF, 40, Senior Vice President and Chief Financial
Officer. Prior to joining Charter Investment in 1995, Mr. Kalkwarf was employed for 13 years by Arthur Andersen LLP, where he attained the position of senior tax manager. He has extensive experience in cable, real estate, and international tax issues. Mr. Kalkwarf has a B.S. degree from Illinois Wesleyan University and is a certified public accountant.

     RALPH G. KELLY, 43, Senior Vice President -- Treasurer. Prior to joining Charter Investment in 1993, Mr. Kelly was controller and then treasurer of Cencom Cable Associates. He left Charter in 1994, to become chief financial officer of CableMaxx, Inc., and returned in 1996. Mr. Kelly received his bachelor's degree in accounting from the University of Missouri -- Columbia and his M.B.A. degree from Saint Louis University.

     DAVID L. MCCALL, 44, Senior Vice President of Operations -- Eastern Division. Prior to joining Charter Investment, Inc. in 1995, Mr. McCall was associated with Crown Cable and its predecessor company, Cencom Cable Associates, Inc., from 1983 to 1994. Mr. McCall has served as a director of the South Carolina Cable Television Association for the past ten years and is a member of the Southern Cable Association's Tower Club.

     JOHN C. PIETRI, 50, Senior Vice President -- Engineering. Prior to joining Charter Investment in 1998, Mr. Pietri was with Marcus Cable for 9 years, most recently serving as senior vice president and chief technical officer. Earlier he was in operations with West Marc Communications and Minnesota Utility Contracting. Mr. Pietri attended the University of Wisconsin-Oshkosh.

     MICHAEL E. RIDDLE, 41, Senior Vice President and Chief Information
Officer. Prior to joining the Company in December 1999, Mr. Riddle was director, applied technologies of Cox Communications for four years. Prior to that, he held technical and management positions during 17 years at Southwestern Bell and its subsidiaries. Mr. Riddle attended Fort Hays State University.

     STEVEN A. SCHUMM, 47, Executive Vice President, Assistant to the
President. Prior to joining Charter Investment in 1998, Mr. Schumm was managing partner of the St. Louis office of Ernst & Young LLP, where he was a partner for 14 of 24 years. He served as one of 10 members of the firm's National Tax Committee. Mr. Schumm earned a B.S. degree from Saint Louis University.

     CURTIS S. SHAW, 51, Senior Vice President, General Counsel and
Secretary. From 1988 until he joined Charter Investment in 1997, Mr. Shaw served as corporate counsel to NYNEX. He has over 26 years of experience as a corporate lawyer, specializing in mergers and acquisitions, joint ventures, public offerings, financings, and federal securities and antitrust law. Mr. Shaw received a B.A. degree from Trinity College and a J.D. degree from Columbia University School of Law.

     STEPHEN E. SILVA, 40, Senior Vice President -- Corporate Development and Technology. From 1983 until joining Charter Investment, Inc. in 1995, Mr. Silva served in various management positions at U.S. Computer Services, Inc. He is a member of the board of directors of High Speed Access Corp.

                             EXECUTIVE COMPENSATION

     The following report and the performance graph on page 16 do not constitute soliciting materials and are not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, unless we state otherwise.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors, which was established in February 2000, is responsible for making recommendations to the Board regarding the annual salaries and other compensation of the officers of the Company and providing assistance and recommendations with respect to compensation plans. In February 2000, the Compensation Committee approved executive bonuses for 1999 and executive salary adjustments for 2000. Prior to establishment of the Compensation Committee, directors Paul Allen and William Savoy performed the functions of the Compensation Committee.

     In order to attract and retain well qualified executives, which the Compensation Committee believes is crucial to the Company's success, the Committee's general approach to compensating executives is to pay cash salaries which are commensurate with the executives' experience and expertise and, where relevant, are competitive with the salaries paid to executives in the cable or competitive telecommunications industries in the Company's primary geographic locations. In addition, to align executive compensation with the Company's business strategies, values and management initiatives, both short and long term, the Compensation Committee may recommend to the Board or authorize the payment of discretionary bonuses based upon an assessment of each executive's contributions to the Company and the Company's performance during the period covered by the bonus consideration.

     The Compensation Committee believes that stock ownership by key executives provides a valuable and important incentive for their continued best efforts and diligence, and helps align their interests with those of the shareholders. To facilitate these objectives, under the Charter Communications Option Plan, options may be granted to executives (as well as other employees and directors) to purchase up to 25,009,798 membership units of Charter Communications Holding Company and its affiliates, which units are exchangeable, on a one-to-one basis, for Class A shares of the Company.

     Mr. Kent's base salary of $1,250,000 for 1999, was set in accordance with his employment agreement with the Company. On May 1, 2000 the Compensation Committee approved a 1999 bonus for Mr. Kent in the amount of $625,000 based on the following factors: (a) his bonus entitlement under his employment agreement;
(b) the Company's successes in entering into and completing transactions to acquire various cable systems; (c) the performance of the Company and its subsidiaries during 1999; and (d) the level and value of the contributions that the Board of Directors believes Mr. Kent made to the Company in 1999.

PAUL G. ALLEN                                            WILLIAM D. SAVOY
MARC B. NATHANSON                                        HOWARD L. WOOD

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Most executive officer compensation determinations have been made based upon the recommendations of Mr. Kent. Prior to November 1999, these determinations were made by the Board of Directors of Charter Investment, with option grant determinations being made in conjunction with the Board of Directors of Charter Communications Holding Company. During this period, the Board of Charter Investment included Messrs. Allen, Savoy and Kent, and the Board of Charter Communications Holding Company included Messrs. Savoy and Kent. Commencing in November 1999, when the Company became the successor employer of the executive officers, Paul Allen and William Savoy, as directors of the Company, took over the role of the Charter Investment Board in the decision-making process. In November 1999, the full Board of Directors of the Company was comprised of Messrs. Allen, Savoy, Kent and Nelson, and Ms. Peretsman.

Commencing in February 2000, when the Company's Board of Directors appointed a Compensation Committee comprised of Messrs. Allen, Savoy, Nathanson and Wood, executive officer compensation matters, including option grants, were delegated to the Committee. No Company executive officer currently serves on a compensation committee or any similar committee of any other public company.

SUMMARY COMPENSATION TABLE

     The following table sets forth information regarding the compensation paid to executive officers of the Company, including the Chief Executive Officer, each of the other four most highly compensated executive officers as of December 31, 1999, and two other highly compensated executive officers who resigned during 1999. Through the beginning of November 1999, such executive officers had received their compensation from Charter Investment. Effective in November 1999, such officers received their compensation from the Company. Pursuant to a mutual services agreement between the Company and Charter Investment, each of those entities provides services to each other, including the knowledge and expertise of their respective officers. See "Certain Relationships and Related Transactions."

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                                                      AWARD
                                                  ANNUAL COMPENSATION              ------------
                               YEAR     ----------------------------------------    SECURITIES
NAME AND                       ENDED                              OTHER ANNUAL      UNDERLYING       ALL OTHER
PRINCIPAL POSITION            DEC. 31   SALARY($)    BONUS($)    COMPENSATION($)    OPTIONS(#)    COMPENSATION($)
------------------            -------   ---------    --------    ---------------   ------------   ---------------
Jerald L. Kent..............   1999     1,250,000    625,000         80,799(1)             --               --
  President and Chief          1998       790,481    641,353             --         7,044,127               --
  Executive Officer
Steven A. Schumm(2).........   1999       400,000     60,000             --           782,681               --
  Executive Vice President     1998        12,307     12,300             --                --               --
David G. Barford............   1999       235,000     80,000             --           200,000               --
  Senior Vice President of     1998       220,000    225,000(3)          --                --        8,390,888(4)
  Operations -- Western
  Division
Curtis S. Shaw..............   1999       200,000     80,000             --           200,000               --
  Senior Vice President,       1998       190,000     80,000             --                --        8,178,967(4)
  General Counsel and
  Secretary
John C. Pietri(5)...........   1999       200,000     70,000             --           165,000               --
  Senior Vice President --     1998            --         --             --                --               --
  Engineering
Barry L. Babcock(6).........   1999       623,000         --             --            65,000          385,093(7)
  Former Vice Chairman         1998       575,000    925,000(8)          --                --               --
Howard L. Wood(9)...........   1999       311,300         --             --           145,000
  Former Vice Chairman         1998       575,000(10) 675,000(11)         --               --               --

---------------
 (1) Includes $55,719 paid for club membership and dues and $20,351 attributed to personal use of Charter Investment, Inc.'s airplane.

 (2) Mr. Schumm became affiliated with Charter Investment, Inc. on December 16, 1998.

 (3) Includes $150,000 received as a one-time bonus.

 (4) Received in March 1999, in connection with a one-time change of control payment under the terms of a previous equity appreciation rights plan. This payment was triggered by the acquisition of us by Mr. Allen on December 23, 1998, but was income for 1999.

 (5) Mr. Pietri became affiliated with Charter Investment, Inc. on January 1, 1999.

 (6) Mr. Babcock resigned as an executive officer, terminated his employment, and became a consultant in October 1999.

 (7) Includes a bonus of $312,500 and accrued vacation of $48,077 paid in connection with termination of Mr. Babcock's employment agreement, plus $24,516 as consulting fees.

 (8) Includes $500,000 earned as a one-time bonus upon signing of an employment agreement.

 (9) Mr. Wood resigned as an executive officer, terminated his employment, and became a consultant in November 1999.

(10) Includes a bonus of $468,750 and accrued vacation of $24,038 paid in connection with termination of Mr. Wood's employment agreement, plus $8,166 in consulting fees.

(11) Includes $250,000 earned as a one-time bonus upon signing of an employment agreement.

1999 AGGREGATED OPTION EXERCISES AND OPTION VALUE TABLE

     There were no option exercises by executive officers named in the Summary Compensation Table in 1999. The following table sets forth, for such officers, information concerning options, including the number of securities for which options were held at December 31, 1999, the value of unexercised "in-the-money" options (i.e., the positive spread between the exercise price of outstanding options and the market value of the Company's Class A common stock on December 31, 1999), and the value of unexercised options as of December 31, 1999.

                                                           NUMBER OF
                                                     SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                      UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS AT
                       SECURITIES                     AT DECEMBER 31, 1999            DECEMBER 31, 1999(1)
                        ACQUIRED       VALUE      ----------------------------    -----------------------------
                       ON EXERCISE    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
                       -----------    --------    -----------    -------------    ------------    -------------
Jerald L. Kent.......       --           --        1,761,031       5,283,096           --               --
Steven A. Schumm.....       --           --               --         782,681           --               --
David G. Barford.....       --           --               --         200,000           --               --
Curtis S. Shaw.......       --           --               --         200,000           --               --
John C. Pietri.......       --           --               --         165,000           --               --
Barry L. Babcock.....       --           --           65,000              --           --               --
Howard L. Wood.......       --           --          145,000              --           --               --

---------------
(1) No options were in-the-money as of December 31, 1999.

1999 OPTION GRANTS

     The following table shows individual grants of options made to executive officers named in the Summary Compensation table during 1999. All such grants were made under the Option Plan.

                                                                               POTENTIAL REALIZABLE VALUE
                             NUMBER OF                                          AT ASSUMED ANNUAL RATES
                             MEMBERSHIP   % OF TOTAL                            OF MEMBERSHIP UNIT PRICE
                               UNITS       OPTIONS                                  APPRECIATION FOR
                             UNDERLYING   GRANTED TO                                 OPTION TERM(1)
                              OPTIONS     EMPLOYEES    EXERCISE   EXPIRATION   --------------------------
NAME                          GRANTED      IN 1999      PRICE        DATE          5%            10%
----                         ----------   ----------   --------   ----------   -----------   ------------
Jerald L. Kent.............        --         --            --          --             --             --
Steven A. Schumm...........   782,681        5.7%       $20.00      2/8/09     $9,844,478    $24,947,839
David G. Barford...........   200,000        1.5%        20.00      2/8/09      2,515,579      6,374,970
Curtis S. Shaw.............   200,000        1.5%        20.00      2/8/09      2,515,579      6,374,970
John C. Pietri.............   165,000        1.2%        20.00      2/8/09      2,075,352      5,259,350
Barry L. Babcock...........    65,000        0.5%        20.00      2/8/09        817,563      2,071,865
Howard L. Wood.............    65,000        1.1%        20.00      2/8/09        817,563      2,071,865
                               80,000                    19.00     11/8/09        955,920      2,422,488

---------------
(1) This column shows the hypothetical gains on the options granted based on assumed annual compound price appreciation of 5% and 10% over the full ten-year term of the options. The assumed rates of appreciation are mandated by the SEC and do not represent our estimate or projection of future prices.

OPTION PLAN

     The Charter Communications Option Plan was adopted in February 1999. This plan provides for the grant of options to purchase up to 25,009,798 membership units in Charter Communications Holding Company. Under the terms of the plan, each membership unit acquired as a result of exercise of options will be exchanged automatically for Class A shares on a one-for-one basis. The plan provides for grants of options to current and prospective employees and consultants of Charter Communications Holding Company and its affiliates (including the Company) and current and prospective non-employee directors of the Company. The plan is intended to promote the long-term financial interest of Charter Communications Holding Company and its affiliates, including the Company, by encouraging eligible individuals to acquire an ownership position in the Company and providing incentives for performance. The options expire after ten years from the date of grant. Under the plan, the plan administrator has the discretion to accelerate the vesting of any options.

     As of March 31, 2000, a total of 18,972,081 options were outstanding under the plan. Of the options granted on February 9, 1999, there remain outstanding 8,478,881 options with an exercise price of $20.00. Of the options granted on April 5, 1999, there remain outstanding 395,800 options with an exercise price of $20.73. Of the options granted on November 8, 1999, there remain outstanding 4,530,800 options with an exercise price of $19.00. Of the options granted on February 15, 2000, there remain outstanding 5,566,600 with an exercise price of $19.47. Of the options granted on February 9, 1999, 130,000 options have vested. Of the remaining 8,348,881 options granted on that date, one-fourth vest on April 3, 2000 and the remainder vest 1/45 on each monthly anniversary following April 3, 2000. One-fourth of the options granted on April 5, 1999 vest on the 15-month anniversary from April 5, 1999, with the remainder vesting 1/45 on each monthly anniversary for 45 months following the 15-month anniversary of the date of grant. Of the options granted on November 8, 1999, 240,000 options have vested. Of the remaining 4,290,800 options granted on that date, one-fourth vest on February 8, 2001, with the remainder vesting 1/45 on each monthly anniversary following the 15-month anniversary of the date of grant. Of the options granted on February 15, 2000, one-fourth vest on May 15, 2001 and the remaining vest 1/45 on each 15 month anniversary following February 15, 2000.

     Any unvested options issued under the plan vest immediately upon a change of control of Charter Communications Holding Company. Options will not vest upon a change of control, however, to the extent that any such acceleration of vesting would result in the disallowance of specified tax deductions that would otherwise be available to Charter Communications Holding Company or any of its affiliates or to the extent that any optionee would be liable for any excise tax under a specified section of the tax code. In the plan, a change of control includes:

          (1) a sale of more than 49.9% of the outstanding membership units in Charter Communications Holding Company, except where Mr. Allen and his affiliates retain effective voting control of Charter Communications Holding Company;

          (2) a merger or consolidation of Charter Communications Holding Company with or into any other corporation or entity, except where Mr. Allen and his affiliates retain effective voting control of Charter Communications Holding Company; or

          (3) any other transaction or event, including a sale of the assets of Charter Communications Holding Company, that results in Mr. Allen holding less than 50.1% of the voting power of the surviving entity, except where Mr. Allen and his affiliates retain effective voting control of Charter Communications Holding Company.

     If an optionee's employment with or service to Charter Communications Holding Company or its affiliates is terminated other than for cause, the optionee has the right to exercise any vested options within sixty days of the termination of employment. After this sixty-day period, all vested and unvested options held by the optionee are automatically canceled. If an optionee's employment or service is terminated for cause, any unexercised options are automatically canceled, and Mr. Allen, or at his option Charter Communications Holding Company, will have the right for ninety days after termination to purchase all membership units held by the optionee for a purchase price equal to the exercise price at which the optionee acquired the membership units, or the optionee's purchase price for the membership units if they were not acquired on the exercise of an option.

     In the event of an optionee's death or disability, all vested options may be exercised until the earlier of their expiration or the one year anniversary of the optionee's death or disability. Any options not so exercised will automatically be canceled. Upon termination for any other reason, all unvested options will immediately be canceled and the optionee will not be entitled to any payment, and all vested options will be automatically canceled if not exercised within ninety days after termination.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of Company common stock and Charter Communications Holding Company common membership units (exchangeable for common stock) as of April 1, 2000 by:

     - each of our directors;

     - each of our executive officers named in the Summary Compensation Table;

     - all current directors and executive officers as a group; and

     - each person known by us to own beneficially 5% or more of the outstanding shares of our common stock.

     With respect to the percentage of voting power set forth in the following table:

     - each holder of Class A common stock is entitled to one vote per share;
       and

     - each holder of Class B common stock is entitled to a number of votes based on the number of such holder's and his affiliate's shares of Class B common stock and membership units exchangeable for Class B common stock. For example, Mr. Allen is entitled to ten votes for each share of Class B common stock held by him or his affiliates and ten votes for each membership unit held by him or his affiliates.

                                               NUMBER OF
                                            CLASS A SHARES        PERCENTAGE OF SHARES      PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER     BENEFICIALLY OWNED(1)    BENEFICIALLY OWNED(2)    VOTING POWER(3)
------------------------------------     ---------------------    ---------------------    ---------------
Paul G. Allen(4)(5)(7).................            327,039,404            59.9%                 93.7%
Charter Investment, Inc.(6)............            217,585,246            49.5%                    *
Vulcan Cable III Inc.(4)(7)............            106,715,234            32.5%                    *
Jerald L. Kent(8)......................              2,656,549             1.2%                    *
Howard L. Wood(9)......................                145,000               *                     *
Marc B. Nathanson(10)..................              9,829,806             4.4%                    *
Ronald L. Nelson(11)...................                 40,000               *                     *
Nancy B. Peretsman(11).................                 50,000               *                     *
William D. Savoy(12)...................                515,669               *                     *
Steven A. Schumm(13)...................                212,415               *                     *
David G. Barford(14)...................                 55,833               *                     *
Curtis S. Shaw(14).....................                 58,333               *                     *
John C. Pietri(15).....................                 49,000               *                     *
Barry L. Babcock(16)...................                 65,000               *                     *
All current directors and executive
  officers as a group (19
  persons)(17).........................            340,631,014            61.9%                 94.0%
Janus Capital Corporation(18)..........             15,958,030             7.2                     *
TCID of Michigan, Inc.(19).............             15,117,743             6.4%                    *

---------------
  *  Less than 1%.

 (1) The named holders of Company Class B common stock and of Charter Communications Holding Company membership units are deemed to be beneficial owners of an equal number of shares of Company Class A common stock because such holdings are either convertible (in the case of Class B shares) or exchangeable (in the case of the membership units) for shares of Class A common stock on a one-for-one basis. Unless otherwise noted, the named holders have sole investment and voting power with respect to the shares listed as beneficially owned.

 (2) The calculation of this percentage assumes for each person that: the 50,000 shares of Class B common stock held by Mr. Allen have been converted into shares of Class A common stock; such person has acquired all shares of Class A common stock that such person has the right to acquire upon exchange of Charter Communications Holding Company membership units upon exercise of options that have vested or will vest within 60 days; and that none of the other listed persons or entities has received any shares of common stock that are issuable to him or her pursuant to the exercise of options or otherwise.

 (3) The calculation of this percentage assumes that Mr. Allen's equity interests are retained in the form that maximizes voting power (i.e., the 50,000 shares of Class B common stock held by Mr. Allen have not been converted into shares of Class A common stock; that the membership units of Charter Communications Holding Company owned by Vulcan Cable III have not been exchanged for shares of Class A common stock; and that the membership units of Charter Communications Holding Company owned by Charter Investment have not been exchanged for shares of Class A common stock).

 (4) The address of these persons is 110 110th Street, NE, Suite 550, Bellevue, WA 98004.

 (5) Mr. Allen is the owner of 100% of the Class B common stock. The Class B common stock is convertible into Class A common stock on a one-for-one basis. The total listed as beneficially owned is comprised of 217,585,246 membership units held by Charter Investment, Inc.; 106,715,233 membership units held by Vulcan Cable III; 2,688,925 shares of Class A common stock held directly by Mr. Allen; and 50,000 shares of Class B common stock held directly by Mr. Allen.

 (6) The address of this person is Charter Communications, Inc., 12444 Powerscourt Drive, Suite 100, St. Louis, MO 63131.

 (7) Of this amount, 475,669 shares of Class A common stock are issuable upon exchange for membership units in Charter Communications Holding Company held by Vulcan Cable III that are subject to options granted by Vulcan Cable III to Mr. Savoy that have vested or will vest within 60 days.

 (8) The total listed is comprised of 2,641,549 shares of Class A common stock issuable upon the exchange of membership units that are issuable upon the exercise of options that have vested or will vest within 60 days, and 15,000 shares of Class A common stock held directly by Mr. Kent.

 (9) Represents 145,000 shares of Class A common stock issuable upon exchange of membership units that are issuable upon exercise of options that have vested.

(10) The total listed includes 40,000 shares of Class A common stock issuable upon exchange of membership units that are issuable upon exercise of options that have vested. It also includes 9,789,806 shares of Class A common stock comprised of the following: 3,951,636 shares for which Mr. Nathanson has sole investment and voting power, 5,444,861 shares for which he has shared voting and investment power; and 393,309 shares for which he has sole investment power and shared voting power. The address of this person is c/o Falcon Holding Group, Inc. and Affiliates, 10900 Wilshire Blvd., Los Angeles, CA 90024.

(11) The total listed includes 40,000 shares of Class A common stock issuable upon the exchange of membership units that are issuable upon exercise of options that have vested.

(12) The total listed is comprised of 40,000 shares of Class A common stock issuable upon the exchange of membership units that are issuable upon exercise of options that have vested, and 475,669 shares of Class A common stock that Mr. Savoy would receive upon exercise of options from Vulcan Cable III to purchase such shares that have vested or will vest within 60 days.

(13) The total listed includes 208,715 shares of Class A common stock issuable upon the exchange of membership units that would be issued upon exercise of options that have vested or will vest within 60 days, and 2,200 shares for which Mr. Schumm has shared investment and voting power.

(14) The total listed includes 53,333 shares of Class A common stock issuable upon the exchange of membership units that are issuable upon exercise of options that have vested or will vest within 60 days.

(15) The total listed includes 44,000 shares of Class A common stock issuable upon exchange of membership units that are issuable upon exercise of options that have vested or will vest within 60 days.

(16) Represents 65,000 shares of Class A common stock issuable upon exchange of membership units that would be issued upon exercise of options that have vested.

(17) The total listed is comprised of 50,000 shares of Class B common stock convertible into shares of Class A common stock on a one-for-one basis; 12,638,606 shares of Class A common stock; 324,300,479 shares of Class A common stock issuable upon the exchange of outstanding Charter Communications Holding Company membership units; and 3,641,929 shares of Class A common stock issuable upon exchange of membership units that are issuable upon exercise of options that have vested or will vest within 60 days.

(18) As reported in Schedule 13G provided to Charter on February 16, 2000. Janus Capital Corporation is a registered investment advisor that provides investment advice to investment companies and other clients. As a result of being an investment advisor, Janus Capital may be deemed to beneficially own shares held by its clients. As indicated in the Schedule 13G, Mr. Thomas Bailey, President, Chairman of the Board and 12.2% shareholder of Janus Capital disclaims beneficial ownership with respect to such shares. The address of these persons is 100 Fillmore St., Denver, Colorado 80206-4923.

(19) Represents shares of Class A common stock issuable upon exchange of preferred membership units held in an indirect subsidiary of Charter Holdings.

PERFORMANCE GRAPH

     The graph below shows the cumulative total return on Company Class A common stock for the period from November 8, 1999, the date of the initial public offering of the Company's Class A common stock, through December 31, 1999, in comparison to the cumulative total return on Standard & Poor's 500 Index and a peer group of comparable companies.* The results shown assume that $100 was invested on November 8, 1999 and that all dividends were reinvested.

[PERFORMANCE GRAPH]

                                                         CHARTER                   PEER GROUP                   S & P 500
                                                     COMMUNICATIONS,               ----------                   ---------
                                                          INC.
                                                     ---------------
11/8/99                                                  100.00                      100.00                      100.00
11/30/99                                                 122.04                      103.69                      101.74
12/31/99                                                 115.13                      115.14                      107.73

* The peer group is comprised of the four national cable system operating companies that are most comparable to us in terms of size and nature of operations. These four are: Adelphia Communications Corporation; Cablevision Systems Corporation; Comcast Corporation; and Cox Communications, Inc.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following sets forth certain transactions in which we and our directors, executive officers and affiliates are involved with us or Charter Investment. We believe that each of the transactions described below was on terms no less favorable to us than could have been obtained from independent third parties.

BACKGROUND SUMMARY

     The following summary is intended to familiarize shareholders with some of the entity names and transactions described in this section of the Proxy Statement. Many of the transactions described in this section are also referenced in the "Management's Discussion and Analysis" included in the Appendix to this Proxy Statement.

     In December 1998, Mr. Allen acquired control of Charter Investment, which was then the principal owner and manager of the family of companies operating under the "Charter Communications" name. Under Mr. Allen's control, Charter Investment formed a series of new subsidiaries to facilitate corporate transactions. In particular, Charter Communications Holding Company was formed as a direct subsidiary of Charter Investment, with Mr. Allen's controlled company, Vulcan Cable III Inc. also being a member. Charter Communications Holding Company, in turn, was the parent of Charter Communications Holdings, LLC, which issued high yield bonds in March 1999 and in January 2000. Another new subsidiary was Charter Communications Operating, LLC, which became the borrower under a credit facility. During 1999, Charter Investment and its subsidiaries also entered into various agreements to acquire additional cable systems, including systems controlled by Mr. Allen which operated under the name of "Marcus Cable."

     Charter Investment, as the senior most entity in the Charter Communications corporate structure, formed the Company in July 1999 for the purpose of offering to the public an equity interest in the Charter Communications operating companies. In conjunction with the completion of the Company's initial public offering in November 1999, there was a substantial restructuring of ownership. In the restructuring, the Company acquired a less than 50% equity interest in Charter Communications Holding Company, but was granted 100% of the voting rights and was also made the sole manager. As a result, the Company controls Charter Communications Holding Company. Also, Charter Communications Holding Company is the 100% parent of the various operating companies now doing business under the "Charter Communications" name. The initial public offering also affected certain operating relationships. For example, the Company replaced Charter Investment as the manager of the subsidiary operating entities, the senior executive officers of Charter Investment switched their principal employer from Charter Investment to the Company and Charter Investment assigned to the Company various agreements which it had entered into in its capacity as manager, including pending agreements for the acquisition of cable systems and operating agreements with certain vendors.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

  MERGER WITH MARCUS

     On April 23, 1998, Mr. Allen acquired approximately 99% of the non-voting economic interests in Marcus Cable Company, L.L.C. and agreed to acquire the remaining interests in Marcus Cable. The aggregate purchase price was approximately $1.4 billion, excluding $1.8 billion in liabilities assumed. On February 22, 1999, Marcus Cable Holdings, LLC was formed, and all of Mr. Allen's interests in Marcus Cable were transferred to Marcus Holdings on March 15, 1999. On March 31, 1999, Mr. Allen completed the acquisition of all remaining interests in Marcus Cable.

     On December 23, 1998, Mr. Allen acquired approximately 94% of the equity of Charter Investment for an aggregate purchase price of approximately $2.2 billion, excluding $2.0 billion in debt assumed. On February 9, 1999, Charter Holdings was formed as a wholly owned subsidiary of Charter Investment. On February 10, 1999, Charter Operating was formed as a wholly owned subsidiary of Charter Holdings. In April 1999, Mr. Allen merged Marcus Holdings into Charter Holdings, and the operating subsidiaries of Marcus

Holdings and all of the cable systems they owned came under the ownership of Charter Holdings, and, in turn, Charter Operating. On May 25, 1999, Charter Communications Holding Company was formed as a wholly owned subsidiary of Charter Investment. All of Charter Investment's equity interests in Charter Holdings were transferred to Charter Communications Holding Company.

     In March 1999, we paid $20 million to Vulcan Northwest, Inc., an affiliate of Mr. Allen, for reimbursement of direct costs incurred in connection with Mr. Allen's acquisition of Marcus Cable. Such costs were principally comprised of financial, advisory, legal and accounting fees.

     Also in March, 1999 Charter Holdings issued $3.6 billion in principal amount of senior notes; at this date, the merger of Marcus Holdings into Charter Holdings had not yet occurred. Consequently, Marcus Holdings was a party to the indentures governing the March 1999 Charter Holdings notes as a guarantor of Charter Holdings' obligations. Charter Holdings loaned some of the proceeds from the sale of the March 1999 Charter Holdings notes to Marcus Holdings, which amounts were used to complete the cash tender offers for then-outstanding notes of subsidiaries of Marcus Holdings and repay amounts then outstanding under Marcus Holdings' credit facilities. Marcus Holdings issued a promissory note in favor of Charter Holdings. The promissory note was in the amount of $1.7 billion, with an interest rate of 9.92% and a maturity date of April 1, 2007. Marcus Holdings guaranteed its obligations under the promissory note by entering into a pledge agreement in favor of Charter Holdings pursuant to which Marcus Holdings pledged all of its equity interests in Marcus Cable as collateral for the payment and performance of the promissory note. Charter Holdings pledged this promissory note to the trustee under the indentures for the March 1999 Charter Holdings notes as collateral for the equal and ratable benefit of the holders of the March 1999 Charter Holdings notes. Upon the closing of the merger, and in accordance with the terms of the March 1999 Charter Holdings notes and the indentures for the March 1999 Charter Holdings notes:

     - the guarantee issued by Marcus Holdings was automatically terminated;

     - the promissory note issued by Marcus Holdings was automatically extinguished, with no interest having accrued or being paid; and

     - the pledge in favor of Charter Holdings of the equity interests in Marcus Cable as collateral under the promissory note and the pledge in favor of the trustee of the promissory note as collateral for the March 1999 Charter Holdings notes were automatically released.

  TRANSACTIONS WITH MR. ALLEN

     On December 23, 1998, Charter Investment borrowed approximately $6.2 million in the form of a bridge loan from Mr. Allen. This bridge loan was contributed by Mr. Allen to Charter Investment in March 1999. No interest on such bridge loan was accrued or paid by Charter Investment. On the same date, Mr. Allen also contributed approximately $223.5 million to Vulcan Cable II, Inc., a company owned by Mr. Allen. Vulcan II was merged with and into Charter Investment. The $1.3 billion and $223.5 million contributions by Mr. Allen were used by Charter Investment to complete Mr. Allen's acquisition of cable systems under Charter's management.

     On January 5, 1999, Charter Investment borrowed approximately $132.2 million in the form of a bridge loan from Mr. Allen. This bridge loan was contributed by Mr. Allen to Charter Investment in March 1999. No interest on such bridge loan was accrued or paid by Charter Investment. At the same time, Mr. Allen acquired additional voting common stock of Charter Investment from Jerald L. Kent, Howard L. Wood and Barry L. Babcock for an aggregate purchase price of approximately $176.7 million.

     On January 11, 1999, Charter Investment borrowed $25 million in the form of a bridge loan from Mr. Allen. This bridge loan was contributed by Mr. Allen to Charter Investment in March 1999. No interest on such bridge loan was accrued or paid by Charter Investment.

     On March 16, 1999, Mr. Allen contributed approximately $124.8 million in cash to Charter Investment. In connection with this contribution and the contribution of the three bridge loans described above, Mr. Allen received 11,316 shares of common stock of Charter Investment.

     All other contributions to Charter Investment by Mr. Allen were used in operations of Charter Investment and were not contributed to Charter Holdings.

     On August 10, 1999, Vulcan Cable III Inc. purchased 24.1 million Charter Communications Holding Company membership units for $500 million. On September 22, 1999, Mr. Allen, through Vulcan Cable III Inc., contributed an additional $825 million, consisting of approximately $644.3 million in cash and approximately $180.7 million in equity interests in Rifkin that Vulcan Cable III Inc. had acquired in the Rifkin acquisition in exchange for 39.8 million Charter Communications Holding Company membership units. Charter Communications Holding Company in turn contributed the cash and equity interests to Charter Holdings.

     As part of the membership interests purchase agreement, Vulcan Ventures Inc. (a company controlled by Mr. Allen), the Company, Charter Investment and Charter Communications Holding Company entered into an agreement on September 21, 1999 regarding the right of Vulcan Ventures to use up to eight of our digital cable channels. Specifically, we will provide Vulcan Ventures with exclusive rights for carriage of up to eight digital cable television programming services or channels on each of the digital cable television systems with local control of the digital product now or hereafter owned, operated, controlled or managed by us of 550 megahertz or more. If the system offers digital services but has less than 550 megahertz of capacity, then the programming services will be equitably reduced. Upon request of Vulcan Ventures, we will attempt to reach a comprehensive programming agreement pursuant to which we will pay the programmer, if possible, a fee per digital subscriber. If such fee arrangement is not achieved, then we and the programmer shall enter into a standard programming agreement. We believe that this transaction is on terms at least as favorable to us as Mr. Allen would negotiate with other cable operators.

     In November 1999, in connection with the Company's initial public offering, Mr. Allen, through Vulcan Cable III Inc., purchased $750 million of membership units of Charter Communications Holding Company at a per membership unit price equal to the net initial public offering price.

     During the second and third quarters of 1999, one of our subsidiaries sold interests in several airplanes to Mr. Allen for approximately $8 million. We believe that the purchase price paid by Mr. Allen for these interests was the fair market price.

  EMPLOYMENT AGREEMENT

     Effective December 23, 1998, Jerald L. Kent entered into an employment agreement with Paul G. Allen for a three-year term with automatic one-year renewals. Mr. Allen assigned the employment agreement to Charter Investment as of December 23, 1998. Charter Investment subsequently assigned Mr. Kent's employment agreement to the Company, and the Company has assumed all rights and obligations of Charter Investment under the agreement, except with respect to the grant of options, which have been granted by Charter Communications Holding Company.

     Under this agreement, Mr. Kent has agreed to serve as President and Chief Executive Officer of the Company, with responsibility for the nationwide general management, administration and operation of all present and future business of the Company and its subsidiaries. During the initial term of the agreement, Mr. Kent receives an annual base salary of $1,250,000, or such higher rate as may from time to time be determined by the Company's Board of Directors in its discretion. In addition, Mr. Kent is eligible to receive an annual bonus in an aggregate amount not to exceed $625,000, to be determined by the Board based on an assessment of the performance of Mr. Kent as well as the achievement of certain financial targets. A bonus in this full amount of $625,000 was awarded to Mr. Kent pursuant to action of the Compensation Committee of the Board of Directors on May 1, 2000.

     Under the agreement, Mr. Kent is entitled to participate in any disability insurance, pension, or other benefit plan afforded to employees generally or executives of the Company. He is entitled to reimbursement by the Company for life insurance premiums up to $30,000 per year, and is granted personal use of the corporate airplane. Mr. Kent also is entitled to the use of a car valued at up to $100,000 and the fees and dues for his membership in a country club of his choice. Mr. Kent did not avail himself of the use of a Company car, nor was he reimbursed for life insurance premiums, in 1999.

     Also under this agreement, and a related agreement with Charter Communications Holding Company, Mr. Kent received options to purchase 7,044,127 Charter Communications Holding Company membership units. The options have a term of ten years and vested 25% on December 23, 1998. The remaining 75% vest 1/36 on the first day of each of the 36 months commencing January 1, 1999. The terms of these options provide that immediately following the issuance of Charter Communications Holding Company membership units received upon exercise of such options, these units will be automatically exchanged for shares of Company Class A common stock on a one-for-one basis.

     The agreement further provides that the Company will indemnify and hold harmless Mr. Kent to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses in connection with or arising out of the performance by Mr. Kent of his duties.

     If the agreement expires because the Company gives Mr. Kent notice of its intention not to extend the initial term, or if the agreement is terminated by Mr. Kent for good reason or by the Company without cause:

     - The Company will pay to Mr. Kent an amount equal to the aggregate base salary due to Mr. Kent for the remaining term and the board of directors will consider additional amounts, if any, to be paid to Mr. Kent; and

     - any unvested options of Mr. Kent shall immediately vest.

  OTHER AGREEMENTS

     Effective December 23, 1998, Howard L. Wood entered into an employment agreement with Charter Investment for a one-year term with automatic one-year renewals. Under this agreement, Mr. Wood agreed to serve as an officer of Charter Investment. During the initial term of the agreement, Mr. Wood was entitled to receive a base salary for the remaining month of the term of $312,500, or such higher rate as determined by the Chief Executive Officer in his discretion. In addition, Mr. Wood was eligible to receive an annual bonus to be determined by the board of directors in its discretion. Mr. Wood received a one-time payment as part of his employment agreement of $250,000. Under the agreement, Mr. Wood was entitled to participate in any disability insurance, pension or other benefit plan afforded to employees generally or executives of Charter Investment. Charter Investment agreed to indemnify and hold harmless Mr. Wood to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by Mr. Wood of his duties. Effective on November 12, 1999, this employment agreement ceased to be effective. Mr. Wood received an amount equal to his base salary for the remaining month of the term plus a bonus of $312,500. In addition, the options then held by Mr. Wood vested in full.

     Effective as of November 12, 1999, the Company entered into a consulting agreement with Howard L. Wood. In connection with this agreement, Mr. Wood received options to purchase 40,000 membership units of Charter Communications Holding Company, which vested immediately. Upon exercise of such options, the membership units received are immediately exchanged for shares of the Company's Class A common stock on one-for-one basis. The consulting agreement has a one-year term with automatic one-year renewals. Under this agreement, Mr. Wood provides consulting services to the Company and will also be responsible for such other duties as the Chief Executive Officer determines. During the term of this agreement, Mr. Wood will receive annual cash compensation initially at a rate of $60,000. In addition, Mr. Wood is entitled to receive health benefits as well as use of an office and a full-time secretary. The Company will indemnify and hold harmless Mr. Wood to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by him of his duties.

     A company controlled by Mr. Wood occasionally leases to the Company and its subsidiaries and affiliates an airplane for business travel. The Company or its subsidiaries or affiliates, as applicable, in turn, pays to such company market rates for such use. Mr. Wood reimburses the Company for the full annual cost of two individuals qualified to operate the plane and who are otherwise available to Charter in connection with its own flight operations.

     In addition, Mr. Wood's daughter, a Vice President of Charter Investment, received a bonus in the form of a three-year promissory note bearing interest at 7% per year. One-third of the original outstanding principal amount of the note is forgiven as long as she remains employed by Charter Investment at the end of each of the first three anniversaries of the issue date in February 1999. The outstanding balance on the note as of April 30, 2000 was $150,000.

     Effective May 25, 1999, Marc B. Nathanson entered into a letter agreement under which he agreed to serve as Vice-Chairman and as a director of the Company. During the term of this agreement, a company controlled by Mr. Nathanson will be paid $192,000 in 2000, and $198,000 per year in 2001 and 2002. In addition, Mr. Nathanson is entitled to the rights and benefits provided to our other directors. The Company will indemnify and hold harmless Mr. Nathanson to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by Mr. Nathanson of his duties.

     Effective December 23, 1998, Barry L. Babcock entered into an employment agreement with Charter Investment for a one-year term with automatic one-year renewals. Under this agreement, Mr. Babcock agreed to serve as Vice Chairman of Charter Investment with responsibilities including the government and public relations of Charter Investment. During the initial term of the agreement, Mr. Babcock was entitled to receive a base salary of $625,000, or such higher rate as may have been determined by the Chief Executive Officer in his discretion. This employment agreement was terminated in October 1999. Pursuant to the termination agreement, Mr. Babcock received an amount equal to his base salary for the remaining month of the term plus a $312,500 bonus. In addition, the options held by Mr. Babcock vested in full.

     Effective November 12, 1999, the Company entered into a consulting agreement with Mr. Babcock which expired in March 2000. During the term of this agreement, Mr. Babcock received monthly cash compensation at a rate of $10,000 per month, insurance benefits and the use of an office and secretarial services, upon request. The Company agreed to indemnify and hold harmless Mr. Babcock to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by Mr. Babcock of his duties.

  OTHER RELATIONSHIPS

     David L. McCall, Senior Vice President of Operations -- Eastern Division of the Company, is a partner in a partnership that leases office space to us. The partnership has received approximately $177,500 pursuant to such lease and related agreements for the year ended December 31, 1999. In addition, approximately $646,000 was paid in 1999 to a construction company controlled by Mr. McCall's brother, Marvin A. McCall, for construction services.

     In January 1999, Charter Investment issued bonuses to executive officers in the form of three-year promissory notes. One-third of the original outstanding principal amount of each of these notes is forgiven, as long as the employee is still employed by Charter Investment or any of its affiliates, at the end of each of the first three anniversaries of the issue date. The promissory notes bear interest at 7% per year. As of April 30, 2000, David G. Barford, Mary Pat Blake, Eric A. Freesmeier, Thomas R. Jokerst, Kent D. Kalkwarf, Ralph G. Kelly, David L. McCall and Curtis S. Shaw each had an outstanding balance of $300,000. John C.

Pietri, Stephen E. Silva, and Steven A. Schumm had outstanding balances of $150,000; $200,000; and $600,000, respectively.

     Marc B. Nathanson was the Chairman of the board of directors of Falcon Holding Group, Inc., which was the general partner of Falcon Holding Group, L.P., from whom the Falcon cable systems were acquired for approximately $3.5 billion, including a total of $550 million in the form of Charter Communications Holding Company membership units. During 1999, an affiliate of Mr. Nathanson leased office space located in Pasadena, California to Falcon entities, which are now subsidiaries of the Company, for lease payments totaling approximately $462,000.

  MANAGEMENT AGREEMENTS WITH THE COMPANY

     PREVIOUS MANAGEMENT AGREEMENTS. Pursuant to a series of management agreements with certain of our subsidiaries and Marcus Cable, Charter Investment provided management and consulting services to those subsidiaries and Marcus Cable. In exchange for these services, Charter Investment was entitled to receive management fees of 3% to 5% of the gross revenues of all of our systems plus reimbursement of expenses. However, our previous credit facilities limited such management fees to 3% of gross revenues.

     THE REVISED MANAGEMENT AGREEMENT. On February 23, 1999, Charter Investment entered into a revised management agreement with Charter Operating, which was amended and restated as of March 17, 1999. Upon the closing of Charter Operating's credit facilities on March 18, 1999, our previous management agreements terminated and the revised management agreement became operative. Under the revised management agreement, Charter Investment agreed to manage the operations of the cable television systems owned by Charter Operating's subsidiaries, as well as any cable television systems Charter Operating subsequently acquires. The term of the revised management agreement is ten years.

     The revised management agreement provided that Charter Operating would pay Charter Investment a management fee equal to its actual costs to provide these services with no cap on reimbursement and a management fee of 3.5% of gross revenues.

     Pursuant to the terms of the revised management agreement, Charter Operating agreed to indemnify and hold harmless Charter Investment and its shareholders, directors, officers and employees. This indemnity extends to any and all claims or expenses, including reasonable attorneys' fees, incurred by them in connection with any action not constituting gross negligence or willful misconduct taken by them in good faith in the discharge of their duties to Charter Operating.

     The total management fees, including expenses, earned by Charter Investment under all management agreements were as follows:

                                                                       TOTAL FEES
YEAR                                                      FEES PAID      EARNED
----                                                      ---------    ----------
                                                              (IN THOUSANDS)
Year Ended December 31, 1999............................   $48,528      $54,330
Year Ended December 31, 1998............................    17,073       27,500
Year Ended December 31, 1997............................    14,772       20,290
Year Ended December 31, 1996............................    11,792       15,443

     As of December 31, 1999, approximately $25.4 million remained unpaid under all management agreements.

     ASSIGNMENT AND AMENDMENT OF REVISED CHARTER OPERATING MANAGEMENT
AGREEMENT. On November 12, 1999, Charter Investment assigned to the Company all of its rights and obligations under the revised Charter Operating management agreement. In connection with the assignment, the revised Charter Operating management agreement was amended to eliminate the 3.5% management fee.

     MUTUAL SERVICES AGREEMENT WITH CHARTER INVESTMENT. The Company has only thirteen employees, all of whom are also executive officers of Charter Investment. Effective November 12, 1999, the Company and Charter Investment entered into a mutual services agreement pursuant to which each entity provides services to the other as may be reasonably requested in order to manage Charter Communications Holding Company and to manage and operate the cable systems owned by its subsidiaries. In addition, officers of Charter Investment also serve as officers of the Company. The officers and employees of each entity are available to the other to provide the services described above. All expenses and costs incurred with respect to the services provided are paid by the Company. The Company will indemnify and hold harmless Charter Investment and its directors, officers and employees from and against any and all claims that may be made against any of them in connection with the mutual services agreement except due to its or their gross negligence or willful misconduct. The term of the mutual services agreement is ten years, commencing on November 12, 1999, and the agreement may be terminated at any time by either party upon thirty days' written notice to the other.

  CONSULTING AGREEMENT

     On March 10, 1999, Charter Holdings entered into a consulting agreement with Vulcan Northwest and Charter Investment. Pursuant to the terms of the consulting agreement, Charter Holdings retained Vulcan Northwest and Charter Investment to provide advisory, financial and other consulting services with respect to acquisitions of the business, assets or stock of other companies by Charter Holdings or by any of its affiliates. Such services include participation in the evaluation, negotiation and implementation of these acquisitions. The agreement expires on December 31, 2000, and automatically renews for successive one-year terms unless otherwise terminated.

     All reasonable out-of-pocket expenses incurred by Vulcan Northwest and Charter Investment are Charter Holdings' responsibility and must be reimbursed. Charter Holdings must also pay Vulcan Northwest and Charter Investment a fee for their services rendered for each acquisition made by Charter Holdings or any of its affiliates. This fee equals 1% of the aggregate value of such acquisition. Neither Vulcan Northwest nor Charter Investment received or will receive a fee in connection with the American Cable, Renaissance, Greater Media, Helicon, Vista, Cable Satellite, InterMedia, Rifkin, Avalon, Falcon, Fanch and Bresnan acquisitions. Charter Holdings has also agreed to indemnify and hold harmless Vulcan Northwest and Charter Investment, and their respective officers, directors, shareholders, agents, employees and affiliates, for all claims, actions, demands and expenses that arise out of this consulting agreement and the services they provide to Charter Holdings.

     Mr. Allen owns 100% of Vulcan Northwest and is the Chairman of the board. William D. Savoy, another of the Company's directors, is the President and a director of Vulcan Northwest.

  ASSIGNMENT OF ACQUISITIONS

     During 1999, Charter Investment entered into a number of agreements in connection with the purchase of equity interests or assets in the American Cable, Greater Media, Rifkin, Falcon and Fanch acquisitions. Prior to the closing of each of these acquisitions, Charter Investment assigned its rights and obligations under the respective agreements to one or more of our subsidiaries. All these acquisitions were completed in 1999.

  ALLOCATION OF BUSINESS OPPORTUNITIES WITH MR. ALLEN

     As described in the "-- Business Relationships" section which follows, Mr. Allen and a number of his affiliates have interests in various entities that provide services or programming to a number of our subsidiaries. Given the diverse nature of Mr. Allen's investment activities and interests, and to avoid the possibility of future disputes as to potential business, Charter Communications Holding Company and the Company, under the terms of their respective organizational documents, may not, and may not allow their subsidiaries to, engage in any business transaction outside the cable transmission business except for the joint venture with Digeo Broadband discussed below and incidental businesses engaged in as of the closing of the initial public offering of the Company. This restriction will remain in effect until all of the shares of the Company's high-vote Class B common stock have been converted into shares of Class A common stock due to Mr. Allen's equity ownership falling below specified thresholds.

     Should the Company or Charter Communications Holding Company wish to pursue, or allow their subsidiaries to pursue, a business transaction outside of the cable transmission business, it must first offer

Mr. Allen the opportunity to pursue the particular business transaction. If he decides not to do so and consents to the Company, Charter Communications Holding Company or any of their subsidiaries engaging in the business transaction, it will be able to do so. In any such case, the restated certificate of incorporation and the limited liability company agreement of the Company and Charter Communications Holding Company, respectively would be amended accordingly to appropriately modify the current restrictions on their ability to engage in any business other than the cable transmission business. The cable transmission business means the business of transmitting video, audio, including telephony, and data over cable television systems owned, operated or managed by the Company, Charter Communications Holding Company or any of their subsidiaries from time to time. The businesses of RCN Corporation, a company in which Mr. Allen has made a significant investment, are not considered cable transmission businesses under these provisions. See "-- Business Relationships -- RCN Corporation."

     Under Delaware corporate law, each director of the Company, including Mr. Allen, is generally required to present to the Company any opportunity he or she may have to acquire any cable transmission business or any company whose principal business is the ownership, operation or management of cable transmission businesses so that we may determine whether we wish to pursue such opportunities. However, Mr. Allen and the other directors generally will not have an obligation to present to the Company other business opportunities and they may exploit such opportunities for their own account.

BUSINESS RELATIONSHIPS

     Mr. Allen or certain affiliates of Mr. Allen own equity interests or warrants to purchase equity interests in various entities which provide a number of our affiliates with services or programming. Among these entities are High Speed Access Corp., WorldGate Communications, Inc., Wink Communications, Inc., ZDTV, L.L.C., USA Networks, Inc., Oxygen Media, Inc., Digeo Broadband, Inc., Go2Net, Inc. and RCN Corporation. These affiliates include Charter Investment and Vulcan Ventures, Inc. Mr. Allen owns 100% of the equity of Vulcan Ventures, and is its Chief Executive Officer. Mr. Savoy is a Vice President and a director of Vulcan Ventures. The various cable, Internet and telephony companies that Mr. Allen has invested in may mutually benefit one another. The Digeo Broadband Internet portal joint venture announced in the fourth quarter of 1999 is an example of a cooperative business relationship among his affiliated companies.

     We have not instituted any formal plan or arrangement to address potential conflicts of interest.

     HIGH SPEED ACCESS CORP. High Speed Access Corp. is a provider of high-speed Internet access over cable modems. In November 1998, Charter Investment entered into a systems access and investment agreement with Vulcan Ventures and High Speed Access and a related network services agreement with High Speed Access. Additionally, Vulcan Ventures and High Speed Access entered into a programming content agreement. Charter Investment Inc.'s rights and obligations under these agreements were assigned by Charter Investment to Charter Communications Holding Company upon closing of the Company's initial public offering. Under these agreements, High Speed Access will have exclusive access to at least 750,000 of our homes with an installed cable drop from our cable system or which is eligible for a cable drop by virtue of our cable system passing the home. The term of the systems access and investment agreement continues until the earlier of termination of the network services agreement or midnight of the day High Speed Access ceases to provide High Speed Access services to cable subscribers in a geographic area or region. The term of the network services agreement is, as to a particular cable system, five years from the date revenue billing commences for that cable system. Following the five-year initial term, the network services agreement automatically renews on a year-to-year basis unless Charter provides notice of termination prior to the end of the five-year term in accordance with the terms of the agreement. Additionally, Charter Communications Holding Company can terminate High Speed Access' exclusivity rights, on a system-by-system basis, if High Speed Access fails to meet performance benchmarks or otherwise breaches the agreements including their commitment to provide content designated by Vulcan Ventures. The programming content agreement is effective until terminated for any breach and will automatically terminate upon the expiration of the systems access and investment agreement. All of Charter Communications Holding Company's operations take place at the subsidiary level and it is as subsidiaries of Charter Communications Holding Company that we derive our rights and obligations with respect to High Speed Access. Under the terms of the network services agreement, we split revenue with High Speed Access based on set percentages of gross revenues in each category of service. The programming content agreement provides each of Vulcan Ventures and High Speed Access with a license to use certain content and materials of the other on a non-exclusive, royalty-free basis. Operations began in the first quarter of 1999. Net receipts from High Speed Access for the year ended December 31, 1999 were approximately $461,000.

     Concurrently with entering into these agreements, High Speed Access issued 8 million shares of series B convertible preferred stock to Vulcan Ventures at a purchase price of $2.50 per share. Vulcan Ventures also subscribed to purchase
2.5 million shares of series C convertible preferred stock, at a purchase price of $5.00 per share on or before November 25, 2000, and received an option to purchase an additional 2.5 million shares of series C convertible preferred stock at a purchase price of $5.00 per share. In April 1999, Vulcan Ventures purchased the entire 5 million shares of series C convertible preferred stock for $25 million in cash. The shares of series B and series C convertible preferred stock issued to Vulcan Ventures automatically converted at a price of $3.23 per share into 22,224,688 million shares of common stock upon completion of High Speed Access' initial public offering in June 1999.

     Additionally, High Speed Access granted Vulcan Ventures warrants to purchase up to 5,006,500 shares of common stock at a purchase price of $5.00 per share. These warrants were converted to warrants to purchase up to 7,750,000 shares of common stock at a purchase price of $3.23 per share upon completion of High Speed Access' initial public offering. The warrants were subsequently assigned to Charter Communications Holding Company. The warrants are exercisable at the rate of 1.55 shares of common stock for each home passed in excess of 750,000. On or before July 31, 2001 3.875 million warrants may be earned. These warrants must be exercised on or before July 31, 2002. In addition, 3.875 million warrants may be earned on or before July 31, 2003 and must be exercised on or before July 31, 2004. The warrants may be forfeited in certain circumstances, generally if the number of homes passed in a committed system is reduced.

     As of December 31, 1999, Charter Communications Holding Company has earned 77,738 warrants under the agreements described above.

     On April 13, 2000, the Company entered into a binding letter of intent with High Speed Access. The Company, on behalf of itself and its subsidiaries, agreed to commit homes passed by our cable television systems to High Speed Access for which High Speed Access will provide residential Tier 2 and above technical support and network operations center support. Such systems will be in locations where we have formally launched or intend to launch cable modem-based Internet access to residential customers. Tier 2 support is support beyond the initial screening of a problem.

     We have agreed to commit an aggregate of 5,000,000 homes passed, including all homes passed in systems previously committed by us to High Speed Access (other than full turnkey systems), on or prior to the third anniversary of the date of the definitive agreements. With respect to each system launched or intended to be launched, we will pay a per customer fee to High Speed Access according to agreed pricing terms. In addition, we will also compensate High Speed Access for services that exceed certain minimum thresholds.

     Upon entering into definitive agreements, High Speed Access will issue to the Company a warrant to purchase shares of common stock of High Speed Access at a price of $3.23 per share. Portions of such warrant will become vested at the time an authorization to proceed is delivered to High Speed Access with respect to a system, and will be based upon the number of homes passed in such system. With respect to the initial aggregate 5,000,000 homes passed, the warrant will provide that the Company will have the right to purchase .775 shares of common stock for every home passed. With respect to any additional homes passed, the warrant will provide that the Company will have the right to purchase 1.55 shares of common stock for every home passed.

     The agreement governing the services to be provided by High Speed Access will have a term of five years. We will have the option to renew the agreement for additional successive 5-year terms on similar terms. On each renewal date, High Speed Access will issue the Company an additional warrant for each renewal term. These renewal warrants will grant the Company, the right to purchase additional shares of common stock at a price of $10.00 per share. The number of shares of common stock subject to a renewal warrant will be determined based upon .50 shares of common stock for every home passed in each system committed to High Speed Access during the initial 5-year term and each 5-year renewal term.

     Either the Company or High Speed Access may terminate the letter of intent if the definitive agreements are not executed by May 13, 2000. The letter of intent and the definitive agreements may be assigned by the Company to one or more of its direct or indirect subsidiaries without consent from High Speed Access.

     Vulcan Ventures owns 37.1% of the outstanding stock of High Speed Access. Jerald L. Kent, our President and Chief Executive Officer and a director of Charter Holdings and of Charter Communications Holding Company and the Company, Stephen E. Silva, Senior Vice President -- Corporate Development and Technology of the Company, and Mr. Savoy, a member of the boards of directors of Charter Holdings, Charter Communications Holding Company and the Company, are all members of the board of directors of High Speed Access.

     WORLDGATE. WorldGate is a provider of Internet access through cable television systems. On November 7, 1997, Charter Investment signed an affiliation agreement with WorldGate pursuant to which WorldGate's services will be offered to some of our customers. This agreement was assigned by Charter Investment to Charter Communications Holding Company upon the closing of the Company's initial public offering. The term of the agreement is five years unless terminated by either party for failure of the other party to perform any of its obligations or undertakings required under the agreement. The agreement automatically renews for additional successive two-year periods upon expiration of the initial five-year term. All of Charter Communications Holding Company's operations take place at the subsidiary level and it is as subsidiaries of Charter Communications Holding Company that we derive our rights and obligations with respect to WorldGate. Pursuant to the agreement, we have agreed to use our reasonable best efforts to deploy the WorldGate Internet access service within a portion of our cable television systems and to install the appropriate headend equipment in all of our major markets in those systems. Major markets for purposes of this agreement include those in which we have more than 25,000 customers. We incur the cost for the installation of headend equipment. In addition, we have agreed to use our reasonable best efforts to deploy such service in all non-major markets that are technically capable of providing interactive pay-per-view service, to the extent we determine that it is economically practical. When WorldGate has a telephone return path service available, we will, if economically practical, use all reasonable efforts to install the appropriate headend equipment and deploy the WorldGate service in our remaining markets. Telephone return path service is the usage of telephone lines to connect to the Internet to transmit data or receive data. We have also agreed to market the WorldGate service within our market areas. We pay a monthly subscriber access fee to WorldGate based on the number of subscribers to the WorldGate service. We have the discretion to determine what fees, if any, we will charge our subscribers for access to the WorldGate service. We started offering WorldGate service in 1998. For the year ended December 31, 1999, we paid to WorldGate approximately $1,661,000. For the year ended December 31, 1998, we paid to WorldGate approximately $276,000. We charged our subscribers approximately $263,000 for the year ended December 31, 1999, and approximately $22,000 for the year ended December 31, 1998.

     On November 24, 1997, Charter Investment acquired 70,423 shares of WorldGate's series B preferred stock at a purchase price of $7.10 per share. These shares of WorldGate's series B preferred stock were assigned to Charter Communications Holding Company upon the closing of the Company's initial public offering. On February 3, 1999, a subsidiary of Charter Holdings acquired 90,909 shares of series C preferred stock at a purchase price of $11.00 per share. As a result of a stock split and WorldGate's initial public offering, each share of series B preferred stock converted into two-thirds of a share of WorldGate's common stock, and each share of series C preferred stock converted into two-thirds of a share of WorldGate's common stock.

     WINK. Wink offers an enhanced broadcasting system that adds interactivity and electronic commerce opportunities to traditional programming and advertising. Viewers can, among other things, find news, weather and sports information on-demand and order products through use of a remote control. On October 8, 1997,

Charter Investment signed a cable affiliation agreement with Wink to deploy this enhanced broadcasting technology in our systems.

     This agreement was assigned by Charter Investment to Charter Communications Holding Company upon the closing of the Company's initial public offering. The term of the agreement is three years. Either party has the right to terminate the agreement for the other party's failure to comply with any of its respective material obligations under the agreement. All of Charter Communications Holding Company's operations take place at the subsidiary level and it is as subsidiaries of Charter Communications Holding Company that we derive our rights and obligations with respect to Wink. Pursuant to the agreement, Wink granted us the non-exclusive license to use their software to deliver the enhanced broadcasting to all of our cable systems. We pay a fixed monthly license fee to Wink. We also supply all server hardware required for deployment of Wink services. In addition, we agreed to promote and market the Wink service to our customers within the area of each system in which such service is being provided. We share in the revenue Wink generates from all fees collected by Wink for transactions generated by our customers. The amount of revenue shared is based on the number of transactions per month. As of December 31, 1999, no revenue or expenses have been recognized as a result of this agreement.

     On November 30, 1998, Vulcan Ventures acquired 1,162,500 shares of Wink's series C preferred stock for approximately $9.3 million. In connection with such acquisition, Wink issued to Vulcan Ventures warrants to purchase shares of common stock. Additionally, Microsoft Corporation, of which Mr. Allen is a director, owns an equity interest in Wink.

     ZDTV. ZDTV operates a cable television channel which broadcasts shows about technology and the Internet. Pursuant to a carriage agreement which Charter Communications Holding Company intends to enter into with ZDTV, ZDTV has agreed to provide us with programming for broadcast via our cable television systems at no cost. The term of the proposed carriage agreement, with respect to each of our cable systems, is from the date of launch of ZDTV on that cable system until April 30, 2008. The carriage agreement grants us a limited non-exclusive right to receive and to distribute ZDTV to our subscribers in digital or analog format. The carriage agreement does not grant us the right to distribute ZDTV over the Internet. We pay a monthly subscriber fee to ZDTV for the ZDTV programming based on the number of our subscribers subscribing to ZDTV. Additionally, we agreed to use commercially reasonable efforts to publicize the programming schedule of ZDTV in each of our cable systems that offers or will offer ZDTV. Upon reaching a specified threshold number of ZDTV subscribers, then, in the event ZDTV inserts any infomercials, advertorials and/or home shopping into in the ZDTV programming, we receive from ZDTV a percentage of net product revenues resulting from our distribution of these services. ZDTV may not offer its services to any other cable operator which serves the same or fewer number of subscribers at a more favorable rate or on more favorable carriage terms.

     On February 5, 1999, Vulcan Programming acquired an approximate one-third interest in ZDTV. Mr. Allen owns 100% of Vulcan Programming. Mr. Savoy is the president and director of Vulcan Programming. The remaining approximate two-thirds interest in ZDTV is owned by Ziff-Davis Inc. Vulcan Ventures owns approximately 3% of the interests in Ziff-Davis. The total current investment made by Vulcan Programming and Vulcan Ventures is $104 million. On November 19, 1999, Vulcan Ventures announced that it would acquire an additional 64% in ZDTV for $204.8 million bringing its interest in ZDTV to 97%. The remaining 3% of ZDTV would be owned by its management and employees. The purchase was completed on January 21, 2000.

     USA NETWORKS, INC. USA Networks, Inc. operates USA Network and The Sci-Fi Channel, which are cable television networks. USA Networks also operates Home Shopping Network, which is a retail sales program available via cable television systems. On May 1, 1994, Charter Investment signed an affiliation agreement with USA Networks.

     This agreement was assigned by Charter Investment to Charter Communications Holding Company upon the closing of the Company's initial public offering. Pursuant to this affiliation agreement, USA Networks has agreed to provide their programming for broadcast via our cable television systems. The term of the affiliation agreement is until December 30, 1999. The affiliation agreement grants us the nonexclusive right to cablecast the USA Network programming service. We pay USA Networks a monthly fee for the USA Network programming service based on the number of subscribers in each of our systems and the number and percentage of such subscribers receiving the USA Network programming service. Additionally, we agreed to use best efforts to publicize the schedule of the USA Network programming service in the television listings and program guides which we distribute. We have paid to USA Networks for programming approximately $16,740,000 for the year ended December 31, 1999, approximately $556,000 for the year ended December 31, 1998, approximately $204,000 for the year ended December 31, 1997, and approximately $134,000 for the year ended December 31, 1996. In addition, we received commissions from Home Shopping Network for sales generated by our customers totaling approximately $1,826,000 for the year ended December 31, 1999, approximately $121,000 for the year ended December 31, 1998, approximately $62,000 for the year ended December 31, 1997, and approximately $35,000 for the year ended December 31, 1996.

     Mr. Allen and Mr. Savoy are also directors of USA Networks. As of April 2000, Mr. Allen owned approximately 8.3% and Mr. Savoy owned less than 1% of the capital stock of USA Networks.

     OXYGEN MEDIA, INC. Oxygen Media provides content aimed at the female audience for distribution over the Internet and cable television systems. Vulcan Ventures invested $50 million in 1999 in Oxygen Media. In addition, Charter Communications Holding Company plans to enter into a carriage agreement with Oxygen Media pursuant to which we will carry Oxygen Media programming content on certain of our cable systems. Nancy B. Peretsman, a director of the Company, serves on the board of directors of Oxygen Media. Mr. Allen owns an approximate 7% interest in Oxygen.

     DIGEO BROADBAND, INC. The Company has entered into a joint venture with Vulcan Ventures and Go2Net to form Digeo Broadband, Inc. Digeo will provide access to the Internet through a "portal" to our current and future customers and potentially to other providers of high-speed Internet access. Mr. Allen owns approximately 33% of the outstanding equity of Go2Net. Mr. Savoy, a director of the Company, is also a director of Go2Net.

     RCN CORPORATION. On October 1, 1999, Vulcan Ventures entered into an agreement to purchase shares of convertible preferred stock of RCN Corporation for an aggregate purchase price of approximately $1.65 billion. If Vulcan Ventures immediately converts the RCN preferred stock it has agreed to purchase into common stock, it will own 27.4% of RCN when combined with the common stock that Vulcan Ventures already owns. None of the Company, Charter Communications Holding Company, Charter Holdings or their respective shareholders, members or subsidiaries, other than Vulcan Ventures, has any interest in the RCN investment and none of them is expected to have any interest in any subsequent investment in RCN that Vulcan Ventures may make. The Company's certificate of incorporation and Charter Communications Holding Company's limited liability company agreement provide that the businesses of RCN are not deemed to be "cable transmission businesses."

                                  ACCOUNTANTS

     Arthur Andersen LLP acted as the Company's principal accountant in 1999 and is expected to continue in such capacity in 2000. Representatives of Arthur Andersen will be in attendance at the Annual Meeting and will be available to respond to appropriate questions.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENT

     Our directors and executive officers must file reports with the Securities and Exchange Commission indicating the number of shares of the Company's common stock they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to us. Based solely on our review of these reports and written representations from the persons required to file them, we believe that, with the possible exception of the matters described below, each of our directors and executive officers timely filed all the required reports during 1999. William Savoy and Paul Allen, directors, and Vulcan Cable III Inc., a more than 10% holder, each reported the grant of an option by Vulcan to Savoy. The option was granted in November 1999 and was reported separately by each of Allen, Savoy and Vulcan Cable on Form 4's filed in December 1999, but apparently late because they were filed after the tenth of that month. In addition, Paul Allen was required to purchase shares in January 2000 as the result of the exercise of a put held by third parties. He reported the acquisition, apparently late on a Form 4 filed in March 2000.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     If you want to include a shareholder proposal in the proxy statement for the 2001 annual meeting, it must be delivered to the company's secretary at the Company's executive offices before January 2, 2001.

                                 OTHER MATTERS

     At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the proposals discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxyholder sees fit.

                                          By order of the Board of Directors,

                                          /s/ CURTIS S. SHAW

                                          CURTIS S. SHAW
                                          Secretary

May 1, 2000

THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 IS AVAILABLE WITHOUT CHARGE BY ACCESSING OUR WEBSITE AT www.chartercom.com. YOU ALSO MAY OBTAIN A PAPER COPY OF THE 1999 10-K AT NO CHARGE BY WRITING TO THE COMPANY AT 12444 POWERSCOURT DRIVE, SUITE 100, ST. LOUIS, MO 63131, ATTENTION INVESTOR RELATIONS. IN ADDITION, CERTAIN COMPANY FINANCIAL AND OTHER RELATED INFORMATION, WHICH IS REQUIRED TO BE FURNISHED TO COMPANY SECURITY HOLDERS, IS ATTACHED HERETO AS "APPENDIX A -- 1999 FINANCIAL REPORT AND OTHER INFORMATION."

                                   APPENDIX A

                          CHARTER COMMUNICATIONS, INC.
                  1999 FINANCIAL REPORT AND OTHER INFORMATION

  Cautionary Statement Regarding Forward-Looking Statements...    A-1
  Business of the Company.....................................    A-1
  Market for the Company's Common Equity and Related
    Shareholder Matters.......................................    A-2
  Selected Consolidated Financial Data........................    A-3
  Management's Discussion and Analysis of Financial Condition
    and Results of Operations.................................    A-5
  Quantitative and Qualitative Disclosure about Market Risk...   A-28
  Financial Statements, Notes and Reports of Independent
    Public Accountants and Independent Auditors...............   A-29

NOTE: THIS APPENDIX DOES NOT CONSTITUTE SOLICITING MATERIAL AND IS NOT TO BE CONSIDERED "FILED," OR INCORPORATED BY REFERENCE INTO ANY OTHER COMPANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, UNLESS WE SPECIFICALLY STATE OTHERWISE.

                          CHARTER COMMUNICATIONS, INC.

                  1999 FINANCIAL REPORT AND OTHER INFORMATION

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This Report includes forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this Report may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this Report are set forth in this Report and in other reports or documents that we file from time to time with the Securities and Exchange Commission and include, but are not limited to:

     - Our plans to achieve growth by offering new products and services and through acquisitions and swaps;

     - Our anticipated capital expenditures for our planned upgrades and the ability to fund these expenditures;

     - Our beliefs regarding the effects of governmental regulation on our business; and

     -  Our ability to effectively compete in a highly competitive environment.

     All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by those cautionary statements.

BUSINESS OF THE COMPANY

     We are the fourth largest operator of cable systems in the United States, serving approximately 6.3 million customers, after giving effect to pending acquisitions. The Company is a holding company whose principal asset is a 39.6% equity interest, and a 100% voting interest in Charter Communications Holding Company. The Company is the sole manager of Charter Communications Holding Company and its subsidiaries, including the companies that operate cable systems. As sole manager, the Company controls the affairs of Charter Communications Holding Company and its subsidiaries.

     We offer a full range of traditional cable television services. Our service offerings include basic programming, expanded basic programming, premium service, and pay-per-view television programming packages.

     We have begun to offer digital cable television services to customers in some of our systems. Digital technology enables cable operators to increase the number of channels a cable system can carry by permitting a significantly increased number of video signals to be transmitted over a cable system's existing bandwidth. Bandwidth is a measure of the information-carrying capacity. It is the range of usable frequencies that can be carried by a cable system.

     We have also started to introduce a number of other new products and services, including interactive video programming, which allows information to flow in both directions, and high-speed Internet access to the World Wide Web. We are also exploring opportunities in telephony, which will integrate telephone services with the Internet through the use of cable. The introduction of these new services represents an important step toward the realization of our Wired World(TM) vision, where cable's ability to transmit voice, video and data at high speeds will enable it to serve as the primary platform for the delivery of new services to the home and workplace. We are accelerating the upgrade of our systems to more quickly provide these new services.

     We have grown rapidly over the past five years. During this period, our management team has successfully completed 34 acquisitions. The most recent of these have included the Renaissance, Helicon, Falcon, Rifkin, Intermedia, Bresnan, Fanch and Avalon Cable Systems acquisitions.

MARKET FOR THE COMPANY'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS.

(a) MARKET INFORMATION

     Our Class A common stock is quoted on the NASDAQ National Market system under the ticker symbol: CHTR.

           MARKET INFORMATION -- CLASS A COMMON STOCK PER SHARE PRICE

1999                                                          HIGH     LOW
----                                                          ----     ---
April 28, 2000..............................................  $14 15/16 $14 5/16
Period ended December 31, 1999..............................  $27 3/4  $19 1/2

---------------
     * We completed our initial public offering of Class A common stock on November 8, 1999. The initial public offering price per share was $19.00.

(b) HOLDERS

     As of March 28, 2000, there were 1,923 holders of our Class A common stock of record (representing an aggregate of approximately 234,000 beneficial owners) and one holder of our Class B common stock. No preferred stock is outstanding.

(c) DIVIDENDS

     There have been no stock dividends paid on any of our equity securities. We do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, to finance the expansion of our business. Charter Communications Holding Company is required under certain circumstances to pay distributions pro rata to all holders of its common membership units, including us, to the extent necessary for any holder of common membership units, to pay income taxes incurred with respect to its share of taxable income attributed to Charter Communications Holding Company. Covenants in the indentures governing the debt obligations of Charter Communications Holding Company's subsidiaries restrict their ability to make distributions to us, and, accordingly, limit our ability to declare or pay cash dividends.

(d) RECENT SALES OF UNREGISTERED SECURITIES

     On November 12, 1999 and December 9, 1999, we issued an aggregate of 26,190,584 shares of Class A common stock to certain sellers in the Rifkin and Falcon acquisitions. On November 12, 1999, former sellers in the Rifkin acquisition, who received preferred membership units in Charter Communications Holding Company in connection with the acquisition, contributed to the Company an aggregate of 6,946,893 of these preferred membership units. For this contribution, the Company issued to such persons 6,946,893 shares of Class A common stock. Also on November 12, 1999, certain partners of Falcon Holding Group, L.P. who received common membership units in Charter Communications Holding Company in connection with the Falcon acquisition, contributed these units to the Company, along with their rights to receive additional units in connection with the underwriters' exercise of the over-allotment option and the closing of the Bresnan acquisition. As a result of this contribution, certain partners of Falcon Holding Group, L.P. or their transferees were issued 18,955,939 shares of Class A common stock on November 12, 1999, 287,752 shares on December 9, 1999 and 349,162 shares on February 14, 2000.

     On January 12, 2000, Charter Holdings and Charter Communications Holdings Capital Corporation sold $675.0 million of 10.00% senior notes due 2009, $325.0 million of 10.25% senior notes due 2010, and $532.0 million 11.75% senior discount notes due 2010 to certain qualified institutional buyers based on the exemptions from registration contained in Section 4(2) or Rule 144A, promulgated under the Securities Act of 1933, as amended. The principal underwriters for this offering were Goldman, Sachs & Co. and Chase Securities, Inc. The aggregate gross proceeds from the sale of these notes was $1,300 million and the aggregate underwriting commissions and discounts were $26.8 million. Of the net proceeds totaling $1,274 million, $1,250 million was utilized to finance the change of control offers to repurchase outstanding notes and debentures assumed in the Avalon, Falcon and Bresnan acquisitions. The remaining $23.5 million was used for expenses related to the offering.

SELECTED CONSOLIDATED FINANCIAL DATA.

     The Company was formed on July 22, 1999, with a nominal initial investment by Charter Investment, Inc., a company controlled by Mr. Allen. On November 12, 1999, the Company sold 195.5 million shares of Class A common stock in an initial public offering and 50,000 shares of high vote Class B common stock to Mr. Allen. The net proceeds from these sales were used to purchase membership units of Charter Communications Holding Company, representing an approximate 40.6% economic interest, before giving effect to the Bresnan acquisition that occurred on February 14, 2000, and a 100% voting interest.

     The Company's purchase of 50,000 membership units of Charter Communications Holding Company was accounted for as a reorganization of entities under common control similar to a pooling of interests. Accordingly, beginning December 23, 1998, the date Mr. Allen first controlled Charter Communications Holding Company, the assets and liabilities of Charter Communications Holding Company are reflected in the consolidated financial statements of the Company at Mr. Allen's basis. Minority interest is recorded representing that portion of the economic interests in Charter Communications Holding Company not owned by the Company.

     Consolidated financial statements of the Company do not exist for periods prior to December 23, 1998. Instead, for the periods from October 1, 1995 through December 23, 1998, the consolidated financial statements of Charter Communications Properties Holdings, LLC (CCPH), a wholly owned subsidiary of Charter Investment and predecessor to the Company, are presented. CCPH commenced operations with the acquisition of a cable television system on September 30, 1995.

     The selected historical financial data below for the period from October 1, 1995 through December 31, 1995, for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 through December 23, 1998, are derived from the consolidated financial statements of CCPH, which have been audited by Arthur Andersen LLP, independent public accountants. The selected historical financial data for the period from December 24, 1998 through December 31, 1998 and the year ended December 31, 1999 are derived from the consolidated financial statements of the Company, which have been audited by Arthur Andersen LLP and are included herein. The selected historical financial data for the period from January 1, 1995 through September 30, 1995 are derived from the unaudited financial statements of the CCPH's predecessor business. The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes included elsewhere in this Report.

                       SELECTED HISTORICAL FINANCIAL DATA

                                    PREDECESSOR OF
                                CHARTER COMMUNICATIONS                                                          CHARTER
                                 PROPERTIES HOLDINGS     CHARTER COMMUNICATIONS PROPERTIES HOLDINGS      COMMUNICATIONS, INC.
                                ----------------------   -------------------------------------------   -------------------------
                                                                         YEAR ENDED
                                        1/1/95            10/1/95       DECEMBER 31,        1/1/98      12/24/98     YEAR ENDED
                                       THROUGH            THROUGH    -------------------    THROUGH     THROUGH     DECEMBER 31,
                                       9/30/95           12/31/95      1996       1997     12/23/98     12/31/98        1999
                                ----------------------   ---------   --------   --------   ---------   ----------   ------------
                                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS:
Revenues......................         $ 5,324            $ 1,788    $14,881    $18,867    $ 49,731    $   13,713   $ 1,428,244
                                       -------            -------    -------    -------    --------    ----------   -----------
Operating expenses:
  Operating, general and
    administrative............           2,581                931      8,123     11,767      25,952         7,134       737,957
  Depreciation and
    amortization..............           2,137                648      4,593      6,103      16,864         8,318       745,315
  Option compensation
    expense...................              --                 --         --         --          --           845        79,979
  Management fees/corporate
    expense charges...........             224                 54        446        566       6,176           473        51,428
                                       -------            -------    -------    -------    --------    ----------   -----------
    Total operating
      expenses................           4,942              1,633     13,162     18,436      48,992        16,770     1,614,679
                                       -------            -------    -------    -------    --------    ----------   -----------
Income (loss) from
  operations..................             382                155      1,719        431         739        (3,057)     (186,435)
Interest expense..............              --               (691)    (4,415)    (5,120)    (17,277)       (2,353)     (477,799)
Interest income...............              --                  5         20         41          44           133        34,467
Other income (expense)........              38                 --        (47)        25        (728)           --        (8,039)
                                       -------            -------    -------    -------    --------    ----------   -----------
Income (loss) before income
  taxes and minority
  interest....................             420               (531)    (2,723)    (4,623)    (17,222)       (5,277)     (637,806)
Income tax expense............              --                 --         --         --          --            --        (1,030)
                                       -------            -------    -------    -------    --------    ----------   -----------
Income (loss) before minority
  interest....................             420               (531)    (2,723)    (4,623)    (17,222)       (5,277)     (638,836)
Minority interest.............              --                 --         --         --          --         5,275       572,607
                                       -------            -------    -------    -------    --------    ----------   -----------
Net income (loss).............         $   420            $  (531)   $(2,723)   $(4,623)   $(17,222)   $       (2)  $   (66,229)
                                       =======            =======    =======    =======    ========    ==========   ===========
Basic and diluted loss per
  common share................             N/A                N/A        N/A        N/A         N/A    $    (0.04)  $     (2.22)
                                       =======            =======    =======    =======    ========    ==========   ===========
Weighted-average common shares
  outstanding.................             N/A                N/A        N/A        N/A         N/A        50,000    29,811,202
                                       =======            =======    =======    =======    ========    ==========   ===========
BALANCE SHEET DATA (AT END OF
  PERIOD):
Total assets..................         $26,342            $31,572    $67,994    $55,811    $281,969    $4,335,527   $18,966,507
Total debt....................          10,480             28,847     59,222     41,500     274,698     2,002,206     8,936,455
Minority interest.............              --                 --         --         --          --     2,146,549     5,381,331
Redeemable securities.........              --                 --         --         --          --            --       750,937
Member's equity (deficit)
  /Shareholders' equity.......          15,311                971      2,648     (1,975)     (8,397)          830     3,011,079

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Reference is made to the "Certain Trends and Uncertainties" section below in this Management's Discussion and Analysis for a discussion of important factors that could cause actual results to differ from expectations and non-historical information contained herein.

INTRODUCTION

     We do not believe that our historical financial condition and results of operations are accurate indicators of future results because of certain past significant events, including:

          (1) the acquisition by Mr. Allen of CCA Group, Charter Communications Properties Holdings, LLC (CCPH) and CharterComm Holdings, LLC, referred to together with their subsidiaries as the Charter companies;

          (2) the merger of Marcus Holdings with and into Charter Holdings;

          (3) the acquisitions by Charter Communications Holding Company and its direct and indirect subsidiaries completed since January 1, 1999 and the proposed acquisition of cable systems in Kalamazoo, Michigan;

          (4) the refinancing or replacement of the previous credit facilities of the Charter companies and certain of our subsidiaries acquired in 1999 and the Bresnan acquisition;

          (5) the purchase of publicly held notes that had been issued by several of the direct and indirect subsidiaries of Charter Holdings; and

          (6) the allocation of losses to minority interest.

     Provided below is a discussion of our organizational history consisting of:

          (1) the operations and development of the Charter companies prior to the acquisition by Mr. Allen, together with the acquisition of the Charter companies by Mr. Allen;

          (2) the merger of Marcus Holdings with and into Charter Holdings;

          (3) the acquisitions by Charter Communications Holding Company and its direct and indirect subsidiaries and the pending Kalamazoo transaction;

          (4) our formation; and

          (5) our initial public offering of Class A common stock.

ORGANIZATIONAL HISTORY

     Prior to the acquisition of the Charter companies by Mr. Allen on December 23, 1998 and the merger of Marcus Holdings with and into Charter Holdings effective April 7, 1999, the cable systems of the Charter and Marcus companies were operated under four groups of companies. Three of these groups were comprised of companies that were managed by Charter Investment and as to which Charter Investment had an ownership interest. The fourth group was comprised of companies that were subsidiaries of Marcus Holdings and as to which Charter Investment commenced management in October 1998.

     The following is an explanation of how:

          (1) CCPH, the operating companies that formerly comprised CCA Group and CharterComm Holdings, and the Marcus companies became wholly owned subsidiaries of Charter Operating;

          (2) Charter Operating became a wholly owned subsidiary of Charter Holdings;

          (3) Charter Holdings became a wholly owned subsidiary of Charter Communications Holding Company;

          (4) Charter Communications Holding Company became a wholly owned subsidiary of Charter Investment; and

          (5) we became the sole voting member and the sole manager of Charter Communications Holding Company.

THE CHARTER COMPANIES

     Prior to Charter Investment acquiring the remaining interests that it did not previously own in two of the three groups of Charter companies, namely CCA Group and CharterComm Holdings, as described below, the operating subsidiaries of the three groups of Charter companies were parties to separate management agreements with Charter Investment pursuant to which Charter Investment provided management and consulting services. Prior to the acquisition by Mr. Allen, the Charter companies were as follows:

     (1) CCPH

          CCPH was a wholly owned subsidiary of Charter Investment. The primary subsidiary of CCPH, which owned the cable systems, was Charter Communications Properties, LLC. On May 20, 1998, CCPH acquired certain cable systems from Sonic Communications, Inc. for a total purchase price, net of cash acquired, of $228.4 million, including $60.9 million of assumed debt. In connection with Mr. Allen's acquisition on December 23, 1998, CCPH was merged out of existence and Charter Communications Properties became a direct, wholly owned subsidiary of Charter Investment.

     (2) CCA Group

          The controlling interests in CCA Group were held by affiliates of Kelso & Co. and Charter Investment had only a minority interest. Effective December 23, 1998, prior to Mr. Allen's acquisition, Charter Investment acquired from the Kelso affiliates the interests the Kelso affiliates held in CCA Group. Consequently, the companies comprising CCA Group became wholly owned subsidiaries of Charter Investment.

     CCA Group consisted of the following three sister companies:

             (a) CCT Holdings, LLC;

             (b) CCA Holdings, LLC; and

             (c) Charter Communications Long Beach, LLC.

          The cable systems were owned by the various subsidiaries of these three sister companies. The financial statements for these three sister companies historically were combined and the term "CCA Group" was assigned to these combined entities. In connection with Mr. Allen's acquisition on December 23, 1998, the three sister companies and some of the non-operating subsidiaries were merged out of existence, leaving certain of the operating subsidiaries owning all of the cable systems under this former group. These operating subsidiaries became indirect, wholly owned subsidiaries of Charter Investment.

     (3) CharterComm Holdings, LLC

          The controlling interests in CharterComm Holdings were held by affiliates of Charterhouse Group International Inc. and Charter Investment had only a minority interest. Effective December 23, 1998, prior to Mr. Allen's acquisition, Charter Investment acquired from the Charterhouse Group affiliates the interests the Charterhouse Group affiliates held in CharterComm Holdings. Consequently, CharterComm Holdings became a wholly owned subsidiary of Charter Investment.

     The cable systems were owned by the various subsidiaries of CharterComm Holdings. In connection with Mr. Allen's acquisition on December 23, 1998, some of the non-operating subsidiaries were merged out of existence, leaving certain of the operating subsidiaries owning all of the cable systems under this former group. CharterComm Holdings was merged out of existence. Charter Communications, LLC became a direct, wholly owned subsidiary of Charter Investment.

     The acquisition of Charter Investment by Mr. Allen became effective on December 23, 1998, through a series of transactions in which Mr. Allen acquired approximately 94% of the equity interests of Charter Investment for an aggregate purchase price of $2.2 billion, excluding $2.0 billion in assumed debt. CCPH and the operating companies that formerly comprised CCA Group and CharterComm Holdings were contributed to Charter Operating subsequent to Mr. Allen's acquisition. CCPH is deemed to be our predecessor. Consequently, the contribution of CCPH was accounted for as a reorganization under common control. The contributions of the operating companies that formerly comprised CCA Group and CharterComm Holdings were accounted for in accordance with purchase accounting. Accordingly, our results of operations for periods after December 23, 1998 include the accounts of CCPH, CCA Group and CharterComm Holdings.

     In February 1999, Charter Holdings was formed as a wholly owned subsidiary of Charter Investment and Charter Operating was formed as a wholly owned subsidiary of Charter Holdings. All of Charter Investment's direct interests in the entities described above were transferred to Charter Operating. All of the prior management agreements were terminated and a single new management agreement was entered into between Charter Investment and Charter Operating to cover all of the subsidiaries.

     In May 1999, Charter Holdco was formed as a wholly owned subsidiary of Charter Investment. All of Charter Investment's interests in Charter Holdings were transferred to Charter Communications Holding Company.

     In July 1999, Charter Communications, Inc. was formed as a wholly owned subsidiary of Charter Investment.

     In November 1999, Charter Communications, Inc. conducted its initial public offering. In our initial public offering, substantially all of our equity interests were sold to the public and less than 1% of our equity interests were sold to Mr. Allen. We contributed substantially all of the proceeds of our initial public offering to Charter Communications Holding Company, which issued membership units to us. In November 1999, the management agreement between Charter Investment and Charter Operating was amended and assigned from Charter Investment to us. Also in November 1999, Charter Communications Holding Company sold membership units to Vulcan Cable III.

THE MARCUS COMPANIES

     In April 1998, Mr. Allen acquired approximately 99% of the non-voting economic interests in Marcus Cable, and agreed to acquire the remaining interests. The owner of the remaining partnership interests retained voting control of Marcus Cable. In October 1998, Marcus Cable entered into a management consulting agreement with Charter Investment, pursuant to which Charter Investment provided management and consulting services to Marcus Cable and its subsidiaries which own cable systems. This agreement placed the Marcus cable systems under common management with the cable systems of the Charter companies acquired by Mr. Allen in December 1998.

     In March 1999, all of Mr. Allen's interests in Marcus Cable were transferred to Marcus Holdings, a then newly formed company. Later in March 1999, Mr. Allen acquired the remaining interests in Marcus Cable, including voting control, which interests were transferred to Marcus Holdings. In April 1999, Mr. Allen merged Marcus Holdings into Charter Holdings, and the operating subsidiaries of Marcus Holdings and all of the cable systems they owned came under the ownership of Charter Holdings and, in turn, Charter Operating. For financial reporting purposes, the merger of Marcus Holdings with and into Charter Holdings was accounted for as an acquisition of Marcus Holdings effective March 31, 1999, and accordingly, the results of operations of Marcus Holdings have been included in our consolidated financial statements since that date.

ACQUISITIONS

     Since the beginning of 1999, we have completed fourteen acquisitions for an aggregate purchase price of approximately $14.1 billion including assumed debt of $3.3 billion. These acquisitions were funded through excess cash from the issuance by Charter Holdings of the March 1999 Charter Holdings notes, borrowings under our credit facilities, the assumption of the outstanding Renaissance, Helicon, Rifkin, Avalon, Falcon and Bresnan notes and debentures, equity issued to specific sellers in the Helicon, Rifkin, Falcon and Bresnan acquisitions, the net proceeds of our Class A common stock initial public offering and equity contributions to Charter Communications Holding Company by Mr. Allen through Vulcan Cable III.

     In the Falcon acquisition, certain of the Falcon sellers received a total of $550 million of the Falcon purchase price in the form of membership units in Charter Communications Holding Company. In the Bresnan acquisition, the Bresnan sellers received $1.0 billion of the Bresnan purchase price in the form of membership units in Charter Communications Holding Company and preferred membership units in an indirect subsidiary of Charter Holdings. In addition, certain Rifkin sellers received a total of $133.3 million of the Rifkin purchase price in the form of preferred membership units in Charter Communications Holding Company. Under the Helicon purchase agreement, $25 million of the purchase price was paid in the form of preferred limited liability company interests of Charter-Helicon, LLC, our indirect subsidiary.

     The following table sets forth additional information on our acquisitions since the beginning of 1999:

                                                                          AS OF AND FOR THE YEAR ENDED
                                                                                DECEMBER 31, 1999
                                                        PURCHASE PRICE    -----------------------------
                                                          (INCLUDING                        REVENUES
                                          ACQUISITION   ASSUMED DEBT)                          (IN
                                             DATE       (IN MILLIONS)      CUSTOMERS       THOUSANDS)
                                          -----------   --------------    ------------    -------------
Renaissance Media Group LLC.............      4/99      $         459        134,000       $   62,428
American Cable Entertainment, LLC.......      5/99                240         69,000           37,216
Cable systems of Greater Media
  Cablevision, Inc. ....................      6/99                500        176,000           85,933
Helicon Partners I, L.P. and
  affiliates............................      7/99                550        171,000           85,224
Vista Broadband Communications,
  L.L.C. ...............................      7/99                126         26,000           14,112
Cable system of Cable Satellite of South
  Miami, Inc. ..........................      8/99                 22          9,000            4,859
Rifkin Acquisition Partners, L.L.L.P.
  and InterLink Communications Partners,
  LLLP..................................      9/99              1,460        463,000          219,878
Cable systems of InterMedia Capital
  Partners IV, L.P., InterMedia Partners
  and affiliates........................     10/99                873+       420,000          179,259
                                                         systems swap       (142,000)(a)      (53,056)(b)
                                                                           ---------       ----------
                                                                             278,000          126,203
Cable systems of Fanch Cablevision L.P.
  and affiliates........................     11/99              2,400        528,000          218,197
Falcon Communications, L.P. ............     11/99              3,481        955,000          427,668
Avalon Cable of Michigan Holdings,
  Inc. .................................     11/99                845(c)     258,000(c)       109,943(d)
Bresnan Communications Company Limited
  Partnership...........................      2/00              3,100        686,000(e)       290,697(f)
Cable systems of Falcon/Capital Cable
  Partners, L.P. .......................      4/00                 60         27,000           11,555
Cable systems of Farmington Cablevision
  Company...............................      4/00                 15          6,000            1,968
                                                        -------------      ---------       ----------
  Total.................................                $      14,131      3,786,000       $1,695,881
                                                        =============      =========       ==========

---------------
(a) As part of the transaction with InterMedia, we agreed to "swap" some of our non-strategic cable systems located in Indiana, Montana, Utah and northern Kentucky, representing 142,000 basic customers. We transferred cable systems with 112,000 customers to InterMedia in connection with this swap in October 1999. The remaining Indiana cable system, with customers totaling 30,000, was transferred in March 2000 after receipt of the necessary regulatory approvals.

(b) Includes revenues for all swapped InterMedia systems, except the retained Indiana system, for the nine months ended September 30, 1999, the date of the transfer of these systems, and includes revenues for the Indiana system for the year ended December 31, 1999.

(c) Includes approximately 5,400 customers served by cable systems that we acquired from certain former affiliates of Avalon in February 2000. The $845 million purchase price for Avalon includes the purchase price for these systems of approximately $13 million.

(d) Includes revenues of approximately $1.6 million related to cable systems acquired from certain former affiliates of Avalon.

(e) Includes approximately 19,400 customers served by cable systems acquired by Bresnan since December 31, 1999.

(f) Includes revenues of approximately $7.1 million related to the cable systems acquired by Bresnan since December 31, 1999.

PENDING KALAMAZOO TRANSACTION

     In March 2000, we entered into an agreement providing for the merger of Cablevision of Michigan, Inc., the indirect owner of a cable system in Kalamazoo, Michigan, with and into us. As a result of this merger, we will become the indirect owner of the Kalamazoo cable system. The merger consideration of approximately $172.5 million will be paid in our Class A common stock. After the merger, we will contribute all of the equity interests of the direct owner of the Kalamazoo cable system to Charter Communications Holding Company in exchange for membership units. Charter Communications Holding Company will in turn contribute all of the assets and all of equity interests to Charter Holdings. The Kalamazoo cable system has approximately 49,000 customers and had revenues of approximately $20.3 million for the year ended December 31, 1999. We anticipate that this acquisition will close in the third quarter of 2000.

POSSIBLE SWAP TRANSACTION

     On December 1, 1999, we entered into a non-binding letter of intent with AT&T to exchange certain of our cable systems for cable systems owned by AT&T (the "Swap Transaction"). The Swap Transaction would involve cable systems owned by AT&T located in municipalities in Alabama, Georgia, Illinois and Missouri serving approximately 705,000 customers and certain of our cable systems located in municipalities in California, Connecticut, Massachusetts, Texas and other states serving approximately 631,000 customers. As part of the Swap Transaction, we would pay AT&T approximately $108 million in cash, which represents the difference in the agreed values of the systems to be exchanged. The Swap Transaction is subject to the negotiation and execution of a definitive exchange agreement, regulatory approvals and other conditions typical in transactions of this type. We cannot assure that these conditions will be satisfied.

     In addition, we have had discussions with several other cable operators about the possibility of "swapping" cable systems that would further complement our regional operating clusters.

OVERVIEW OF OPERATIONS

     Approximately 87% of our historical revenues for the year ended December 31, 1999 are attributable to monthly subscription fees charged to customers for our basic, expanded basic and premium cable television programming services, equipment rental and ancillary services provided by our cable systems. In addition, we derive other revenues from installation and reconnection fees charged to customers to commence or reinstate service, pay-per-view programming, where users are charged a fee for individual programs requested, advertising revenues and commissions related to the sale of merchandise by home shopping services to out customers. We have generated increased revenues in each of the past three years, primarily through internal customer growth, basic and expanded tier rate increases, acquisitions and innovative marketing. We are beginning to offer our customers several other services, which are expected to significantly contribute to our revenues. One of these services is digital cable, which provides customers with additional programming options. We are also offering high-speed Internet access to the World Wide Web through cable modems. Our television-based Internet access allows us to offer the services provided by WorldGate Communications, Inc., which provides users with TV-based e-mail and Internet access.

     Our expenses primarily consist of operating costs, general and administrative expenses, depreciation and amortization expense, and management fees/corporate expense charges. Operating costs primarily include programming costs, cable service related expenses, marketing and advertising costs, franchise fees and expenses related to customer billings. Programming costs accounted for approximately 44% of our operating, general and administrative expenses for the year ended December 31, 1999. Programming costs have increased in recent years and are expected to continue to increase due to additional programming being provided to customers, increased cost to produce or purchase cable programming, inflation and other factors affecting the cable television industry. In each year we have operated, our costs to acquire programming have exceeded customary inflationary increases. Significant factors with respect to increased programming costs are the rate increases and surcharges imposed by national and regional sports networks directly tied to escalating costs to acquire programming for professional sports packages in a competitive market. We benefited in the past from our membership in an industry cooperative that provides members with volume discounts from programming networks. We believe our membership kept increases in our programming costs below what the increases would otherwise have been. We have been able to negotiate favorable terms with premium networks in conjunction with the premium packages we offer, which minimized the impact on margins and provided substantial volume incentives to grow the premium category. Although we believe that we will be able to pass future increases in programming costs through to customers, there can be no assurance that we will be able to do so.

     General and administrative expenses primarily include accounting and administrative personnel, and professional fees. Depreciation and amortization expense relates to the depreciation of our tangible assets and the amortization of our franchise costs. Management fees/corporate expense charges are fees paid or charges for management services. We record actual expense charges incurred by Charter Investment on our behalf. Prior to Mr. Allen's acquisition, CCA Group and CharterComm Holdings recorded management fees payable to Charter Investment equal to 3.0% to 5.0% of gross revenues plus certain expenses. In October 1998, Charter Investment began managing the cable operations of Marcus Holdings under a management agreement. In March 1999, all previous management agreements were terminated and a revised management agreement became operative. Under this revised management agreement, Charter Investment was entitled to a management fee equal to 3.5% of gross revenues plus certain expenses.

     In connection with our initial public offering of common stock in November 1999, the management agreement between Charter Investment and Charter Operating was assigned to us and we entered into a mutual services agreement with Charter Investment pursuant to which each entity provides services to the other in order to manage Charter Communications Holding Company and to manage and operate the cable systems owned by its subsidiaries. All expenses and costs incurred with respect to the services provided are paid by us. Our credit facilities limit the amount of such reimbursements to 3.5% of gross revenues.

     We have had a history of net losses and expect to continue to report net losses for the foreseeable future. The principal reasons for our prior and anticipated net losses include depreciation and amortization expenses associated with our acquisitions, capital expenditures related to construction and upgrading of our systems, and interest costs on borrowed money. We cannot predict what impact, if any, continued losses will have on our ability to finance our operations in the future.

  RESULTS OF OPERATIONS

     The following discusses the results of operations for:

          (1) CCPH, for the year ended December 31, 1997 and for the period from January 1, 1998 through December 23, 1998;

          (2) Charter Communications, Inc., comprised of CCPH, CCA Group and CharterComm Holdings, for the period from December 24, 1998 through December 31, 1998; and

          (3) Charter Communications, Inc., comprised of the following for the year ended December 31, 1999:

        - CCPH, CCA Group and CharterComm Holdings for the entire period;

        - Marcus Holdings for the period from March 31, 1999, the date Mr. Allen acquired voting control, through December 31, 1999;

        - Renaissance Media Group LLC for the period from April 30, 1999, the acquisition date, through December 31, 1999;

        - American Cable Entertainment, LLC for the period from May 7, 1999, the acquisition date, through December 31, 1999;

        - Cable systems of Greater Media Cablevision, Inc. for the period from June 30, 1999, the acquisition date, through December 31, 1999;

        - Helicon Partners I, L.P. and affiliates for the period from July 30, 1999, the acquisition date, through December 31, 1999;

        - Vista Broadband Communications, L.L.C. for the period from July 30, 1999, the acquisition date, through December 31, 1999;

        - Cable system of Cable Satellite of South Miami, Inc. for the period from August 4, 1999, the acquisition date, through December 31, 1999;

        - Rifkin Acquisition Partners, L.L.L.P. and InterLink Communications Partners, LLLP for the period from September 13, 1999, the acquisition date, through December 31, 1999;

        - Cable systems of InterMedia Capital Partners IV, L.P., InterMedia Partners and affiliates for the period from October 1, 1999, "swap" transaction date, through December 31, 1999;

        - Cable systems of Fanch Cablevision L.P. and affiliates from November 12, 1999, the acquisition date, through December 31, 1999;

        - Falcon Communications, L.P. for the period from November 12, 1999, the acquisition date, through December 31, 1999; and

        - Avalon Cable of Michigan Holdings, Inc. from November 15, 1999, the acquisition date, through December 31, 1999.

     No operating results are included for the Bresnan, Capital Cable and Farmington cable systems acquired by us after December 31, 1999.

     The following table sets forth the percentages of revenues that items in the statements of operations constitute for the indicated periods (dollars in thousands):

                             CHARTER COMMUNICATIONS PROPERTIES HOLDINGS           CHARTER COMMUNICATIONS, INC.
                             -------------------------------------------      ------------------------------------
                                 YEAR ENDED                1/1/98                12/24/98           YEAR ENDED
                                DECEMBER 31,              THROUGH                 THROUGH          DECEMBER 31,
                                    1997                  12/23/98               12/31/98              1999
                             -------------------    --------------------      ---------------   ------------------
STATEMENTS OF OPERATIONS:
Revenues...................   $18,867     100.0%     $ 49,731     100.0%      $13,713   100.0%  $1,428,244   100.0%
                              -------     -----      --------     -----       -------   -----   ----------   -----
Operating expenses:
  Operating costs..........     9,157      48.5%       18,751      37.7%        4,757    34.7%     500,477    35.0%
  General and
    administrative costs...     2,610      13.8%        7,201      14.5%        2,377    17.3%     237,480    16.6%
  Depreciation and
    amortization...........     6,103      32.3%       16,864      33.9%        8,318    60.7%     745,315    52.2%
  Option compensation
    expense................        --        --            --        --           845     6.2%      79,979     5.6%
  Management fees/corporate
    expense charges........       566       3.0%        6,176      12.4%          473     3.4%      51,428     3.6%
                              -------     -----      --------     -----       -------   -----   ----------   -----
Total operating expenses...    18,436      97.7%       48,992      98.5%       16,770   122.3%   1,614,679   113.1%
                              -------     -----      --------     -----       -------   -----   ----------   -----
Income (loss) from
  operations...............       431       2.3%          739       1.5%       (3,057)  (22.3)%   (186,435)  (13.1)%
Interest income............        41       0.2%           44       0.1%          133     1.0%      34,467     2.4%
Interest expense...........    (5,120)    (27.1)%     (17,277)    (34.7)%      (2,353)  (17.2)%   (477,799)  (33.5)%
Other income (expense).....        25       0.1%         (728)     (1.5)%          --      --       (8,039)   (0.6)%
                              -------     -----      --------     -----       -------   -----   ----------   -----
Loss before income taxes
  and minority interest....    (4,623)    (24.5)%     (17,222)    (34.6)%      (5,277)  (38.5)%   (637,806)  (44.7)%
Income tax expense.........        --        --            --        --            --      --       (1,030)     --
Minority interest in loss
  of subsidiary............        --        --            --        --         5,275    38.5%     572,607    40.1%
                              -------     -----      --------     -----       -------   -----   ----------   -----
Net loss...................   $(4,623)    (24.5)%    $(17,222)    (34.6)%     $    (2)    0.0%  $  (66,229)   (4.6)%
                              =======     =====      ========     =====       =======   =====   ==========   =====

1999 COMPARED TO PERIOD FROM JANUARY 1, 1998 THROUGH DECEMBER 23, 1998

     REVENUES. Revenues increased by $1,379.5 million, from $49.7 million for the period from January 1, 1998 through December 23, 1998 to $1,428.2 million in 1999. The increase in revenues primarily resulted from the acquisitions of CCA Group and CharterComm Holdings, Marcus Holdings and 1999 acquisitions. Additional revenues from these entities included for the year ended December 31, 1999 were $618.8 million, $386.7 million and $350.1 million, respectively.

     OPERATING, GENERAL AND ADMINISTRATIVE COSTS. Operating, general and administrative costs increased by $712.0 million, from $26.0 million for the period from January 1, 1998 through December 23, 1998 to $738.0 million in 1999. This increase was due primarily to the acquisition of the CCA Group and CharterComm Holdings, Marcus Holdings and 1999 acquisitions. Additional operating, general and administrative expenses from these entities included for the year ended December 31, 1999 were $338.5 million, $209.3 million and $158.8 million, respectively.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $728.5 million, from $16.9 million, for the period from January 1, 1998 through December 23, 1998 to $745.3 million in 1999. There was a significant increase in amortization expense resulting from the acquisitions of the CCA Group and CharterComm Holdings, Marcus Holdings and 1999 acquisitions. Additional depreciation and amortization expense from these entities included for the year ended December 31, 1999 were $346.3 million, $203.5 million and $195.1 million, respectively. The increases were offset by the elimination of depreciation and amortization expense related to dispositions of cable systems.

     OPTION COMPENSATION EXPENSE. Option compensation expense in 1999 was $80.0 million due to the granting of options to employees in December 1998, February 1999 and April 1999. The exercise prices of the options on the date of grant were deemed to be less than the estimated fair values of the underlying membership units, resulting in compensation expense accrued over the vesting period of each grant that varies from four to five years.

     MANAGEMENT FEES/CORPORATE EXPENSE CHARGES. Management fees/corporate expense charges increased by $45.3 million, from $6.2 million, for the period from January 1, 1998 through December 23, 1998 to $51.4 million in 1999. The increase in 1998 compared to 1999 was the result of the acquisitions of CCA Group and CharterComm Holdings, Marcus Holdings and 1999 acquisitions.

     INTEREST INCOME. Interest income increased by $34.4 million, from $44,000 for the period from January 1, 1998 through December 23, 1998 to $34.5 million in 1999. The increase was primarily due to investing excess cash that resulted from required credit facilities drawdowns and the sale of the March 1999 Charter Holdings notes.

     INTEREST EXPENSE. Interest expense increased by $460.5 million, from $17.3 million for the period from January 1, 1998 through December 23, 1998 to $477.8 million in 1999. This increase resulted primarily from interest on the notes and credit facilities used to finance the acquisitions of CCA Group and CharterComm Holdings, Marcus Holdings and 1999 acquisitions.

     MINORITY INTEREST. Minority interest is $5.3 million for the period from December 24, 1998 through December 31, 1998 and $572.6 million for the year ended December 31, 1999. The minority interest represents the ownership in Charter Communications Holding Company by entities other than us. For financial reporting purposes, 50,000 membership units in Charter Communications Holding Company previously issued to companies controlled by Mr. Allen are considered held by us since December 24, 1998.

     NET LOSS. Net loss increased by $49.0 million, from $17.2 million for the period from January 1, 1998 through December 23, 1998 to $66.2 million in 1999. The increase in revenues that resulted from the acquisitions of CCA Group, CharterComm Holdings and Marcus Holdings was not sufficient to offset the operating expenses associated with the acquired systems.

PERIOD FROM DECEMBER 24, 1998 THROUGH DECEMBER 31, 1998

     This period is not comparable to any other period presented. The financial statements represent eight days of operations. This period not only contains the results of operations of CCPH, but also the results of operations of those entities purchased in the acquisition of the Charter companies by Mr. Allen. As a result, no comparison of the operating results for this eight-day period is presented.

PERIOD FROM JANUARY 1, 1998 THROUGH DECEMBER 23, 1998 COMPARED TO 1997

     REVENUES. Revenues increased by $30.9 million, or 163.6%, from $18.9 million in 1997 to $49.7 million for the period from January 1, 1998 through December 23, 1998. The increase in revenues primarily resulted from the acquisition of Sonic, which had revenues for that period of $29.8 million.

     OPERATING COSTS. Operating costs increased by $9.6 million, or 104.8%, from $9.2 million in 1997 to $18.8 million for the period from January 1, 1998 through December 23, 1998. This increase was due primarily to the acquisition of Sonic, which had operating costs for that period of $9.4 million, partially offset by the loss of $1.4 million on the sale of a cable system in 1997.

     GENERAL AND ADMINISTRATIVE COSTS. General and administrative costs increased by $4.6 million, or 175.9%, from $2.6 million in 1997 to $7.2 million for the period from January 1, 1998 through December 23, 1998. This increase was due primarily to the acquisition of Sonic, which had general and administrative costs for that period of $6.0 million.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $10.8 million, or 176.3%, from $6.1 million in 1997 to $16.9 million for the period from January 1, 1998 through December 23,

1998. There was a significant increase in amortization resulting from the acquisition of Sonic. Incremental depreciation and amortization expenses of the acquisition of Sonic were $9.9 million.

     MANAGEMENT FEES/CORPORATE EXPENSE CHARGES. Corporate expense charges increased by $5.6 million, or 991.2% from $0.6 million in 1997 to $6.2 million for the period from January 1, 1998 through December 23, 1998. The increase from 1997 compared to the period from January 1, 1998 through December 23, 1998 was the result of additional Charter Investment, Inc. charges related to equity appreciation rights plans of $3.8 million for the period from January 1, 1998 through December 23, 1998 and an increase of $0.9 million in management services provided by Charter Investment, Inc. as a result of the acquisition of Sonic.

     INTEREST EXPENSE. Interest expense increased by $12.2 million, or 237.4%, from $5.1 million in 1997 to $17.3 million for the period from January 1, 1998 through December 23, 1998. This increase resulted primarily from the indebtedness of $220.6 million, including a note payable for $60.9 million, incurred in connection with the acquisition of Sonic resulting in additional interest expense.

     NET LOSS. Net loss increased by $12.6 million, or 272.5%, from $4.6 million in 1997 to $17.2 million for the period from January 1, 1998 through December 23, 1998. The increase in revenues that resulted from cable television customer growth was not sufficient to offset the operating expenses related to the acquisition of Sonic.

OUTLOOK

     Our business strategy emphasizes the increase of our operating cash flow by increasing our customer base and the amount of cash flow per customer. We believe that there are significant advantages in increasing the size and scope of our operations, including:

     - improved economies of scale in management, marketing, customer service, billing and other administrative functions;

     - reduced costs for our cable systems and our infrastructure in general;

     - increased leverage for negotiating programming contracts; and

     - increased influence on the evolution of important new technologies affecting our business.

     We seek to "cluster" cable systems in suburban and ex-urban areas surrounding selected metropolitan markets. We believe that such "clustering" offers significant opportunities to increase operating efficiencies and to improve operating margins and cash flow by spreading fixed costs over an expanding subscriber base. In addition, we believe that by concentrating "clusters" in markets, we will be able to generate higher growth in revenues and operating cash flow. Through strategic acquisitions and "swaps" of cable systems, we seek to enlarge the coverage of our current areas of operations, and, if feasible, develop "clusters" in new geographic areas within existing regions. Swapping of cable systems allows us to trade systems that do not coincide with our operating strategy while gaining systems that meet our objectives. Several significant swaps have been announced. These swaps have demonstrated the industry's trend to cluster operations. To date, we have participated in one swap in connection with the transaction with InterMedia. In addition, we have entered into a non-binding letter of intent providing for the exchange of certain of our cable systems for systems owned by AT&T.

LIQUIDITY AND CAPITAL RESOURCES

     Our business requires significant cash to fund acquisitions, capital expenditures, debt service costs and ongoing operations. We have historically funded and expect to fund future liquidity and capital requirements through cash flows from operations, equity contributions, borrowings under our credit facilities and debt and equity financings.

     Our historical cash flows from operating activities in 1998 were $30.2 million and in 1999 were $479.9 million.

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CAPITAL EXPENDITURES

     We have substantial ongoing capital expenditure requirements. We make capital expenditures primarily to upgrade, rebuild and expand our cable systems, as well as for system maintenance, the development of new products and services, and converters. Converters are set-top devices added in front of a subscriber's television receiver to change the frequency of the cable television signals to a suitable channel. The television receiver is then able to tune and to allow access to premium service.

     Upgrading our cable systems will enable us to offer new products and services, including digital television, additional channels and tiers, expanded pay-per-view options, high-speed Internet access and interactive services.

     Capital expenditures for 1999, pro forma for acquisitions completed since January 1, 1999 and the Kalamazoo transaction, were approximately $1.3 billion. In 1999, we made capital expenditures, excluding cable systems acquired in 1999 and in our merger with Marcus Holdings, of $741.5 million. The majority of the capital expenditures related to rebuilding existing cable systems. Those expenditures were funded from cash flows from operations and borrowings under credit facilities.

     For the period from January 1, 2000 to December 31, 2002, we plan to spend approximately $6.0 billion for capital expenditures, approximately $3.5 billion of which will be used to upgrade and rebuild our systems to a bandwidth capacity of 550 megahertz or greater and add two-way capability, so that we may offer advanced services. The remaining $2.5 billion will be used for extensions of systems, development of new products and services, converters and system maintenance. Capital expenditures for 2000 are expected to be approximately $2.7 billion and aggregate capital expenditures for 2001 and 2002 are expected to be approximately $3.3 billion. We currently expect to finance the anticipated capital expenditures with cash generated from operations and additional borrowings under credit facilities including a bridge loan for which we have received a commitment. We cannot assure you that these amounts will be sufficient to accomplish our planned system upgrade, expansion and maintenance. If we are not able to obtain amounts sufficient for our planned upgrades and other capital expenditures, it could adversely affect our ability to offer new products and services and compete effectively, and could adversely affect our growth, financial condition and results of operations.

FINANCING ACTIVITIES

     As of December 31, 1999, pro forma for the sale of the January 2000 Charter Holdings notes, acquisitions completed since that date, the repurchase of certain of the Falcon, Avalon and Bresnan notes and debentures, our debt would have been approximately $11.2 billion and the deficiency of earnings available to cover fixed charges would have been approximately $1.5 billion. Our significant amount of debt may adversely affect our ability to obtain financing in the future and react to changes in our business. Our credit facilities and other debt instruments contain, various financial and operating covenants that could adversely impact our ability to operate our business, including restrictions on the ability of our operating subsidiaries to distribute cash to their parents. See "-- Certain Trends and Uncertainties -- Restrictive Covenants" for further information.

     MARCH 1999 CHARTER HOLDINGS NOTES. On March 17, 1999, Charter Holdings and Charter Capital issued $3.6 billion principal amount of senior notes. The March 1999 Charter Holdings notes consisted of $600 million in aggregate principal amount of 8.250% senior notes due 2007, $1.5 billion in aggregate principal amount of 8.625% senior notes due 2009, and $1.475 billion in aggregate principal amount at maturity of 9.920% senior discount notes due 2011. The net proceeds of approximately $3.0 billion, combined with the borrowings under our credit facilities, were used to consummate tender offers for publicly held debt of several of our subsidiaries, as described below, to refinance borrowings under our previous credit facilities, for working capital purposes and to finance a number of acquisitions.

     As of December 31, 1999, a total of $2.1 billion was outstanding under the 8.250% notes and the 8.625% notes, and the accreted value of the outstanding 9.920% notes was $977.8 million.

     NOTES OF THE CHARTER COMPANIES AND THE MARCUS COMPANIES. In February and March 1999, Charter Holdings commenced cash tender offers to purchase the 14% senior discount notes issued by Charter Communications Southeast Holdings, LLC, the 11.25% senior notes issued by Charter Communications

Southeast, LLC, the 13.50% senior subordinated discount notes issued by Marcus Cable Operating Company, L.L.C., and the 14.25% senior discount notes issued by Marcus Cable. All such notes, except for $1.1 million in principal amount, were repaid in full for an aggregate amount of $1.0 billion. The remaining $1.1 million of such notes were repaid in September 1999.

     CHARTER OPERATING CREDIT FACILITIES. The Charter Operating credit facilities provide for two term facilities, one with a principal amount of $1.0 billion that matures in September 2007 (Term A), and the other with a principal amount of $2.45 billion that matures in March 2008 (Term B). The Charter Operating credit facilities also provide for a $1.25 billion revolving credit facility with a maturity date in September 2007 and, at the option of the lenders, supplemental credit facilities in the amount of $1.0 billion available until March 18, 2002. Amounts under the Charter Operating credit facilities bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin of up to 2.75% (8.22% to 9.25% as of December 31, 1999). A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of Term A and the revolving credit facility. As of December 31, 1999, outstanding borrowings were approximately $2.9 billion and the unused availability was $1.2 billion. In March 2000, $600.0 million of the supplemental credit facility was drawn down. The maturity date for this drawdown is September 18, 2008.

     CHARTER HOLDINGS COMMITTED SENIOR BRIDGE LOAN FACILITY. Morgan Stanley Senior Funding, Inc. has committed to provide Charter Holdings and Charter Capital with senior increasing rate bridge loans in an aggregate principal amount of up to $1.0 billion. The commitment to provide the bridge loans expires on October 14, 2000. Each bridge loan must be in a principal amount not less than $400.0 million and the bridge loans mature one year from the date of the initial loan.

     The first loan will initially bear interest at an annual rate equal to the yield corresponding to the bid price on our 10.25% notes less 0.25%, calculated as of the initial date of funding of the loan. If the first loan is not repaid within 90 days following its initial date of funding, the interest rate will increase by 1.25% at the end of such 90-day period and will increase by an additional 0.50% at the end of each additional 90-day period. The second loan will initially bear interest at an annual rate equal to the greater of: (a) the interest rate on the first loan in effect on the date of funding of the second loan; or (b) the yield corresponding to the bid price on our 10.25% notes as of the date of funding of the second loan. If the second loan is not repaid in whole by the last day of each 90-day period following its funding, the interest rate on the loan will increase on the last day of each 90-day period by an amount equal to the increase in interest rate on the first loan on such day. Unless additional default interest is assessed, the interest rate on the bridge loans will be between 9% and 15% annually.

     The bridge loan facility will not close unless specified closing conditions are satisfied. We cannot assure you that all closing conditions will be satisfied.

     RENAISSANCE NOTES. When we acquired Renaissance in April 1999, Renaissance had outstanding $163.2 million principal amount at maturity of 10% senior discount notes due 2008. The Renaissance notes do not require the payment of interest until April 15, 2003. From and after April 15, 2003, the Renaissance notes bear interest, payable semi-annually in cash, on April 15 and October 15, commencing on October 15, 2003. The Renaissance notes are due on April 15, 2008. In May 1999, $48.8 million aggregate face amount of the Renaissance notes were repurchased at 101% of their accreted value plus accrued and unpaid interest. As of December 31, 1999, the accreted value of the Renaissance notes that remained outstanding was approximately $83.0 million.

     HELICON NOTES. We acquired Helicon in July 1999 and assumed Helicon's $115.0 million in principal amount of 11% senior secured notes due 2003. On
November 1, 1999, we redeemed all of the Helicon    notes at a purchase price
equal to 103% of their principal amount, plus accrued and unpaid interest, for $124.8 million.

     RIFKIN NOTES. We acquired Rifkin in September 1999 and assumed Rifkin's outstanding $125.0 million in principal amount of 11.125% senior subordinated notes due 2006. In October 1999, we repurchased an individually held $3.0 million Rifkin promissory note for $3.4 million and publicly held notes with a total outstanding principal amount of $124.1 million for a total of $140.6 million, including a consent fee of $30 per

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

$1,000 to note holders who delivered timely consents to amend the indenture governing those notes to eliminate substantially all of the restrictive covenants. As of December 31, 1999, there was $0.9 million in principal amount outstanding of Rifkin notes. In February 2000, we repurchased $0.5 million in principal amount of these notes.

     FALCON DEBENTURES. When Charter Communications Holding Company acquired Falcon in November 1999, it had outstanding $375 million in principal amount of 8.375% senior debentures due 2010 and 9.285% senior discount debentures due 2010 with an accreted value of approximately $319.1 million. Falcon's 11.56% subordinated notes due 2001 were paid off for a total of $16.3 million, including principal, accrued and unpaid interest and a premium at the closing of the Falcon acquisition. As of December 31, 1999, $375.0 million total principal amount of the Falcon 8.375% debentures were outstanding and the accreted value of the Falcon 9.285% debentures was approximately $323.0 million.

     On December 10, 1999, change of control offers were commenced to repurchase the Falcon debentures at purchase prices of 101% of principal amount, plus accrued and unpaid interest, or accreted value, as applicable. Pursuant to the change of control offers and in purchases in the "open market," all of the 8.375% senior debentures were repurchased for $388.0 million and all of the 9.285% senior discount debentures were repurchased for $328.1 million in February 2000.

     FALCON CREDIT FACILITIES. In connection with the Falcon acquisition, the previous Falcon credit facilities were amended to provide for two term facilities, one with a principal amount of $198.0 million as of December 31, 1999 that matures June 2007 (Term B), and the other with the principal amount of $297.0 million as of December 31, 1999 that matures December 2007 (Term C). The Falcon credit facilities also provide for a $646.0 million revolving credit facility with a maturity date of December 2006 and, at the option of the lenders, supplemental credit facilities in the amounts of $700.0 million with a maturity date in December 2007. At December 31, 1999, $110.0 million was outstanding under the supplemental credit facilities. Amounts under the Falcon credit facilities bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin of up to 2.5% (7.57% to 9.25% as of December 31, 1999). A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance. As of December 31, 1999, outstanding borrowings were $865.5 million and unused availability was $385.5 million. However, debt covenants limited the amount that could be borrowed to $342.0 million at December 31, 1999.

     AVALON NOTES. When Charter Communications Holding Company acquired Avalon in November 1999, it had outstanding $150 million in principal amount of 11.875% senior discount notes due 2008 and 9.375% senior subordinated notes due 2008 with an accreted value of $123.3 million. As of December 31, 1999, the accreted value of the Avalon 11.875% notes was $124.8 and $150.0 million in principal of the Avalon 9.375% notes remained outstanding. After December 1, 2003, cash interest on the Avalon 11.875% notes will be payable semi-annually on June 1 and December 1 of each year, commencing June 1, 2004.

     In January 2000, we completed change of control offers in which we repurchased $16.3 million aggregate principal amount of the 11.875% discount notes at a purchase price of 101% of accreted value as of January 28, 2000 for $10.5 million. As of February 29, 2000, Avalon 11.875% notes with an aggregate principal amount of $179.8 million at maturity remained outstanding with an accreted value of $116.4 million.

     In January 2000, we also completed a change of control offer in which we repurchased $134.0 million aggregate principal amount of the Avalon 9.375% notes at 101% of their principal amount, plus accrued and unpaid interest thereon through January 28, 2000 for $137.4 million. These repurchases were funded from a portion of the proceeds from the sale of the January 2000 Charter Holdings notes. In addition to the change of control repurchase, we repurchased the remaining Avalon 9.375% notes, including accrued and unpaid interest, in the "open market" for $16.3 million.

     AVALON CREDIT FACILITIES. The Avalon credit facilities have maximum borrowings of $300.0 million, consisting of a revolving facility in the amount of $175.0 million that matures May 15, 2008, and a Term B loan in the amount of $125.0 million that matures on November 15, 2008. The Avalon credit facilities also provide, at the option of the lenders, for supplemental credit facilities in amounts of $75 million available until December 31, 2003. Amounts under the Avalon credit facilities bear interest at the Base Rate or the

Eurodollar rate, as defined, plus a margin up to 2.75% (7.995% to 8.870% as of December 31, 1999). A quarterly commitment fee of between 0.250% and 0.375% per annum is payable on the unborrowed balance. We borrowed $170.0 million under the Avalon credit facilities to fund a portion of the Avalon purchase price. As of December 31, 1999, outstanding borrowings were $170.0 million and unused availability was $130.0 million.

     FANCH CREDIT FACILITIES. The Fanch credit facilities provide for two term facilities, one with a principal amount of $450 million that matures May 2008 (Term A), and the other with a principal amount of $400 million that matures November 2008 (Term B). The Fanch credit facilities also provide for a $350 million revolving credit facility with a maturity date in May 2008 and, at the option of the lenders, supplemental credit facilities in the amount of $300.0 million available until December 31, 2004. Amounts under the Fanch credit facilities bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin of up to 3.0% (8.12% to 8.87% as of December 31, 1999). A quarterly commitment fee of between 0.250% and 0.375% per annum is payable on the unborrowed balance. We used $850.0 million of the credit facilities to fund a portion of the Fanch purchase price. As of December 31, 1999, outstanding borrowings were $850.0 million and unused availability was $350.0 million.

     BRESNAN NOTES. Charter Communications Holding Company and Charter Holdings acquired Bresnan in February 2000 and assumed Bresnan's $170 million in principal amount of 8% senior notes due 2009 and $275 million in principal amount at maturity of 9.25% senior discount notes due 2009. In March 2000, we repurchased all of the outstanding Bresnan notes at 101% of the outstanding principal amounts plus accrued and unpaid interest or accreted value, as applicable, for a total of $369.7 million.

     BRESNAN CREDIT FACILITIES. Upon the closing of the Bresnan acquisition, we amended and assumed the previous Bresnan credit facilities. The Bresnan facilities provide for borrowings of up to $900.0 million. The Bresnan credit facilities provide for two term facilities, one with a principal amount of $403 million (Term A), and the other with a principal amount of $297 million (Term
B). The Bresnan credit facilities also provide for a $200 million revolving credit facility with a maturity date in June 2007 and, at the option of lenders, supplemental facilities in the amount of $200 million. Amounts under the Bresnan credit facilities bear interest at the Base Rate or the Eurodollar Rate, as defined, plus a margin of up to 2.75% (7.57% to 9.00% as of December 31, 1999). A quarterly commitment fee of between 0.250% and 0.375% is payable on the unborrowed balance of Term A and the revolving credit facility. At the closing of the Bresnan acquisition, we borrowed approximately $601.2 million to replace the borrowings outstanding under the previous credit facilities and an additional $30.0 million to fund a portion of the Bresnan purchase price. As of February 29, 2000, $647.9 million was outstanding and $252.1 million was available for borrowing.

     JANUARY 2000 CHARTER HOLDINGS NOTES. On January 12, 2000, Charter Holdings and Charter Capital issued $1.5 billion principal amount of senior notes. The January 2000 Charter Holdings notes consisted of $675 million in aggregate principal amount of 10.00% senior notes due 2009, $325 million in aggregate principal amount of 10.25% senior notes due 2010, and $532 million in aggregate principal amount at maturity of 11.75% senior discount notes due 2010. The net proceeds of approximately $1.3 billion were used to consummate change of control offers for certain of the Falcon, Avalon and Bresnan notes and debentures. Semi-annual interest payments with respect to the 10.00% notes and the 10.25% notes will be approximately $50.4 million. Payments commenced for the 10.00% notes on April 1, 2000 and will commence July 15, 2000 for the 10.25% notes. No interest will be payable on the 11.75 notes prior to January 15, 2005. Thereafter semi-annual interest payments will be approximately $81.7 in the aggregate commencing on July 15, 2005.

     As of February 29, 2000, $1.0 billion of the 10.00% and 10.25% senior notes were outstanding and the accreted value of the 11.75% senior discount notes was approximately $304.9 million.

     CONTRIBUTIONS BY AFFILIATES. In August 1999, Vulcan Cable III Inc. contributed to Charter Communications Holding Company $500 million in cash and, in September 1999, an additional $825 million, of which approximately $644.3 million was in cash and approximately $180.7 million was in the form of equity interests acquired by Vulcan Cable III Inc. in connection with the Rifkin acquisition. Charter Communications Holding Company in turn contributed the cash and equity interests to Charter Holdings. In November 1999, in connection with Charter Communications, Inc.'s initial public offering, Vulcan Cable III contributed to

Charter Communications Holding Company $750 million in cash. In connection with the Rifkin, Falcon and Bresnan acquisitions, Charter Communications Holding Company issued equity interests totaling approximately $1.1 billion and certain subsidiaries of Charter Holdings issued preferred equity interests totaling $629.5 million to sellers in the Bresnan acquisition.

CERTAIN TRENDS AND UNCERTAINTIES

     The following discussion highlights a number of trends and uncertainties that could materially impact our business, results of operations and financial condition.

     SUBSTANTIAL LEVERAGE. As of December 31, 1999, pro forma for the acquisitions completed since that date, the sale of the January 2000 Charter Holdings notes and the Kalamazoo transaction, our total debt was approximately $11.2 billion. We anticipate incurring significant additional debt in the future to fund the expansion, maintenance and the upgrade of our cable systems.

     Our ability to make payments on our debt and to fund our planned capital expenditures for upgrading our cable systems and our ongoing operations will depend on our ability to generate cash and secure financing in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our existing credit facilities, new facilities or from other sources of financing at acceptable rates or in an amount sufficient to enable us to repay our debt, to grow our business or to fund our other liquidity and capital needs.

     VARIABLE INTEREST RATES. A significant portion of our debt bears interest at variable rates that are linked to short-term interest rates. In addition, a significant portion of our existing debt, assumed debt or debt we might arrange in the future will bear interest at variable rates. If interest rates rise, our costs relative to those obligations will also rise. See discussion on "-- Interest Rate Risk."

     RESTRICTIVE COVENANTS. Our credit facilities and the indentures governing our outstanding debt contain a number of significant covenants that, among other things, restrict our ability and the ability of our subsidiaries to:

     - pay dividends or make other distributions;

     - make certain investments or acquisitions;

     - dispose of assets or merge;

     - incur additional debt;

     - issue equity;

     - repurchase or redeem equity interests and debt;

     - create liens; and

     - pledge assets.

     Furthermore, in accordance with our credit facilities we are required to maintain specified financial ratios and meet financial tests. The ability to comply with these provisions may be affected by events beyond our control. The breach of any of these covenants will result in a default under the applicable debt agreement or instrument, which could trigger acceleration of the debt. Any default under our credit facilities or the indentures governing our outstanding debt may adversely affect our growth, our financial condition and our results of operations.

     IMPORTANCE OF GROWTH STRATEGY AND RELATED RISKS. We expect that a substantial portion of any of our future growth will be achieved through revenues from additional services and the acquisition of additional cable systems. We cannot assure you that we will be able to offer new services successfully to our customers or that those new services will generate revenues. In addition, the acquisition of additional cable systems may not have a positive net impact on our operating results. Acquisitions involve a number of special risks, including

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diversion of management's attention, failure to retain key acquired personnel, risks associated with unanticipated events or liabilities and difficulties in assimilation of the operations of the acquired companies, some or all of which could have a material adverse effect on our business, results of operations and financial condition. If we are unable to grow our cash flow sufficiently, we may be unable to fulfill our obligations or obtain alternative financing.

     MANAGEMENT OF GROWTH. As a result of the acquisition of the Charter companies by Mr. Allen, the merger of Marcus Holdings with and into Charter Holdings, our acquisitions completed since January 1, 1999 and the Kalamazoo transaction, we have experienced and will continue to experience rapid growth that has placed and is expected to continue to place a significant strain on our management, operations and other resources. Our future success will depend in part on our ability to successfully integrate the operations acquired and to be acquired and to attract and retain qualified personnel. Historically, acquired entities have had minimal employee benefit related costs and all benefit plans have been terminated with acquired employees transferring to our 401(k) plan. No significant severance cost was incurred in conjunction with acquisitions in 1999 and 2000. The failure to retain or obtain needed personnel or to implement management, operating or financial systems necessary to successfully integrate acquired operations or otherwise manage growth when and as needed could have a material adverse effect on our business, results of operations and financial condition.

     In connection with our acquisitions over the past year, we maintain multi-disciplinary teams to formulate plans for establishing customer service centers, identifying property, plant and equipment requirements and possible reduction of headends. Headends are the control centers of a cable television system where incoming signals are amplified, converted, processed and combined for transmission to customers. These teams also determine market position and how to attract talented personnel. Our goals include rapid transition in achieving performance objectives and implementing "best practice" procedures.

     REGULATION AND LEGISLATION. Cable systems are extensively regulated at the federal, state, and local level. These regulations have increased the administrative and operational expenses of cable television systems and affected the development of cable competition. Rate regulation of cable systems has been in place since passage of the Cable Television Consumer Protection and Competition Act of 1992, although the scope of this regulation recently was sharply contracted. Since March 31, 1999, rate regulation exists only with respect to the lowest level of basic cable service and associated equipment. This change affords cable operators much greater pricing flexibility, although Congress could revisit this issue if confronted with substantial rate increases.

     Cable operators also face significant regulation of their channel capacity. They currently can be required to devote substantial capacity to the carriage of programming that they would not carry voluntarily, including certain local broadcast signals, local public, educational and government access users, and unaffiliated commercial leased access programmers. This carriage burden could increase in the future, particularly if the Federal Communications Commission were to require cable systems to carry both the analog and digital versions of local broadcast signals. The FCC is currently conducting a proceeding in which it is considering this channel usage possibility. The FCC recently rejected a request to allow unaffiliated Internet service providers seeking direct cable access to invoke commercial leased access rights originally devised for video programmers.

     There is also uncertainty whether local franchising authorities, the FCC, or the U.S. Congress will impose obligations on cable operators to provide unaffiliated Internet service providers with access to cable plant on non-discriminatory terms. If they were to do so, and the obligations were found to be lawful, it could complicate our operations in general, and our Internet operations in particular, from a technical and marketing standpoint. These access obligations could adversely impact our profitability and discourage system upgrades and the introduction of new products and services.

     POSSIBLE RESCISSION LIABILITY. The Rifkin, Falcon and Bresnan sellers who acquired Charter Communications Holding Company membership units or, in the case of Bresnan, additional equity interests in one of our subsidiaries, in connection with the respective Rifkin, Falcon and Bresnan acquisitions, and the Helicon sellers who acquired shares of Class A common stock in our initial public offering may have rescission rights
                                      A-20
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against Charter Communications Holding Company and us arising out of possible violations of Section 5 of the Securities Act in connection with the offers and sales of these equity interests.

     If all of these equity holders successfully exercised their possible rescission rights and we became obligated to repurchase all such equity interests, the total repurchase obligations would be up to approximately $1.8 billion. For financial reporting purposes, this maximum potential obligation has been excluded from shareholders' equity and minority interest and has been classified as redeemable securities (temporary equity). After one year from the dates of issuance of these equity interests (when these possible rescission rights will have expired we will reclassify the respective amounts to shareholder's equity and minority interest. We cannot assure you that we would be able to obtain capital sufficient to fund any required repurchases. This could adversely affect our financial condition and results of operations.

YEAR 2000 ISSUES

     GENERAL. Many existing computer systems and applications, and other control devices and embedded computer chips use only two digits, rather than four, to identify a year in the date field, failing to consider the impact of the change in the century. Computer chips are the physical structure upon which integrated circuits are fabricated as components of systems, such as telephone systems, computers and memory systems. As a result, such systems, applications, devices, and chips could create erroneous results or might fail altogether unless corrected to properly interpret data related to the year 2000 and beyond. These errors and failures may result, not only from a date recognition problem in the particular part of a system failing, but may also result as systems, applications, devices and chips receive erroneous or improper data from third-parties suffering from the year 2000 problem. In addition, two interacting systems, applications, devices or chips, each of which has individually been fixed so that it will properly handle the year 2000 problem, could nonetheless result in a failure because their method of dealing with the problem is not compatible.

     We have not experienced significant disruptions or any other problems since the beginning of 2000. We cannot assure you, however, that such problems will not arise in connection with customer billing or other periodic information gathering.

     COST. The total cost of our year 2000 remediation programs was approximately $9.8 million. We do not anticipate significant additional expenditures.

OPTIONS

     In accordance with an employment agreement and a related option agreement with Jerald L. Kent, our President and Chief Executive Officer, Mr. Kent was issued an option to purchase 7,044,127 membership units in Charter Communications Holding Company in December 1998. The option vests over a four-year period from the date of grant and expires ten years from the date of grant.

     In February 1999, Charter Holdings adopted an option plan, which was assumed by Charter Communications Holding Company in May 1999, providing for the grant of options to employees, consultants and directors of Charter Communications Holding Company and its affiliates to purchase up to 25,009,798 Charter Communications Holding Company membership units. Options granted under the plan will be fully vested after five years from the date of grant. Options not exercised accumulate and are exercisable, in whole or in part, in any subsequent period, but not later than ten years from the date of grant.

     Membership units received upon exercise of the options issued to Mr. Kent and to optionees under the plan are automatically exchanged for shares of Class A common stock of Charter Communications, Inc. on a one-for-one basis.

     The following chart sets forth the number of options outstanding and the exercise price of such options as of March 31, 2000:

                                                                                                  OPTIONS
                                                     OPTIONS OUTSTANDING                        EXERCISABLE
                                                ------------------------------    REMAINING     -----------
                                  NUMBER OF        EXERCISE          TOTAL           LIFE        NUMBER OF
                                   OPTIONS          PRICE           DOLLARS       (IN YEARS)    OPTIONS(4)
                                  ----------    --------------    ------------    ----------    -----------
Outstanding as of January 1,
  1999(1).......................   7,044,127    $        20.00    $140,882,540       10.0(3)     3,081,808(5)
Granted:
  February 9, 1999(2)...........   9,111,681             20.00     182,233,620                     130,000
  April 5, 1999(2)..............     473,000             20.73       9,805,290                          --
  November 8, 1999(2)...........   4,781,400             19.00      90,846,600                     240,000
  February 15, 2000(2)..........   5,566,600             19.47     108,375,022                          --
Cancelled.......................    (960,600)    19.00 - 20.73     (19,017,756)                         --
                                  ----------    --------------    ------------       ----        ---------
Outstanding as of March 31,
  2000..........................  26,016,208    $        19.72(3) $513,125,316        9.1(3)     3,451,808(5)
                                  ==========    ==============    ============       ====        =========

---------------
(1) Granted to Jerald L. Kent pursuant to his employment agreement and related option agreement.

(2) Granted pursuant to the option plan.

(3) Weighted average.

(4) As of March 31, 2000.

(5) The weighted average exercise price for options exercisable was $20.00 and $19.93 at December 31, 1998 and March 31, 2000, respectively.

     The weighted average fair value of options granted was $12.59 and $12.50 at December 31, 1999 and 1998, respectively.

     We follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" to account for options issued under the option plan and the options held by Mr. Kent. We recorded option compensation expense of $845,000 for the period from December 24, 1998 through December 31, 1998 and $80.0 million for the year ended December 31, 1999 in the financial statements since the exercise prices were less than the estimated fair values of the underlying membership units on the date of grant. The estimated fair value was determined using the valuation inherent in Mr. Allen's acquisition of Charter and valuations of public companies in the cable industry adjusted for factors specific to us. Compensation expense is accrued over the vesting period of each grant that varies from four to five years. As of December 31, 1999, deferred compensation remaining to be recognized in future periods totaled $79.4 million.

ACCOUNTING STANDARD NOT YET IMPLEMENTED

     In June 1998, the Financial Accounting Standards Board adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- An Amendment of FASB No. 133" has delayed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. We have not yet quantified the impacts of adopting SFAS No. 133 on our consolidated financial statements nor have we determined the timing or method of our adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings (loss).

SUPPLEMENTAL UNAUDITED PRO FORMA FINANCIAL DATA

     The following Supplemental Unaudited Pro Forma Financial Data are based on the financial data of Charter Communications, Inc. Since January 1, 1999, Charter Communications Holding Company and Charter Holdings have closed numerous acquisitions. In addition, Charter Holdings merged with Marcus Holdings in April 1999. Our financial data, on a consolidated basis, are adjusted on a pro forma basis to illustrate the estimated effects of the Bresnan acquisition and the sale of the January 2000 Charter Holdings notes as if such transactions had occurred on December 31, 1999 for the unaudited pro forma balance sheet data and to illustrate the estimated effects of the following transactions as if they had occurred on January 1, 1999 for the unaudited pro forma statements of operations data:

     (1) the acquisition of Marcus Cable by Mr. Allen and Marcus Holdings' merger with and into Charter Holdings effective March 31, 1999;

     (2) Charter Communications Holding Company and its subsidiaries' acquisitions completed since January 1, 1999;

     (3) the refinancing of the previous credit facilities of the Charter Companies and certain subsidiaries acquired in 1999 and 2000;

     (4) the sale of the March 1999 Charter Holdings notes and the January 2000 Charter Holdings notes.

     The Supplemental Unaudited Pro Forma Financial Data reflect the application of the principles of purchase accounting to the transactions listed in items (1) and (2) above. The allocation of certain purchase prices is based, in part, on preliminary information, which is subject to adjustment upon obtaining complete valuation information of intangible assets. We believe that finalization of the purchase price allocation will not have a material impact on our results of operations or financial position.

     The Supplemental Unaudited Pro Forma Financial Data do not purport to be indicative of what our financial position or results of operations would actually have been had the transactions described above been completed on the dates indicated or to project our results of operations for any future date.

                                                     SUPPLEMENTAL UNAUDITED PRO FORMA DATA
                                                          YEAR ENDED DECEMBER 31, 1999
                                          ------------------------------------------------------------
                                              CHARTER
                                          COMMUNICATIONS,       1999         BRESNAN
                                              INC.(A)       ACQUISITIONS   ACQUISITION       TOTAL
                                          ---------------   ------------   ------------   ------------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
REVENUES:
Basic...................................    $1,093,547       $  792,009     $ 219,548     $  2,105,104
Premium.................................       135,130          103,410        23,377          261,917
Pay-per-view............................        30,491           17,975         3,742           52,208
Digital video...........................         8,371            1,984        10,202           20,557
Advertising sales.......................        76,868           36,035        20,497          133,400
Cable modem.............................        10,490            2,372         4,531           17,393
Other...................................       198,527          117,185        10,963          326,675
                                            ----------       ----------     ---------     ------------
  Total revenues........................     1,553,424        1,070,970       292,860        2,917,254
OPERATING EXPENSES:
Programming.............................       358,553          297,272        72,862          728,687
General and administrative..............       261,294          162,644        31,065          455,003
Service.................................       111,595           20,641        32,427          164,663
Marketing...............................        26,801           19,934         7,806           54,541
Other operating expenses................        48,544           23,959        17,057           89,560
Depreciation............................       251,551          159,703        42,920          454,174
Amortization............................       557,430          489,520       176,995        1,223,945
Option compensation expense.............        79,979               --            --           79,979
Corporate expense charges...............        45,863           48,601        15,324          109,788
Management fees.........................            --           15,540           221           15,761
                                            ----------       ----------     ---------     ------------
  Total operating expenses..............     1,741,610        1,237,814       396,677        3,376,101
Loss from operations....................      (188,186)        (166,844)     (103,817)        (458,847)
Interest expense........................      (502,031)        (334,420)     (181,184)      (1,017,635)
Interest income.........................         4,329            1,329            26            5,684
Other income (expense)..................           285             (457)           --             (172)
                                            ----------       ----------     ---------     ------------
Loss before income taxes and minority
  interest..............................      (685,603)        (500,392)     (284,975)      (1,470,970)
Income tax expense......................        (1,030)          (2,555)         (865)          (4,450)
Minority interest(b)....................       414,899          303,905       180,326          899,130
                                            ----------       ----------     ---------     ------------
Net loss................................    $ (271,734)      $ (199,042)    $(105,514)    $   (576,290)
                                            ==========       ==========     =========     ============
Basic and diluted loss per common
  share(c)..............................                                                  $      (2.59)
                                                                                          ============
Weighted average common shares
  outstanding -- Basic and diluted(d)...                                                   222,089,746
                                                                                          ============
Converted loss per common share(e)......                                                  $      (2.52)
                                                                                          ============
Weighted average common shares
  outstanding -- Converted(f)...........                                                   585,401,969
                                                                                          ============

                                                     SUPPLEMENTAL UNAUDITED PRO FORMA DATA
                                                          YEAR ENDED DECEMBER 31, 1999
                                          ------------------------------------------------------------
                                              CHARTER
                                          COMMUNICATIONS,       1999         BRESNAN
                                              INC.(A)       ACQUISITIONS   ACQUISITION       TOTAL
                                          ---------------   ------------   ------------   ------------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OTHER FINANCIAL DATA:
EBITDA(g)...............................    $  621,080       $  481,922     $ 116,098     $  1,219,100
EBITDA margin(h)........................          40.0%            45.0%         39.6%            41.8%
Adjusted EBITDA(i)......................    $  746,637       $  546,520     $ 131,643     $  1,424,800
BALANCE SHEET DATA (at end of period):
Total assets............................                                                  $ 22,045,909
Total debt..............................                                                    11,025,460
Minority interest(j)(k).................                                                     5,242,533
Redeemable securities(k)................                                                     1,846,176
Shareholders' equity(k).................                                                     3,068,722
OPERATING DATA (at end of period, except
  for averages):
Homes passed(l).........................     4,040,200        4,787,100     1,025,500        9,852,800
Basic customers(m)......................     2,274,000        3,178,600       685,600        6,138,200
Basic penetration(n)....................          56.3             66.4%         66.9%            62.3%
Premium units(o)........................     1,444,700        1,399,700       300,000        3,144,400
Premium penetration(p)..................          63.5%            44.0%         43.8%            51.2%
Average monthly revenue per basic
  customer(q)...........................                                                  $      39.61

---------------

(a) Includes results of operations for Marcus Holdings for the period from January 1, 1999 through March 31, 1999 and pro forma adjustments related to the issuance and refinancing of debt.

(b) Represents the allocation of 60.4% of the net loss of Charter Communications Holding Company to the minority interest. The net loss of Charter Communications Holding Company has been increased by the amount of the accretion of dividends on the preferred membership units in an indirect subsidiary of Charter Holdings held by certain Bresnan sellers.

(c) Basic and diluted loss per common share assumes none of the membership units of Charter Communications Holding Company or preferred membership units in an indirect subsidiary of Charter Communications Holding Company, held by Bresnan sellers as of February 14, 2000, are exchanged for Charter Communications, Inc. common stock and none of the outstanding options to purchase membership units of Charter Communications Holding Company that are automatically exchanged for Charter Communications, Inc. common stock are exercised. Basic and diluted loss per common share equals net loss divided by weighted average common shares outstanding. If the membership units were exchanged or options exercised, the effects would be antidilutive.

(d) Represents all shares issued to the public and Mr. Allen in November 1999 (195,550,000 shares) plus the additional shares issued to the Rifkin and Falcon sellers through February 14, 2000 (26,539,746 shares).

(e) Converted loss per common share assumes all membership units of Charter Communications Holding Company and preferred membership units in an indirect subsidiary of Charter Communications Holding Company held by Bresnan sellers as of February 14, 2000, are exchanged for Charter Communications, Inc. Class A common stock. If all these shares are converted, minority interest would equal zero. Converted loss per common share is calculated by dividing loss before minority interest by the weighted average common shares outstanding -- converted.

(f) Weighted average common shares outstanding -- converted assumes the total membership units in Charter Communications Holding Company and in an indirect subsidiary of Charter Communications Holding Company held by Bresnan sellers are exchanged for Charter Communications, Inc. Class A common stock.

(g) EBITDA represents earnings (loss) before interest, income taxes, depreciation, amortization and minority interest. EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. Management's discretionary use of funds depicted by EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

(h) EBITDA margin represents EBITDA as a percentage of revenues.

(i) Adjusted EBITDA means EBITDA before option compensation expense, corporate expense charges, management fees and other income (expense). Adjusted EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service its indebtedness. However, adjusted EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. Adjusted EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because adjusted EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by adjusted EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

(j) Represents total members' equity of Charter Communications Holding Company, pro forma for the Bresnan acquisition, multiplied by 60.4%, which represents the ownership percentage of Charter Communications Holding Company not owned by Charter Communications, Inc., plus preferred equity interests outstanding issued to the Rifkin and Bresnan sellers.

(k) The Rifkin, Falcon, Helicon and Bresnan sellers who own equity interests in Charter Communications, Inc. and certain direct and indirect subsidiaries may have rescission rights arising out of possible violations of Section 5 of the Securities Act of 1933, as amended, in connection with the offers and sales of those equity interests. Accordingly, the maximum potential cash obligation related to the rescission rights, estimated at $1.8 billion, has been excluded from shareholders' equity and minority interest, and classified as redeemable securities. One year after the dates of issuance of these equity interests (when these rescission rights will have expired), we will reclassify the respective amounts to shareholders' equity and minority interest. See "Certain Trends and Uncertainties -- Possible Rescission Liability."

          Pro forma revenues and adjusted EBITDA for the four quarters of 1999 is as follows (in thousands):

                                                                             ADJUSTED
THREE MONTHS ENDED                                             REVENUES       EBITDA
------------------                                            ----------    ----------
March 31, 1999..............................................  $  711,190    $  345,973
June 30, 1999...............................................     720,858       348,061
September 30, 1999..........................................     730,460       360,427
December 31, 1999...........................................     754,746       370,339
                                                              ----------    ----------
  Total.....................................................  $2,917,254    $1,424,800
                                                              ==========    ==========

---------------

(l) Homes passed are the number of living units, such as single residence homes, apartments and condominium units, passed by the cable television distribution network in a given cable system service area.

(m) Basic customers are customers who receive basic cable service.

(n) Basic penetration represents basic customers as a percentage of homes passed.

(o) Premium units represent the total number of subscriptions to premium channels.

(p) Premium penetration represents premium units as a percentage of basic customers.

(q) Average monthly revenue per basic customer represents revenues divided by the number of months in the period divided by the number of basic customers at period end.

     The following information presents the operating results for the fourth quarter of 1999 as compared to the fourth quarter of 1998 for the cable systems owned or managed by us as of October 1, 1998. For this analysis, the results of the Marcus cable systems are included as Charter began managing these systems on October 6, 1998.

            STATEMENTS OF OPERATIONS AND OPERATING DATA (UNAUDITED)
               (DOLLAR AMOUNTS IN MILLIONS, EXCEPT CUSTOMER DATA)

                                                              THREE MONTHS   THREE MONTHS
                                                                 ENDED          ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           1998
                                                              ------------   ------------
Revenues:
  Basic.....................................................   $    203.6     $    187.5
  Premium...................................................         25.1           25.7
  Pay-per-view..............................................          5.3            4.5
  Digital video.............................................          2.3            0.1
  Advertising sales.........................................         13.7            9.6
  Cable modem...............................................          2.6            0.7
  Other.....................................................         38.3           36.6
                                                               ----------     ----------
     Total revenues.........................................        290.9          264.7
                                                               ----------     ----------
Operating Expenses:
  Programming...............................................         67.0           60.9
  General and administrative................................         53.3           48.4
  Service...................................................         17.9           20.7
  Marketing.................................................          3.4            3.9
  Other operating expenses..................................          7.6            4.6
                                                               ----------     ----------
     Total operating expenses...............................        149.2          138.5
                                                               ----------     ----------
Adjusted EBITDA.............................................   $    141.7     $    126.2
                                                               ==========     ==========
Homes passed................................................    3,863,400      3,786,300
Basic customers.............................................    2,274,000      2,205,500
Basic penetration...........................................         58.9%          58.2%
Premium units...............................................    1,398,800      1,232,500
Digital video customers.....................................       53,900            460
Cable modem customers.......................................       30,000          4,900
Average monthly revenue per basic customer..................   $    42.64     $    40.01

     Revenues increased by $26.2 million or 9.9% when comparing the revenues for the three months ended December 31, 1999 to the results for the comparable systems for the three months ended December 31, 1998. This increase is due to a net gain of approximately 68,500 or 3.1% basic customers between quarters and retail rate increases implemented in certain of our systems. The net gain of 3.1% for basic customer growth between the comparable periods was the weighted average of 3.6% customer growth from the Charter systems and 2.4% growth experienced by the Marcus cable systems. In addition, we have increased our ratio of premium subscriptions to basic customers from 0.56 to 1.00 to 0.62 to
1.00 as a result of marketing multiple premium subscriptions in a packaged format at a discounted retail rate.

     Total operating expenses increased approximately $10.7 million or 7.7% when comparing the operating expenses for the quarter ended December 31, 1999 to the results for the same systems for the quarter ended December 31, 1998. This increase is primarily due to increases in license fees paid for programming as a result of additional subscribers, new channels launched and increases in the rates paid for programming services. We believe that the increases in programming expense are consistent with industry-wide increases.

     We experienced growth in adjusted EBITDA of approximately $15.5 million or 12.3% when comparing adjusted EBITDA for the quarter ended December 31, 1999 to the results for the same systems for the quarter ended December 31, 1998. Adjusted EBITDA margin increased from 47.7% to 48.7% when comparing the similar periods.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

INTEREST RATE RISK

     The use of interest rate risk management instruments, such as interest rate exchange agreements, interest rate cap agreements and interest rate collar agreements is required under the terms of the credit facilities of our subsidiaries. Our policy is to manage interest costs using a mix of fixed and variable rate debt. Using interest rate swap agreements, we agree to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Interest rate cap agreements are used to lock in a maximum interest rate should variable rates rise, but enable us to otherwise pay lower market rates. Collars limit our exposure to and benefits from interest rate fluctuations on variable rate debt to within a certain range of rates.

     Our participation in interest rate hedging transactions involves instruments that have a close correlation with its debt, thereby managing its risk. Interest rate hedge agreements have been designed for hedging purposes and are not held or issued for speculative purposes.

     The table set forth below summarizes the fair values and contract terms of financial instruments subject to interest rate risk maintained by us as of December 31, 1999 (dollars in thousands):

                                                              EXPECTED MATURITY DATE                                FAIR VALUE AT
                                 --------------------------------------------------------------------------------   DECEMBER 31,
                                    2000        2001       2002       2003       2004     THEREAFTER     TOTAL          1999
                                 ----------   --------   --------   --------   --------   ----------   ----------   -------------
DEBT
Fixed Rate.....................          --         --         --   $ 72,979         --   $4,774,084   $4,847,063    $3,896,241
  Average Interest Rate........          --         --         --       11.8%        --          9.2%         9.2%
Variable Rate..................  $       --   $  5,000   $ 93,875   $211,250   $266,423   $4,214,952   $4,791,500    $4,791,500
  Average Interest Rate........          --        9.1%       8.9%       9.0%       9.1%         9.5%         9.5%
INTEREST RATE INSTRUMENTS
Variable to Fixed Swaps........  $2,600,000   $790,000   $350,000   $140,000   $270,000   $  392,713   $4,542,713    $  (47,220)
  Average Pay Rate.............         8.4%       7.8%       7.5%       7.2%       6.9%         7.7%         8.1%
  Average Receive Rate.........         8.3%       9.2        9.1%       8.9%       8.8%         9.1%         8.6%
Cap............................          --         --   $ 15,000         --         --           --   $   15,000    $       16
  Average Cap Rate.............          --         --        9.0%        --         --           --          9.0%
Collars........................  $  195,000   $ 45,000         --         --         --           --   $  240,000    $     (199)
  Average Cap Rate.............         8.8%       8.7%        --         --         --           --          8.8%
  Average Floor Rate...........         7.8%       7.6%        --         --         --           --          7.7%

     The notional amounts of interest rate instruments, as presented in the above table, are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. The estimated fair value approximates the costs (proceeds) to settle the outstanding contracts. Interest rates on variable debt are estimated using the average implied forward London Interbank Offering Rate (LIBOR) rates for the year of maturity based on the yield curve in effect at December 31, 1999. While swaps, caps and collars represent an integral part of our interest rate risk management program, their incremental effect on interest expense for the years ended December 31, 1999, 1998, and 1997 was not significant.

FINANCIAL STATEMENTS, NOTES AND REPORTS OF INDEPENDENT PUBLIC ACCOUNTANTS AND INDEPENDENT AUDITORS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO CHARTER COMMUNICATIONS, INC.:

     We have audited the accompanying consolidated balance sheets of Charter Communications, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1999, and for the period from December 24, 1998, through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Charter Communications VI Operating Company, LLC and subsidiaries, and CC VII -- Falcon Systems, as of December 31, 1999, and for the periods from the dates of acquisition through December 31, 1999, which statements on a combined basis reflect total assets and total revenues of 31 percent and 6 percent, respectively, of the related consolidated totals of the Company. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for those entities, is based solely on the reports of the other auditors.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Charter Communications, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the year ended December 31, 1999, and for the period from December 24, 1998, through December 31, 1998, in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
March 2, 2000

                         REPORT OF INDEPENDENT AUDITORS

Charter Communications VI
Operating Company, LLC

     We have audited the consolidated balance sheet of Charter Communications VI Operating Company, LLC and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, member's equity and cash flows for the period from inception (November 9, 1999) to December 31, 1999 (not presented separately herein). These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Charter Communications VI Operating Company, LLC and subsidiaries at December 31, 1999, and the consolidated results of its operations and its cash flows for the period from November 9, 1999 to December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                                 /s/ ERNST & YOUNG LLP

Denver, Colorado
February 11, 2000

                         REPORT OF INDEPENDENT AUDITORS

Sole Member
CC VII Holdings, LLC

     We have audited the combined balance sheet of the CC VII -- Falcon Systems as of December 31, 1999, and the related combined statements of operations and parent's investment and cash flows for the period from November 13, 1999 (commencement date) to December 31, 1999 (not presented separately herein). These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the CC
VII -- Falcon Systems at December 31, 1999 and the results of its operations and its cash flows for the period from November 13, 1999 (commencement date) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP
Los Angeles, California
March 2, 2000

                 CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                      DECEMBER 31,
                                                                -------------------------
                                                                   1999           1998
                                                                   ----           ----
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $   133,706    $    9,573
  Accounts receivable, net of allowance for doubtful
     accounts of $11,471 and $1,728, respectively...........         93,743        15,108
  Prepaid expenses and other................................         35,142         2,519
                                                                -----------    ----------
       Total current assets.................................        262,591        27,200
                                                                -----------    ----------
INVESTMENT IN CABLE PROPERTIES:
  Property, plant and equipment.............................      3,490,573       716,242
  Franchises................................................     14,985,793     3,590,054
                                                                -----------    ----------
                                                                 18,476,366     4,306,296
                                                                -----------    ----------
OTHER ASSETS................................................        227,550         2,031
                                                                -----------    ----------
                                                                $18,966,507    $4,335,527
                                                                ===========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................    $        --    $   10,450
  Accounts payable and accrued expenses.....................        706,775       127,586
  Payables to related party.................................         13,183         4,334
                                                                -----------    ----------
       Total current liabilities............................        719,958       142,370
                                                                -----------    ----------
LONG-TERM DEBT, less current maturities.....................      8,936,455     1,991,756
                                                                -----------    ----------
DEFERRED MANAGEMENT FEES -- RELATED PARTY...................         21,623        15,561
                                                                -----------    ----------
OTHER LONG-TERM LIABILITIES.................................        145,124        38,461
                                                                -----------    ----------
MINORITY INTEREST...........................................      5,381,331     2,146,549
                                                                -----------    ----------
REDEEMABLE SECURITIES.......................................        750,937            --
                                                                -----------    ----------
STOCKHOLDERS' EQUITY:
  Class A common stock......................................            195            --
  Class B common stock......................................             --            --
  Preferred stock...........................................             --            --
  Additional paid-in capital................................      3,075,694           832
  Retained deficit..........................................        (66,231)           (2)
  Accumulated other comprehensive income....................          1,421            --
                                                                -----------    ----------
       Total stockholders' equity...........................      3,011,079           830
                                                                -----------    ----------
                                                                $18,966,507    $4,335,527
                                                                ===========    ==========

 The accompanying notes are an integral part of these consolidated statements.

                 CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                 PERIOD FROM
                                                                                DECEMBER 24,
                                                                 YEAR ENDED     1998, THROUGH
                                                                DECEMBER 31,    DECEMBER 31,
                                                                    1999            1998
                                                                ------------    -------------
REVENUES....................................................     $1,428,244        $13,713
                                                                 ----------        -------
OPERATING EXPENSES:
  Operating, general and administrative.....................        737,957          7,134
  Depreciation and amortization.............................        745,315          8,318
  Option compensation expense...............................         79,979            845
  Corporate expense charges -- related party................         51,428            473
                                                                 ----------        -------
                                                                  1,614,679         16,770
                                                                 ----------        -------
     Loss from operations...................................       (186,435)        (3,057)
OTHER INCOME (EXPENSE):
  Interest expense..........................................       (477,799)        (2,353)
  Interest income...........................................         34,467            133
  Other, net................................................         (8,039)            --
                                                                 ----------        -------
     Loss before income taxes and minority interest.........       (637,806)        (5,277)
INCOME TAX EXPENSE..........................................         (1,030)            --
                                                                 ----------        -------
     Loss before minority interest..........................       (638,836)        (5,277)
MINORITY INTEREST IN LOSS OF SUBSIDIARY.....................        572,607          5,275
                                                                 ----------        -------
     Net loss...............................................     $  (66,229)       $    (2)
                                                                 ==========        =======
LOSS PER COMMON SHARE, basic and diluted....................     $    (2.22)       $ (0.04)
                                                                 ==========        =======
Weighted-average common shares outstanding..................     29,811,202         50,000
                                                                 ==========        =======

 The accompanying notes are an integral part of these consolidated statements.

                 CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                                    ACCUMULATED
                                   CLASS A    CLASS B    ADDITIONAL                    OTHER            TOTAL
                                   COMMON     COMMON      PAID-IN      RETAINED    COMPREHENSIVE    STOCKHOLDERS'
                                    STOCK      STOCK      CAPITAL      DEFICIT        INCOME           EQUITY
                                   -------    -------    ----------    --------    -------------    -------------
BALANCE, December 24, 1998.....     $ --        $--      $      832    $     --       $   --         $      832
  Net loss.....................       --        --               --          (2)          --                 (2)
                                    ----        --       ----------    --------       ------         ----------
BALANCE, December 31, 1998.....       --        --              832          (2)          --                830
  Issuance of Class B common
     stock to Mr. Allen........       --        --              950          --           --                950
  Net proceeds from initial
     public offering of Class A
     common stock..............      196        --        3,547,724          --           --          3,547,920
  Issuance of common stock in
     exchange for additional
     equity of subsidiary......       26        --          638,535          --           --            638,561
  Distributions to Charter
     Investment................       --        --           (2,233)         --           --             (2,233)
  Equity classified as
     redeemable securities.....      (27)       --         (700,759)         --           --           (700,786)
  Option compensation
     expense...................       --        --            4,493          --           --              4,493
  Loss on issuance of equity by
     subsidiary................       --        --         (413,848)         --           --           (413,848)
  Net loss.....................       --        --               --     (66,229)          --            (66,229)
  Unrealized gain on marketable
     securities available for
     sale......................       --        --               --          --        1,421              1,421
                                    ----        --       ----------    --------       ------         ----------
BALANCE, December 31, 1999.....     $195        $--      $3,075,694    $(66,231)      $1,421         $3,011,079
                                    ====        ==       ==========    ========       ======         ==========

 The accompanying notes are an integral part of these consolidated statements.

                 CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                               PERIOD FROM
                                                                              DECEMBER 24,
                                                                                  1998
                                                               YEAR ENDED        THROUGH
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1999            1998
                                                              ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $    (66,229)     $     (2)
  Adjustments to reconcile net loss to net cash provided by
     operating activities --
     Minority interest in loss of subsidiary................      (572,607)       (5,275)
     Depreciation and amortization..........................       745,315         8,318
     Option compensation expense............................        79,979           845
     Noncash interest expense...............................       100,674            --
  Changes in assets and liabilities, net of effects from
     acquisitions --
     Accounts receivable....................................       (32,366)       (8,753)
     Prepaid expenses and other.............................        13,627          (211)
     Accounts payable and accrued expenses..................       177,321        10,227
     Payables to related party, including deferred
      management fees.......................................        27,653           473
  Other operating activities................................         6,549         2,022
                                                              ------------      --------
          Net cash provided by operating activities.........       479,916         7,644
                                                              ------------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant and equipment.................      (741,508)      (13,672)
  Payments for acquisitions, net of cash acquired...........    (7,629,564)           --
  Loan to Marcus Cable Holdings.............................    (1,680,142)           --
  Other investing activities................................       (26,755)           --
                                                              ------------      --------
          Net cash used in investing activities.............   (10,077,969)      (13,672)
                                                              ------------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt, including proceeds from
     Charter Holdings Notes.................................    10,114,188        14,200
  Repayments of long-term debt..............................    (5,694,375)           --
  Payments for debt issuance costs..........................      (113,481)           --
  Net proceeds from initial public offering of Class A
     common stock...........................................     3,547,920            --
  Proceeds from issuance of Class B common stock............           950            --
  Capital contributions to Charter Holdco by Vulcan Cable...     1,894,290            --
  Distributions to Charter Investment.......................       (10,931)           --
  Other financing activities................................       (16,375)           --
                                                              ------------      --------
          Net cash provided by financing activities.........     9,722,186        14,200
                                                              ------------      --------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................       124,133         8,172
CASH AND CASH EQUIVALENTS, beginning of period..............         9,573         1,401
                                                              ------------      --------
CASH AND CASH EQUIVALENTS, end of period....................  $    133,706      $  9,573
                                                              ============      ========
CASH PAID FOR INTEREST......................................  $    314,606      $  5,538
                                                              ============      ========
NONCASH TRANSACTIONS:
  Transfer of operating subsidiaries to the Company.........  $  1,252,370      $     --
  Transfer of equity interests to the Company...............       180,710            --
  Issuance of equity as partial payments for acquisitions...       683,312            --

 The accompanying notes are an integral part of these consolidated statements.

                 CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

1. ORGANIZATION AND BASIS OF PRESENTATION:

Charter Communications, Inc.

     On July 22, 1999, Charter Investment, Inc. (Charter Investment), a company controlled by Paul G. Allen, formed a wholly owned subsidiary, Charter Communications, Inc. (Charter), a Delaware corporation, with a nominal initial investment.

     On November 12, 1999, Charter sold 195.5 million shares of Class A common stock in an initial public offering and 50,000 shares of high vote Class B common stock to Mr. Allen. The net proceeds from the offerings of approximately $3.55 billion were used to purchase membership units of Charter Communications Holding Company, LLC (Charter Holdco), except for a portion of the proceeds that were retained by Charter to acquire a portion of the equity interests of Avalon Cable of Michigan Holdings, Inc. (Avalon). In exchange for the contribution of the net proceeds from the offerings and equity interests of Avalon, Charter received 195.55 million membership units of Charter Holdco on November 12, 1999, representing a 100% voting interest and an approximate 40.6% economic interest.

     Prior to November 12, 1999, Charter Holdco was owned 100% by Charter Investment and Vulcan Cable III Inc. (Vulcan Cable), both entities controlled by Mr. Allen. Subsequent to November 12, 1999, Mr. Allen controls Charter through his ownership of all of the high vote Class B common stock and Charter controls Charter Holdco through its ownership of all the voting interests. Charter's purchase of 50,000 membership units of Charter Holdco was accounted for as a reorganization of entities under common control similar to a pooling of interests. Accordingly, beginning December 23, 1998, the date Mr. Allen first controlled Charter Holdco, the assets and liabilities of Charter Holdco are reflected in the consolidated financial statements of Charter at Mr. Allen's basis and minority interest is recorded representing that portion of the economic interests not owned by Charter. For financial reporting purposes, 50,000 of the membership units previously issued by Charter Holdco to companies controlled by Mr. Allen are considered held by Charter effective December 23, 1998, representing an economic interest of less than 1%.

     Charter is a holding company whose sole asset is a controlling equity interest in Charter Holdco, an indirect owner of cable systems. Charter and Charter Holdco and its subsidiaries are collectively referred to as the Company.

     The Company owns and operates cable systems serving approximately 6.1 million (unaudited) customers, including customers from the Bresnan acquisition (see Note 21) completed in February 2000. The Company offers a full range of traditional cable television services and has begun to offer digital cable television services, interactive video programming and high-speed Internet access.

Charter Communications Holding Company, LLC

     Charter Holdco, a Delaware limited liability company, was formed in February 1999 as a wholly owned subsidiary of Charter Investment. Charter Investment through its wholly owned subsidiary, Charter Communications Properties Holdings, LLC (CCPH), commenced operations with the acquisition of a cable system on September 30, 1995.

     Effective December 23, 1998, through a series of transactions, Mr. Allen acquired approximately 94% of Charter Investment for an aggregate purchase price of $2.2 billion, excluding $2.0 billion in debt assumed (the "Paul Allen Transaction"). In conjunction with the Paul Allen Transaction, Charter Investment acquired, for fair value from unrelated third parties, all of the interests it did not already own in CharterComm Holdings, LLC (CharterComm Holdings) and CCA Group (comprised of CCA Holdings Corp., CCT Holdings Corp. and Charter Communications Long Beach, Inc.), all cable television operating companies, for $2.0 billion, excluding $1.8 billion in debt assumed. Charter Investment previously managed and owned minority interests in these companies. These acquisitions were accounted for using the purchase method of accounting and accordingly, results of operations of CharterComm Holdings and CCA Group are included in the financial statements from the date of acquisition. In February 1999, Charter Investment transferred all of its cable television operating subsidiaries to a wholly owned subsidiary of Charter Communications Holdings, LLC (Charter Holdings), Charter Communications Operating, LLC (Charter Operating). Charter Holdings is a wholly owned subsidiary of Charter Holdco. This transfer was accounted for as a reorganization of entities under common control similar to a pooling of interests.

     As a result of the change in ownership of CCPH, CharterComm Holdings and CCA Group, Charter Holdco has applied push-down accounting in the preparation of its consolidated financial statements. Accordingly, on December 23, 1998, Charter Holdco increased its members' equity by $2.2 billion to reflect the amounts paid by Mr. Allen and Charter Investment. The purchase price was allocated to assets acquired and liabilities assumed based on their relative fair values, including amounts assigned to franchises of $3.6 billion.

     On April 23, 1998, Mr. Allen and a company controlled by Mr. Allen, (collectively, the "Mr. Allen Companies") purchased substantially all of the outstanding partnership interests in Marcus Cable Company, L.L.C. (Marcus Cable) for $1.4 billion, excluding $1.8 billion in assumed liabilities. The owner of the remaining partnership interest retained voting control of Marcus Cable. In February 1999, Marcus Cable Holdings, LLC (Marcus Holdings) was formed, and Mr. Allen's interests in Marcus Cable were transferred to Marcus Holdings on March 15, 1999. On March 31, 1999, Mr. Allen purchased the remaining partnership interests in Marcus Cable, including voting control. On April 7, 1999, Marcus Holdings was merged into Charter Holdings and Marcus Cable was transferred to Charter Holdings. For financial reporting purposes, the merger was accounted for as an acquisition of Marcus Cable effective March 31, 1999, the date Mr. Allen obtained voting control of Marcus Cable. Accordingly, the results of operations of Marcus Cable have been included in the consolidated financial statements from April 1, 1999. The assets and liabilities of Marcus Cable have been recorded in the consolidated financial statements using historical carrying values reflected in the accounts of the Mr. Allen Companies. Total member's equity of Charter Holdco increased by $1.3 billion as a result of the Marcus Cable acquisition. Previously, on April 23, 1998, the Mr. Allen Companies recorded the assets acquired and liabilities assumed of Marcus Cable based on their relative fair values.

     The consolidated financial statements of Charter Holdco include the accounts of Charter Operating and CCPH, the accounts of CharterComm Holdings and CCA Group and their subsidiaries since December 23, 1998 (date acquired by Charter Investment), and the accounts of Marcus Cable since March 31, 1999. All subsidiaries are indirect wholly owned by Charter Holdco. All material intercompany transactions and balances have been eliminated.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. These investments are carried at cost that approximates market value.

Property, Plant and Equipment

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable television transmission and distribution facilities, and the cost of new customer installations. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, while equipment replacement and betterments are capitalized.

     Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets as follows:

Cable distribution systems..................................    3-15 years
Buildings and leasehold improvements........................    5-15 years
Vehicles and equipment......................................     3-5 years

Franchises

     Costs incurred in obtaining and renewing cable franchises are deferred and amortized over the lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable systems represent management's estimate of fair value and are generally amortized using the straight-line method over a period of 15 years. The period of 15 years is management's best estimate of the useful lives of the franchises and assumes substantially all of those franchises that expire during the period will be renewed by the Company. Accumulated amortization related to franchises was $650.5 million and $5.3 million, as of December 31, 1999 and 1998, respectively. Amortization expense related to franchises for the year ended December 31, 1999, and for the period from December 24, 1998, through December 31, 1998, was $520.0 million and $5.3 million, respectively.

Deferred Financing Costs

     Costs related to borrowings are deferred and amortized to interest expense using the effective interest method over the terms of the related borrowings. As of December 31, 1999, others assets include $120.7 million of deferred financing costs, net of accumulated amortization of $10.3 million.

Impairment of Assets

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If a review indicates that the carrying value of such asset is not recoverable based on projected undiscounted net cash flows related to the asset over its remaining life, the carrying value of such asset is reduced to its estimated fair value.

Revenues

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable system. As of December 31, 1999 and 1998, no installation revenue has been deferred, as direct selling costs have exceeded installation revenue.

     Local governmental authorities impose franchise fees on the Company ranging up to a federally mandated maximum of 5.0% of gross revenues. Such fees are collected on a monthly basis, from the Company's customers and are periodically remitted to local franchise authorities. Franchise fees collected and paid are reported as revenues and expenses.

Channel Launch Payments

     The Company receives upfront payments from certain programmers to launch and promote new cable television channels. A portion of these payments represents reimbursement of advertising costs paid by the Company to promote the new channels. These reimbursements have been immaterial. The remaining portion is being amortized as an offset to programming expense over the respective terms of the program agreements which range from one to 20 years. For the year ended December 31, 1999, and for the period from December 24, 1998, through December 31, 1998, the Company amortized and recorded as a reduction of programming costs $3.4 million and $12, respectively. As of December 31, 1999, the unamortized portion of payments received totaled $13.4 million and is included in other long-term liabilities.

Direct Response Advertising

     The Company expenses the production costs of advertising as incurred, except for direct response advertising, which is deferred and amortized over its expected period of future benefits. Direct response advertising consists primarily of direct mailings and radio, newspaper and cross-channel television advertisements that include a phone number for use in ordering the Company's products and services. The deferred advertising costs are amortized to advertising expense over the periods during which the future benefits are expected to be received. The periods range from two to four years depending on the type of service the customer subscribes to and represents the period the customer is expected to remain connected to the cable system. As of December 31, 1999, $700 of deferred advertising costs is included in other assets. Advertising expense was $30.0 million for the year ended December 31, 1999, including amortization of deferred advertising costs totaling $87.

Investments and Other Comprehensive Income

     Investments in equity securities are accounted for in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company owns common stock of WorldGate Communications, Inc. (WorldGate) that is classified as "available for sale" and reported at market value with unrealized gains and losses recorded as accumulated other comprehensive income. Based on quoted market prices, the investment was valued at $5.4 million as of December 31, 1999, and is included in other assets. Comprehensive loss for the year ended December 31, 1999, and for the period from December 24, 1998, through December 31, 1998, was $64.8 million and $2, respectively.

Interest Rate Hedge Agreements

     The Company manages fluctuations in interest rates by using interest rate hedge agreements, as required by certain debt agreements. Interest rate swaps, caps and collars are accounted for as hedges of debt obligations, and accordingly, the net settlement amounts are recorded as adjustments to interest expense in the period incurred. Premiums paid for interest rate caps are deferred, included in other assets, and are amortized over the original term of the interest rate agreement as an adjustment to interest expense.

     The Company's interest rate swap agreements require the Company to pay a fixed rate and receive a floating rate thereby creating fixed rate debt. Interest rate caps and collars are entered into by the Company to reduce the impact of rising interest rates on floating rate debt.

     The Company's participation in interest rate hedging transactions involves instruments that have a close correlation with its debt, thereby managing its risk. Interest rate hedge agreements have been designated for hedging purposes and are not held or issued for speculative purposes.

Income Taxes

     Substantially all of the taxable income, gains, losses, deductions and credits of Charter Holdco are passed through to its partners, Charter Investment, Vulcan Cable and Charter. Prior to November 12, 1999, income taxes were the responsibility of the owners of Charter Investment and Vulcan Cable and are not provided for in the accompanying consolidated financial statements. Beginning November 12, 1999, Charter is responsible for its share of taxable income (loss) of Charter Holdco allocated to Charter in accordance with partnership tax rules and regulations. The tax basis of Charter's investment in Charter Holdco is not materially different than the carrying value of the investment for financial reporting purposes as of December 31, 1999.

     Charter Holdco's limited liability company agreement provides that through the end of 2003, tax losses of Charter Holdco that would otherwise have been allocated to Charter will instead be allocated to the membership units held by Vulcan Cable and Charter Investment. At the time Charter first becomes profitable (as determined under the applicable federal income tax rules), the profits that would otherwise have been allocated to Charter will instead be allocated to the membership units held by Vulcan Cable and Charter Investment until the tax benefits are fully restored. Management does not expect Charter Holdco to generate tax profits in the foreseeable future.

Segments

     In 1998, the Company adopted SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. Segments have been identified based upon management responsibility. The individual segments have been aggregated into one segment, cable services.

Loss per Common Share

     For purposes of the loss per common share calculation for the period from December 24, 1998, through December 31, 1998, Mr. Allen's 50,000 shares of high vote Class B common stock are considered to be outstanding for the entire period. Basic loss per common share is computed by dividing the net loss by 50,000 shares for 1998 and 29,811,202 shares for 1999, representing the weighted average common shares outstanding during 1999. Diluted loss per common share equals basic loss per common share for the periods presented, as the effect of stock options is anti-dilutive because the Company generated net losses. All membership units of Charter Holdco are exchangeable on a one-for-one basis into common stock of Charter at the option of the holders. Should the holders exchange units for shares, the effect would not be dilutive.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United Sates requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. ACQUISITIONS:

     During 1999, the Company acquired cable systems in 11 separate transactions for an aggregate purchase price, of $7.6 billion, net of cash acquired, excluding debt assumed of $2.5 billion. In connection with two of the acquisitions, Charter Holdco issued equity interests totaling $683.3 million. The purchase prices were allocated to assets acquired and liabilities assumed based on their relative fair values, including amounts assigned to franchises of $9.7 billion. The allocation of the purchase prices for these acquisitions are based, in part, on preliminary information, which is subject to adjustment upon obtaining complete valuation information. Management believes that finalization of the purchase prices and allocation will not have a material impact on the consolidated results of operations or financial position of the Company.

     The above acquisitions were accounted for using the purchase method of accounting, and accordingly, results of operations of the acquired assets have been included in the financial statements from the dates of acquisition.

     Unaudited pro forma operating results of the Company as though the acquisitions discussed above, including the Paul Allen Transaction and the acquisition of Marcus Holdings, and the initial public offering of common stock and the March 1999 refinancing of debt discussed herein, had occurred on January 1, 1998, with adjustments to give effect to amortization of franchises, interest expense, minority interest and certain other adjustments are as follows:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                        --------------------------
                                                           1999           1998
                                                           ----           ----
                                                               (UNAUDITED)
Revenues............................................    $ 2,624,394    $ 2,412,252
Loss from operations................................       (355,030)      (333,595)
Loss before minority interest.......................     (1,181,635)    (1,165,806)
Net loss............................................       (479,744)      (473,317)

     The unaudited pro forma financial information has been presented for comparative purposes and does not purport to be indicative of the results of operations had these transactions been completed as of the assumed date or which may be obtained in the future.

4. ALLOWANCE FOR DOUBTFUL ACCOUNTS:

     Activity in the allowance for doubtful accounts is summarized as follows:

                                                                           PERIOD FROM
                                                                          DECEMBER 24,
                                                           YEAR ENDED     1998, THROUGH
                                                          DECEMBER 31,    DECEMBER 31,
                                                              1999            1998
                                                          ------------    -------------
Balance, beginning of period..........................      $  1,728         $1,702
Acquisitions of cable systems.........................         5,860             --
Charged to expense....................................        20,872             26
Uncollected balances written off, net of recoveries...       (16,989)            --
                                                            --------         ------
Balance, end of period................................      $ 11,471         $1,728
                                                            ========         ======

5. PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following at December 31:

                                                               1999         1998
                                                               ----         ----
Cable distribution systems..............................    $3,523,217    $661,749
Land, buildings and leasehold improvements..............       108,214      26,670
Vehicles and equipment..................................       176,221      30,590
                                                            ----------    --------
                                                             3,807,652     719,009
Less -- Accumulated depreciation........................      (317,079)     (2,767)
                                                            ----------    --------
                                                            $3,490,573    $716,242
                                                            ==========    ========

     For the year ended December 31, 1999, and for the period from December 24, 1998, through December 31, 1998, depreciation expense was $225.0 million and $2.8 million, respectively.

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following at December 31:

                                                               1999        1998
                                                               ----        ----
Accounts payable.........................................    $112,233    $  7,439
Liability for pending transfer of cable system...........      88,200          --
Accrued interest.........................................      85,870      30,809
Programming costs........................................      72,245      11,856
Capital expenditures.....................................      66,713      15,560
Franchise fees...........................................      46,524      12,534
Accrued general and administrative.......................      39,648       6,688
Accrued income taxes.....................................       4,188      15,205
Other accrued liabilities................................     191,154      27,495
                                                             --------    --------
                                                             $706,775    $127,586
                                                             ========    ========

     The liability for pending transfer of cable system represents the fair value of a cable system to be transferred upon obtaining necessary regulatory approvals in connection with the transaction with InterMedia Capital Partners IV
L. P., InterMedia Partners and their affiliates. Such approvals were subsequently obtained and the system assets were transferred in March 2000.

7. LONG-TERM DEBT:

     Long-term debt consists of the following at December 31:

                                                                   1999          1998
                                                                   ----          ----
Charter Holdings:
  14.000% Senior Secured Discount Debentures................    $       --    $  109,152
  11.250% Senior Notes......................................            --       125,000
  8.250% Senior Notes.......................................       600,000            --
  8.625% Senior Notes.......................................     1,500,000            --
  9.920% Senior Discount Notes..............................     1,475,000            --
Renaissance:
  10.000% Senior Discount Notes.............................       114,413            --
Rifkin:
  11.125% Senior Subordinated Notes.........................           900            --
Avalon:
  9.375% Senior Subordinated Notes..........................       150,000            --
  11.875% Senior Discount Notes.............................       196,000            --
  7.000% Note payable, due 2003.............................           500            --
CC VII Holdings, LLC (Falcon):
  8.375% Senior Debentures..................................       375,000            --
  9.285% Senior Discount Debentures.........................       435,250            --
Credit Facilities:
  Credit Agreements (including CCPH, CCA Group and
     CharterComm Holdings)..................................            --     1,726,500
  Charter Operating.........................................     2,906,000            --
  CC Michigan, LLC and CC New England, LLC (Avalon).........       170,000            --
  CC VI Operating Company, LLC (Fanch)......................       850,000            --
  Falcon Cable Communications, LLC..........................       865,500            --
                                                                ----------    ----------
                                                                 9,638,563     1,960,652
  Current maturities........................................            --       (10,450)
  Unamortized net (discount) premium........................      (702,108)       41,554
                                                                ----------    ----------
                                                                $8,936,455    $1,991,756
                                                                ==========    ==========

     In March 1999, Charter Holdings and Marcus Holdings extinguished substantially all existing long-term debt, excluding borrowings under its credit agreements, and refinanced substantially all existing credit agreements at various subsidiaries with a new credit agreement entered into by Charter Operating (the "Charter Operating Credit Facilities").

Charter Holdings Notes

     In March 1999, Charter Holdings and Charter Communications Holdings Capital Corporation, a wholly owned subsidiary of Charter Holdings, (collectively, the "Issuers") issued $600.0 million 8.250% Senior Notes due 2007 (the "8.250% Senior Notes") for net proceeds of $598.4 million, $1.5 billion 8.625% Senior Notes due 2009 (the "8.625% Senior Notes") for net proceeds of $1,495.4 million, and $1,475.0 million 9.920% Senior Discount Notes due 2011 (the "9.920% Senior Discount Notes") for net proceeds of $905.5 million, (collectively with the 8.250% Senior Notes and the 8.625% Senior Notes, referred to as the "Charter Holdings Notes").

     The 8.250% Senior Notes are not redeemable prior to maturity. Interest is payable semi-annually in arrears on April 1 and October 1, beginning October 1, 1999 until maturity.

     The 8.625% Senior Notes are redeemable at the option of the Issuers at amounts decreasing from 104.313% to 100% of par value beginning on April 1, 2004, plus accrued and unpaid interest, to the date of redemption. At any time prior to April 1, 2002, the Company may redeem up to 35% of the aggregate principal amount of the 8.625% Senior Notes at a redemption price of 108.625% of the principal amount under certain conditions. Interest is payable semi-annually in arrears on April 1 and October 1, beginning October 1, 1999, until maturity.

     The 9.920% Senior Discount Notes are redeemable at the option of the Issuers at amounts decreasing from 104.960% to 100% of accreted value beginning April 1, 2004. At any time prior to April 1, 2002, the Issuers may redeem up to 35% of the aggregate principal amount of the 9.920% Senior Discount Notes at a redemption price of 109.920% of the accreted value under certain conditions. Thereafter, cash interest is payable semi-annually in arrears on April 1 and October 1 beginning April 1, 2004, until maturity. The discount on the 9.920% Senior Discount Notes is being accreted using the effective interest method. The unamortized discount was $497.2 million at December 31, 1999.

     The Charter Holdings Notes rank equally with current and future unsecured and unsubordinated indebtedness (including accounts payables of the Company). The Issuers are required to make an offer to repurchase all of the Charter Holdings Notes, at a price equal to 101% of the aggregate principal or 101% of the accreted value, together with accrued and unpaid interest, upon a change of control of the Company.

Renaissance Notes

     In connection with the acquisition of Renaissance Media Group LLC (Renaissance) during the second quarter of 1999, the Company assumed $163.2 million principal amount at maturity of senior discount notes due April 2008 (the "Renaissance Notes"). As a result of the change in control of Renaissance, the Company was required to make an offer to repurchase the Renaissance Notes at 101% of their accreted value. In May 1999, the Company made an offer to repurchase the Renaissance Notes pursuant to this requirement, and the holders of the Renaissance Notes tendered an amount representing 30% of the total outstanding principal amount at maturity for repurchase. These notes were repurchased using a portion of the proceeds from the Charter Holdings Notes.

     As of December 31, 1999, $114.4 million aggregate principal amount at maturity of Renaissance Notes with an accreted value of $83.0 million remain outstanding. Interest on the Renaissance Notes shall be paid semi-annually at a rate of 10% per annum beginning on October 15, 2003.

     The Renaissance Notes are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2003, initially at 105% of their principal amount at maturity, plus accrued and unpaid interest, declining to 100% of the principal amount at maturity, plus accrued and unpaid interest, on or after April 15, 2006. In addition, at any time prior to April 15, 2001, the Company may redeem up to 35% of the original principal amount at maturity with the proceeds of one or more sales of membership units at 110% of their accreted value, plus accrued and unpaid interest on the redemption date, provided that after any such redemption, at least $106 million aggregate principal amount at maturity remains outstanding.

Rifkin Notes

     The Company acquired Rifkin Acquisition Partners L.L.L.P. and InterLink Communications, Partners, LLLP (collectively, "Rifkin") in September 1999 and assumed Rifkin's 11.125% senior subordinated notes due 2006 (the "Rifkin Notes") together with a $3.0 million promissory note payable to Monroe Rifkin,. Interest on the Rifkin Notes is payable semi-annually on January 15 and July 15 of each year. In September 1999, the Company commenced an offer to repurchase any and all of the outstanding Rifkin Notes, for cash at a premium over the principal amounts. In conjunction with this tender offer, the Company sought and obtained the consent of a majority in principal amount of the note holders of the outstanding Rifkin Notes to proposed amendments to the indenture governing the Rifkin Notes, which eliminated substantially all of the restrictive covenants. In October 1999, the Company repurchased a portion of the Rifkin Notes with a total outstanding principal amount of $124.1 million for a total of $140.6 million, including a consent fee to the holders who delivered timely consents amending the indenture, and repurchased the promissory note issued to Monroe Rifkin for $3.4 million. These notes were paid using borrowings from the Charter Operating Credit Facilities. At December 31, 1999, $900 aggregate principal of Rifkin Notes remain outstanding.

Avalon Notes

     The Company acquired CC V Holdings, LLC (Avalon) (formerly known as Avalon Cable LLC) in November 1999 and assumed Avalon's 11.875% Senior Discount Notes Due 2008 (the "Avalon 11.875% Notes") and 9.375% Subordinated Notes Due 2008 (the "Avalon 9.375% Notes"). As of December 31, 1999, $196.0 million aggregate principal amount of the Avalon 11.875% Notes with an accreted value of $124.8 million and $150.0 million principal amount of the Avalon 9.375% Notes were outstanding. After December 1, 2003, cash interest on the Avalon 11.875% Notes will be payable semi-annually on June 1 and December 1 of each year, commencing June 1, 2004.

     On December 3, 1999, the Company commenced a change of control offer with respect to the Avalon 9.375% Notes and a change of control offer with respect to the Avalon 11.875% Notes at purchase prices of 101% of principal amount or accreted value, as applicable. In January 2000, the Company completed the repurchase of the Avalon 9.375% Notes with a total outstanding principal amount of $134.0 million for a total of $137.4 million. In addition to the change of control repurchase, the Company repurchased the remaining outstanding principal amount of $16.0 million in the open market for $16.3 million. Also in January 2000, the Company repurchased a portion of the Avalon 11.875% Notes with a total outstanding principal amount of $16.3 million for a total of $10.5 million. The repurchase of the Avalon 9.375% Notes and the Avalon 11.875% Notes was funded by a portion of the cash proceeds from the issuance of additional notes by Charter Holdings in January 2000 (the "January 2000 Charter Holdings Notes"). Avalon 11.875% Notes with a total principal amount at maturity of $179.8 million and an accreted value of $116.4 million remain outstanding after the repurchases.

Falcon Debentures

     The Company acquired CC VII Holdings, LLC (Falcon) (formerly known as Falcon Communications, L.P.) in November 1999 and assumed Falcon's 8.375% Senior Debentures Due 2010 (the "Falcon 8.375% Debentures") and 9.285% Senior Discount Debentures Due 2010 (the "Falcon 9.285% Debentures", collectively, with the Falcon 8.375% Debentures, the "Falcon Debentures"). As of December 31, 1999, $375.0 million aggregate principal amount of the Falcon 8.375% Debentures and $435.3 million aggregate principal amount of the Falcon 9.285% Debentures, with an accreted value of $323.0 million were outstanding.

     On December 10, 1999, the Company commenced change of control offers and offered to repurchase the Falcon Debentures at purchase prices of 101% of principal amount, plus unpaid and accrued interest, or accreted value, as applicable. In February 2000, the Company completed the repurchase of the Falcon 8.375% Debentures with a total outstanding principal amount of $317.4 million for a total of $328.6 million. In addition to the change of control repurchase, the Company repurchased the Falcon 8.375% Debentures with a total outstanding principal amount of $57.6 million in the open market for $59.4 million. Also, in February 2000, the Company repurchased the Falcon 9.285% Debentures with an aggregate principal amount of $230.0 million for a total of $173.8 million. In addition to the change of control repurchase, the Company repurchased the Falcon 9.285% Debentures with an aggregate principal amount of $205.3 million in the open market for $154.3 million. The repurchase of all the Falcon Debentures was funded by a portion of the proceeds from the January 2000 Charter Holdings Notes.

Helicon Notes

     The Company acquired Helicon I, L.P. and affiliates (Helicon) in July 1999 and assumed Helicon's 11% Senior Secured Notes due 2003 (the "Helicon Notes"). On November 1, 1999, the Company redeemed all of the Helicon Notes at a purchase price equal to 103% of their principal amount, plus accrued interest, for $124.8 million using borrowings from the Charter Operating Credit Facilities.

Charter Operating Credit Facilities

     The Charter Operating Credit Facilities provide for two term facilities, one with a principal amount of $1.0 billion that matures September 2007 (Term
A), and the other with the principal amount of $1.85 billion that matures March 2008 (Term B). The Charter Operating Credit Facilities also provide for a $1.25 billion revolving credit facility with a maturity date of September 2007 and at the options of the lenders, supplemental credit facilities, in the amount of $500.0 million available until March 18, 2002. Amounts under the Charter Operating Credit Facilities bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin of up to 2.75% (8.22% to 8.97% as of December 31, 1999). A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of Term A and the revolving credit facility. As of December 31, 1999, the unused availability was $1.2 billion. In March 2000, the credit agreement was amended to increase the amount of the supplemental credit facility to $1.0 billion. In connection with this amendment, $600.0 million of the supplemental credit facility (the "Incremental Term Loan") was drawn down. The Incremental Term Loan maturity date is September 18, 2008.

Avalon Credit Facilities

     In connection with the Avalon acquisition, the Company entered into a new credit agreement (the "Avalon Credit Facilities"). The Avalon Credit Facilities have maximum borrowings of $300.0 million, consisting of a revolving facility in the amount of $175.0 million that matures May 15, 2008, and a Term B loan in the amount of $125.0 million that matures on November 15, 2008. The Avalon Credit Facilities also provide for, at the options of the lenders, supplemental credit facilities in the amounts of $75 million available until December 31, 2003. All amounts mature in June 2008. Amounts under the Avalon Credit Facilities bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin up to 2.75% (7.995% to 8.870% as of December 31, 1999). A quarterly commitment fee of between 0.250% and 0.375% per annum is payable on the unborrowed balance. The Company borrowed $170.0 million under the Avalon Credit Facilities to fund a portion of the Avalon purchase price. As of December 31, 1999, unused availability was $ 130.0 million.

Fanch Credit Facilities

     In connection with the acquisition of cable systems of Fanch Cablevision L.P. and affiliates (Fanch), the Company entered into a new credit agreement (the "Fanch Credit Facilities"). The Fanch Credit Facilities provide for two term facilities, one with a principal amount of $450.0 million that matures May 2008 (Term A), and the other with the principal amount of $400.0 million that matures November 2008 (Term B). The Fanch Credit Facilities also provide for a $350.0 million revolving credit facility with a maturity date of May 2008 and at the options of the lenders, supplemental credit facilities, in the amount of $300.0 million available until December 31, 2004. Amounts under the Fanch Credit Facilities bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin of up to 2.75% (8.12% to 8.87% as of December 31, 1999). A quarterly commitment fee of between 0.250% and 0.375% per annum is payable on the unborrowed balance. The Company used $850.0 million of the credit facilities to fund a portion of the Fanch purchase price. As of December 31, 1999, unused availability was $ 350.0 million.

Falcon Credit Facilities

     In connection with the Falcon acquisition, the existing Falcon credit agreement (the "Falcon Credit Facilities") was amended to provide for two term facilities, one with a principal amount of $200.0 million that matures June 2007 (Term B), and the other with the principal amount of $300.0 million that matures December 2007 (Term C). The Falcon Credit Facilities also provide for a $646.0 million revolving credit facility with a maturity date of December 2006 and at the options of the lenders, supplemental credit facilities in the amounts of $700.0 million with a maturity date of December 2007. At December 31, 1999, $110.0 million was outstanding under the supplemental credit facilities. Amounts under the Falcon Credit Facilities bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin of up to 2.5% (7.57% to 8.73% as of December 31, 1999). A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance. As of December 31, 1999, unused availability was $ 390.5 million. However, debt covenants limit the amount that can be borrowed to $342.0 million at December 31, 1999.

     The indentures governing the debt agreements require issuers of the debt and/or its subsidiaries to comply with various financial and other covenants, including the maintenance of certain operating and financial ratios. These debt instruments also contain substantial limitations on, or prohibitions of distributions, additional indebtedness, liens, asset sales and certain other items. As a result of limitations and prohibitions of distributions, substantially all of the net assets of the consolidated subsidiaries are restricted for distribution to Charter Holdings, Charter Holdco and Charter.

     Based upon outstanding indebtedness at December 31, 1999, the amortization of term loans, scheduled reductions in available borrowings of the revolving credit facilities, and the maturity dates for all senior and subordinated notes and debentures, aggregate future principal payments on the total borrowings under all debt agreements at December 31, 1999, are as follows:

YEAR                                                              AMOUNT
----                                                              ------
2000........................................................    $       --
2001........................................................         5,000
2002........................................................        93,875
2003........................................................       284,229
2004........................................................       261,423
Thereafter..................................................     8,994,036
                                                                ----------
                                                                $9,638,563
                                                                ==========

8. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     A summary of debt and the related interest rate hedge agreements at December 31, 1999, is as follows:

                                                              CARRYING     NOTIONAL       FAIR
                                                               VALUE        AMOUNT       VALUE
                                                              --------     --------      -----
DEBT
Charter Holdings:
  8.250% Senior Notes......................................  $  598,557   $       --   $  558,000
  8.625% Senior Notes......................................   1,495,787           --    1,395,000
  9.920% Senior Discount Notes.............................     977,807           --      881,313
Renaissance:
  10.000% Senior Discount Notes............................      86,507           --       79,517
Rifkin:
  11.125% Senior Subordinated Notes........................         954           --          990
Avalon:
  9.375% Senior Subordinated Notes.........................     151,500           --      151,500
  11.875% Senior Discount Notes............................     129,212           --      129,212
  7.000% Note payable, due 2003............................         500           --          500
CC VII Holdings, LLC (Falcon):
  8.375% Senior Debentures.................................     378,750           --      378,750
  9.285% Senior Discount Debentures........................     325,381           --      325,381
Credit Facilities:
  Charter Operating........................................   2,906,000           --    2,906,000
  CC Michigan LLC and CC New England LLC (Avalon)..........     170,000           --      170,000
  CC VI Operating, LLC (Fanch).............................     850,000           --      850,000
  Falcon Cable Communications, LLC.........................     865,500           --      865,500
INTEREST RATE HEDGE AGREEMENTS
Swaps......................................................  $   (6,827)  $4,542,713   $  (47,220)
Caps.......................................................          --       15,000           16
Collars....................................................       1,361      240,000         (199)

     A summary of debt and the related interest rate hedge agreements at December 31, 1998, is as follows:

                                                              CARRYING     NOTIONAL       FAIR
                                                               VALUE        AMOUNT       VALUE
                                                              --------     --------      -----
DEBT
Credit Agreements (including CCPH, CCA Group and
  CharterComm Holdings)....................................  $1,726,500   $       --   $1,726,500
14.000% Senior Secured Discount Debentures.................     138,102           --      138,102
11.250% Senior Notes.......................................     137,604           --      137,604
INTEREST RATE HEDGE AGREEMENTS
Swaps......................................................  $   23,216   $1,105,000   $   23,216
Caps.......................................................          --       15,000           --
Collars....................................................       4,174      310,000        4,174

     As the long-term debt under the credit agreements bears interest at current market rates, their carrying amount approximates market value at December 31, 1999 and 1998. The fair values of the notes and the debentures are based on quoted market prices.

     The weighted average interest pay rate for the Company's interest rate swap agreements was 8.06% and 7.66% at December 31, 1999 and 1998, respectively. The weighted average interest rate for the Company's interest rate cap agreements was 9.0% and 8.55% at December 31, 1999 and 1998, respectively. The weighted average interest rate for the Company's interest rate collar agreements were 9.13% and 7.74% for the cap and floor components, respectively, at December 31, 1999, and 8.61% and 7.31%, respectively, at December 31, 1998.

     The notional amounts of interest rate hedge agreements do not represent amounts exchanged by the parties and, thus, are not a measure of the Company's exposure through its use of interest rate hedge agreements. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

     The fair value of interest rate hedge agreements generally reflects the estimated amounts that the Company would (receive) or pay (excluding accrued interest) to terminate the contracts on the reporting date, thereby taking into account the current unrealized gains or losses of open contracts. Dealer quotations are available for the Company's interest rate hedge agreements.

     Management believes that the sellers of the interest rate hedge agreements will be able to meet their obligations under the agreements. In addition, some of the interest rate hedge agreements are with certain of the participating banks under the Company's credit facilities, thereby reducing the exposure to credit loss. The Company has policies regarding the financial stability and credit standing of major counterparties. Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the Company's consolidated financial position or results of operations.

9. STOCKHOLDERS' EQUITY:

     At December 31, 1999, 1.5 billion shares of $.001 par value Class A common stock, 750 million shares of $.001 par value Class B common stock, and 250 million shares of $.001 par value preferred stock are authorized. At December 31, 1999, 221.7 million, 50,000 and no shares of Class A common stock, Class B common stock and preferred stock, respectively, were issued and outstanding. The
221.7 million shares of Class A common stock includes 26.8 million shares classified as redeemable securities (see Note 16). At December 31, 1998, there were 750 million share authorized and 50,000 shares of Class B common stock issued and outstanding.

10. INCOME TAXES:

     Certain indirect subsidiaries of Charter Holdings are Corporations and file separate federal and state income tax returns. Results of operations from these subsidiaries are not material to the consolidated results of operations of the Company. Income tax expense for the year ended December 31, 1999, represents taxes assessed by certain state jurisdictions. Deferred income tax assets and liabilities are not material.

     Charter files separate federal and state income tax returns and is responsible for its share of taxable income (loss) of Charter Holdco as determined by partnership tax rules and regulations and Charter Holdco's limited liability company agreement (see Note 2). Management does not expect Charter to pay any income taxes in the foreseeable future. Any net deferred income tax assets will be offset entirely by a valuation allowance because of current and expected future losses.

11. REVENUES:

     Revenues consist of the following:

                                                                           PERIOD FROM
                                                                          DECEMBER 24,
                                                           YEAR ENDED     1998, THROUGH
                                                          DECEMBER 31,    DECEMBER 31,
                                                              1999            1998
                                                          ------------    -------------
Basic.................................................     $1,002,954        $ 9,347
Premium...............................................        124,788          1,415
Pay-per-view..........................................         27,537            260
Digital video.........................................          8,299             10
Advertising sales.....................................         71,997            493
Cable modem...........................................         10,107             55
Other.................................................        182,562          2,133
                                                           ----------        -------
                                                           $1,428,244        $13,713
                                                           ==========        =======

12. OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES:

     Operating, general and administrative expenses consist of the following:

                                                                           PERIOD FROM
                                                                          DECEMBER 24,
                                                           YEAR ENDED     1998, THROUGH
                                                          DECEMBER 31,    DECEMBER 31,
                                                              1999            1998
                                                          ------------    -------------
Programming...........................................      $330,754         $3,137
General and administrative............................       237,480          2,377
Service...............................................        99,486            847
Advertising...........................................        31,281            344
Marketing.............................................        23,447            225
Other.................................................        15,509            204
                                                            --------         ------
                                                            $737,957         $7,134
                                                            ========         ======

13. RELATED PARTY TRANSACTIONS:

     Charter Investment provides management services to the Company including centralized customer billing services, data processing and related support, benefits administration and coordination of insurance coverage and self-insurance programs for medical, dental and workers' compensation claims. Certain costs for services are billed and charged directly to the Company's operating subsidiaries and are included in operating costs. These billings are allocated based on the number of basic customers. Such costs totaled $16.5 million and $128 for the year ended December 31, 1999, and for the period from December 24, 1998, through December 31, 1998, respectively. All other costs incurred by Charter Investment on behalf of the Company are recorded as expenses in the accompanying consolidated financial statements and are included in corporate expense charges-related party. Management believes that costs incurred by Charter Investment on the

Company's behalf and included in the accompanying financial statements are not materially different than costs the Company would have incurred as a stand-alone entity.

     Charter Investment utilizes a combination of excess insurance coverage and self-insurance programs for its medical, dental and workers' compensation claims. Charges are made to the Company as determined by independent actuaries at the present value of the actuarially computed present and future liabilities for such benefits. Medical coverage provides for $1.0 million aggregate stop loss protection and a loss limitation of $100 per person per year. Workers' compensation coverage provides for $1.0 million aggregate stop loss protection and a loss limitation of $250 per person per year.

     The Company is charged a management fee as stipulated in the management agreement between Charter Investment and Charter. To the extent management fees charged to the Company are greater (less) than the corporate expenses incurred by Charter Investment, the Company records distributions to (capital contributions from) Charter Investment. For the year ended December 31, 1999, the Company recorded distributions of $10.9 million, a portion of which have been allocated to minority interest. For the period from December 24, 1998, through December 31, 1998, the management fee charged to the Company approximated the corporate expenses incurred by Charter Investment on behalf of the Company. As of December 31, 1999 and 1998, management fees currently payable of $9.2 million and $473, respectively, are included in payables to related party. For the period from December 24, 1998, through December 31, 1998, the management fee charged to the Company approximated the corporate expenses incurred by Charter Investment and Charter on behalf of the Company. The credit facilities and indebtedness prohibit payments of management fees in excess of 3.5% of revenues until repayment of such indebtedness. Any amount in excess of 3.5% of revenues owed to Charter Investment based on the management agreement is recorded as deferred management fees-related party.

     Charter, Mr. Allen and certain affiliates of Mr. Allen own equity interests or warrants to purchase equity interests in various entities that provide services or programming to the Company, including High Speed Access Corp. (High Speed Access), WorldGate, Wink Communications, Inc. (Wink), ZDTV, LLC (ZDTV), USA Networks, Inc. (USA Networks) and Oxygen Media Inc. (Oxygen Media). In addition, certain officers or directors of the Company also serve as directors of High Speed Access and USA Networks. The Company and its affiliates do not hold controlling interests in any of these companies.

     Certain of the Company's cable customers receive cable modem-based Internet access through High Speed Access and TV-based Internet access through WorldGate. For the year ended December 31, 1999, and for the period from December 24, 1998, through December 31, 1998, revenues attributable to these services were less than 1% of total revenues.

     The Company receives programming and certain interactive features embedded into programming for broadcast via its cable systems from Wink, ZDTV, USA Networks and Oxygen Media. The Company pays a fee for the programming service generally based on the number of customers receiving the service. Such fees for the year ended December 31, 1999, and for the period from December 24, 1998, through December 31, 1998, were approximately 1% of total operating costs. In addition, the Company receives commissions from USA Networks for home shopping sales generated by its customers. Such revenues for the year ended December 31, 1999, and for the period from December 24, 1998, through December 31, 1998, were less than 1% of total revenues.

14. MINORITY INTEREST AND EQUITY INTERESTS OF CHARTER HOLDCO:

     Minority interest represents total members' equity of Charter Holdco multiplied by 59.4% as of December 31, 1999, and 99.96% as of December 31, 1998, the ownership percentages of Charter Holdco not owned by Charter. Members' equity of Charter Holdco was $9.1 billion as of December 31, 1999, and $2.2 billion as of December 31, 1998. Gains (losses) arising from issuances by Charter Holdco of its membership units are recorded as capital transactions thereby increasing (decreasing) stockholders' equity and (decreasing) increasing minority interest on the consolidated balance sheets.

     Changes to minority interest consist of the following:

                                                                 MINORITY
                                                                 INTEREST
                                                                 --------
Initial transfer of Charter Investment's operating
  subsidiaries to Charter Holdco............................    $2,150,979
Option compensation expense.................................           845
Minority interest in loss of subsidiary.....................        (5,275)
                                                                ----------
Balance, December 31, 1998..................................     2,146,549
Distributions to Charter Investment.........................        (8,698)
Transfer of Marcus Holdings' operating subsidiaries to
  Charter Holdco............................................     1,252,370
Transfer of Rifkin equity interests to Charter Holdco.......       180,710
Charter Holdco equity issued to Falcon and Rifkin sellers...       683,312
Charter Holdco equity issued to Vulcan Cable for cash.......     1,894,290
Contribution of marketable securities by Charter
  Investment................................................           951
Accretion of preferred equity of Charter Holdco.............         1,755
Exchange of Charter Holdco units for Charter common stock...      (638,561)
Equity classified as redeemable securities..................       (50,151)
Minority interest in loss of subsidiary.....................      (572,607)
Option compensation expense.................................        75,486
Gain on issuance of equity by Charter Holdco................       413,848
Unrealized gain on marketable securities available for
  sale......................................................         2,077
                                                                ----------
Balance, December 31, 1999..................................    $5,381,331
                                                                ==========

     The preferred equity interests in Charter Holdco held by the Rifkin sellers were exchangeable into Class A common stock of Charter at the option of the Rifkin sellers only at the time of the initial public offering. In November 1999, preferred equity interests of $130.3 million were exchanged into common stock of Charter. The membership units of Charter Holdco held by the Falcon sellers were exchangeable into Class A common stock of Charter. The units are also puttable to Mr. Allen for cash. In November 1999, membership units of $43.4 million were put to Mr. Allen and $506.6 million were exchanged into the Class A common stock of Charter. For a two-year period, equity held by the Rifkin and Falcon sellers may be put to Mr. Allen for cash.

     Pursuant to a membership interests purchase agreement, as amended, Vulcan Cable contributed $500.0 million in cash on August 10, 1999, to Charter Holdco, contributed an additional $180.7 million in certain equity interests acquired in connection with the acquisition of Rifkin in September 1999, to Charter Holdco, and contributed $644.3 million in September 1999 to Charter Holdco. All funds and equity interests were contributed to Charter Holdings. Concurrently with closing of the initial public offering, Vulcan Cable contributed $750 million in cash to Charter Holdco.

15. OPTION PLAN:

     In accordance with an employment agreement between Charter Investment and the President and Chief Executive Officer of Charter and a related option agreement with the President and Chief Executive Officer, an option to purchase 7,044,127 Charter Holdco membership interests, was issued to the President and Chief Executive Officer. The option vests over a four-year period from the date of grant and expires ten years from the date of grant.

     In February 1999, Charter Holdings adopted an option plan providing for the grant of options. The plan was assumed by Charter Holdco. The option plan provides for grants of options to employees, officers and directors of Charter Holdco and its affiliates and consultants who provide services to Charter Holdco. Options granted vest over five years from the grant date, commencing 15 months after the date of grant. Options not exercised accumulate and are exercisable, in whole or in part, in any subsequent period, but not later than ten years from the date of grant.

     Membership units received upon exercise of the options are automatically exchanged for shares of Class A common stock of Charter on a one-for-one basis.

     A summary of the activity for the Company's option plan for the year ended December 31, 1999, and for the period from December 23, 1998, through December 31, 1998, is as follows:

                                                                 1999                      1998
                                                        ----------------------    ----------------------
                                                                      WEIGHTED                  WEIGHTED
                                                                      AVERAGE                   AVERAGE
                                                                      EXERCISE                  EXERCISE
                                                          SHARES       PRICE        SHARES       PRICE
                                                          ------      --------      ------      --------
Options outstanding, beginning of period............     7,044,127     $20.00         --         $--
Granted
  December 23, 1998.................................                               7,044,127      20.00
  February 9, 1999..................................     9,111,681      20.00
  April 5, 1999.....................................       473,000      20.73
  November 8, 1999..................................     4,741,400      19.00
Cancelled...........................................      (612,600)     19.95
                                                        ----------     ------     ----------     ------
Options outstanding, end of period..................    20,757,608     $19.79      7,044,127     $20.00
                                                        ==========     ======     ==========     ======
Weighted Average Remaining Contractual Life.........     9.2 years                10.0 years
                                                        ==========                ==========
Options Exercisable, end of period..................     2,091,032     $19.90      1,761,032     $20.00
                                                        ==========     ======     ==========     ======
Weighted average fair value of options granted......        $12.59                    $12.50
                                                        ==========                ==========

     In February 2000, the Company granted 5.7 million options at $19.47 per share.

     The Company uses the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, to account for the option plans. Option compensation expense of $80.0 million and $845 for the year ended December 31, 1999, and for the period from December 24, 1998, to December 31, 1998, respectively, has been recorded in the consolidated financial statements since the exercise prices were less than the estimated fair values of the underlying membership interests on the date of grant. Estimated fair values were determined by the Company using the valuation inherent in the Paul Allen Transaction and valuations of public companies in the cable television industry adjusted for factors specific to the Company. Compensation expense is being recorded over the vesting period of each grant that varies from four to five years. As of December 31, 1999, deferred compensation remaining to be recognized in future periods totaled $79.4 million. No stock option compensation expense was recorded for the options granted on November 8, 1999, since the exercise price is equal to the estimated fair value of the underlying membership interests on the date of grant. Since the membership units are exchangeable into Class A common stock of Charter on a one-for-one basis, the estimated fair value was equal to the initial offering price of Class A common stock.

     Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), requires pro forma disclosure of the impact on earnings as if the compensation costs for these plans had been determined consistent with the fair value methodology of this statement. The Company's net loss would have been increased to the following unaudited pro forma amounts under SFAS 123:

                                                                           PERIOD FROM
                                                                          DECEMBER 24,
                                                           YEAR ENDED     1998, THROUGH
                                                          DECEMBER 31,    DECEMBER 31,
                                                              1999            1998
                                                          ------------    -------------
Net loss:
  As reported.........................................      $(66,229)        $   (2)
  Pro forma (unaudited)...............................       (68,923)            (2)
Basic and diluted loss per common share:
  As reported.........................................         (2.22)         (0.04)
  Pro forma (unaudited)...............................         (2.31)         (0.04)

     The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted average assumptions were used for grants during the year ended December 31, 1999, and for the period from December 24, 1998, through December 31, 1998, respectively: risk-free interest rates of 5.5% and 4.8%; expected volatility of 43.8% and 43.7%; and expected lives of 10 years. The valuations assume no dividends are paid.

16. COMMITMENTS AND CONTINGENCIES:

Leases

     The Company leases certain facilities and equipment under noncancelable operating leases. Leases and rental costs charged to expense for the year ended December 31, 1999, and for the period from December 24, 1998, through December 31, 1998, were $11.2 million and $70, respectively. As of December 31, 1999, future minimum lease payments are as follows:

2000........................................................    $9,036
2001........................................................     7,141
2002........................................................     4,645
2003........................................................     3,153
2004........................................................     2,588
Thereafter..................................................     8,845

     The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the year ended December 31, 1999, and for the period from December 24, 1998, through December 31, 1998, was $14.3 million and $137, respectively.

Litigation

     The Company is a party to lawsuits and claims that arose in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits and claims will not have a material adverse effect on the Company's consolidated financial position or results of operations.

Redeemable Securities

     As previously disclosed in Charter's Registration Statement on Form S-1, as amended, the Rifkin and Falcon sellers who own membership units of Charter Holdco, including those sellers that exchanged their units for common stock of Charter, and certain Helicon sellers who purchased Class A common stock in November 1999, may have rescission rights arising out of possible violations of
Section 5 of the Securities Act of 1933, as amended, in connection with the offers and sales of these equity interests. Accordingly, the maximum potential cash obligation related to the rescission rights, estimated at $750.9 million, has been excluded from stockholders' equity or minority interest and classified as "redeemable securities" on the consolidated balance sheet at December 31, 1999. One year after the dates of issuance of these equity interests (when these rescission rights will have expired), the Company will reclassify the respective amounts to stockholders' equity or minority interest, as applicable.

Regulation in the Cable Television Industry

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. During 1999, the amounts refunded by the Company have been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company is unable to justify its basic rates. As of December 31, 1999, approximately 18% of the Company's local franchising authorities are certified to regulate basic tier rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the consolidated financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulated rates on the cable programming service tier (CPST). The FCC has taken the position that it will still adjudicate pending CPST complaints but will strictly limit its review, and possible refund orders, to the time period predating the sunset date, March 31, 1999. The Company does not believe any adjudications regarding their pre-sunset complaints will have a material adverse effect on the Company's consolidated financial position or results of operations.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation.

17. EMPLOYEE BENEFIT PLANS:

     The Company's employees may participate in 401(k) plans (the "401(k) Plans"). Employees that qualify for participation can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company matches 50% of the first 5% of participant contributions. The Company made contributions to the 401(k) Plans totaling $2.9 million and

$20 for the year ended December 31, 1999, and for the period from December 24, 1998, through December 31, 1998, respectively.

18. ACCOUNTING STANDARD NOT YET IMPLEMENTED:

     The Company is required to adopt Statement of Financial Accounting Standards Board No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133) on January 1, 2001. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Company has not yet quantified the impact of adopting SFAS No. 133 on the consolidated financial statements nor has the Company determined the timing of the adoption of SFAS No. 133. However, SFAS No. 133 could increase the volatility in earnings (losses).

19. PARENT COMPANY ONLY FINANCIAL STATEMENTS:

     As the result of limitations on and prohibition of distributions, substantially all of the net assets of the consolidated subsidiaries are restricted for distribution to Charter, the parent company. The following parent-only financial statements of Charter account for the investment in Charter Holdco under the equity method of accounting. The financial statements should be read in conjunction with the consolidated financial statements of the Company and notes thereto.

               CHARTER COMMUNICATIONS, INC. (PARENT COMPANY ONLY)
                            CONDENSED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                   DECEMBER 31,
                                                                ------------------
                                                                   1999       1998
                                                                   ----       ----
ASSETS
Cash and cash equivalents...................................    $   19,369    $ --
Other current assets........................................           694      --
Investment in Charter Holdco................................     3,762,016     830
                                                                ----------    ----
                                                                $3,782,079    $830
                                                                ==========    ====
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities.........................................    $    9,175    $ --
Payables to related parties.................................        10,888      --
Redeemable securities.......................................       750,937      --
Stockholders' equity........................................     3,011,079     830
                                                                ----------    ----
          Total liabilities and stockholders' equity........    $3,782,079    $830
                                                                ==========    ====

               CHARTER COMMUNICATIONS, INC. (PARENT COMPANY ONLY)
                       CONDENSED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                                 PERIOD FROM
                                                                                DECEMBER 24,
                                                                 YEAR ENDED     1998, THROUGH
                                                                DECEMBER 31,    DECEMBER 31,
                                                                    1999            1998
                                                                ------------    -------------
REVENUES
Interest income.............................................    $       570          $--
Management fees.............................................            716           --
                                                                -----------          ---
          Total revenues....................................          1,286           --
EXPENSES
Equity in losses of Charter Holdco..........................        (66,229)          (2)
General and administrative expenses.........................           (716)          --
Interest expense............................................           (570)          --
                                                                -----------          ---
          Total expenses....................................        (67,515)          (2)
                                                                -----------          ---
  Net loss..................................................    $   (66,229)         $(2)
                                                                ===========          ===

               CHARTER COMMUNICATIONS, INC. (PARENT COMPANY ONLY)
                       CONDENSED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                 PERIOD FROM
                                                                                DECEMBER 24,
                                                                 YEAR ENDED     1998, THROUGH
                                                                DECEMBER 31,    DECEMBER 31,
                                                                    1999            1998
                                                                ------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................    $   (66,229)         $(2)
  Equity in losses of Charter Holdco........................         66,229            2
  Change in assets and liabilities..........................         19,369           --
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in Charter Holdco..............................     (3,290,436)          --
  Payment for acquisition...................................       (258,434)          --
CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of Class B common stock to Mr. Allen.............            950           --
  Net proceeds from initial public offering of common
     stock..................................................      3,547,920           --
                                                                -----------          ---
NET INCREASE IN CASH AND CASH EQUIVALENTS...................         19,369           --
CASH AND CASH EQUIVALENTS, beginning of period..............             --           --
                                                                -----------          ---
CASH AND CASH EQUIVALENTS, end of period....................    $    19,369          $--
                                                                ===========          ===

20. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):

     Year ended December 31, 1999:

                                                    FIRST       SECOND        THIRD         FOURTH
                                                    -----       ------        -----         ------
Revenues.......................................    $160,955    $ 308,038    $ 376,189    $    583,062
Loss from operations...........................     (17,535)     (54,032)     (38,296)        (76,572)
Loss before minority interest..................     (76,713)    (155,186)    (164,153)       (242,784)
Net loss.......................................         (27)         (35)         (35)        (66,132)
Basic and diluted loss per common share........       (0.54)       (0.70)       (0.70)          (0.56)
Weighted average shares outstanding............      50,000       50,000       50,000     118,124,333

21. SUBSEQUENT EVENTS:

     On January 6, 2000, Charter Holdings issued the January 2000 Charter Holdings Notes with a principal amount of $1.5 billion. The January 2000 Charter Holdings Notes are comprised of $675.0 million 10.00% Senior Notes due 2009, $325.0 million 10.25% Senior Notes due 2010, and $532.0 million 11.75% Senior Discount Notes due 2010. The net proceeds were approximately $1.3 billion, after giving effect to discounts, commissions and expenses. The proceeds from the January 2000 Charter Holdings Notes were used to finance the repurchases of debt assumed in certain transactions.

     On February 14, 2000, Charter Holdco and Charter Holdings completed the acquisition of Bresnan Communications Company Limited Partnership (Bresnan). Prior to the acquisition, Charter Holdco assigned a portion of its rights to purchase Bresnan to Charter Holdings. Charter Holdco and Charter Holdings purchased 52% of Bresnan from certain sellers for cash and certain sellers contributed 18% of Bresnan to Charter Holdco for 14.8 million Class C common membership units of Charter Holdco, an approximate 2.6% equity interest in Charter Holdco. Charter Holdco then transferred its ownership interest to Charter Holdings. Thereafter, Charter Holdings and certain sellers contributed all of the outstanding interests in Bresnan to CC VIII, LLC (CC VIII), a subsidiary of Charter Holdings and Bresnan was dissolved. In exchange for the contribution of their interests in Bresnan, the sellers received approximately
24.2 million Class A preferred membership units in CC VIII representing 30% of the equity of CC VIII and are entitled to a 2% annual return on their preferred membership units. The purchase price for Bresnan was approximately $3.1 billion subject to adjustment and was comprised of $1.1 billion in cash, $384.6 million and $629.5 million in equity in Charter Holdco and CC VIII, respectively, and approximately $1.0 billion in assumed debt. All the membership units received by the sellers are exchangeable on a one-for-one basis for Class A common stock of Charter. The Bresnan cable systems acquired are located in Michigan, Minnesota, Wisconsin and Nebraska, and serve approximately 686,000 (unaudited) customers.

     In March 2000, Charter repurchased all of the outstanding Bresnan 9.25% Senior Discount Notes Due 2009 with an accreted value of $192.1 million and the Bresnan 8.00% Senior Notes Due 2009 with a principal amount of $170.0 million for a total of $369.7 million. The notes were repurchased using a portion of the proceeds of the January 2000 Charter Holdings Notes.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Charter Communications Properties Holdings, LLC:

     We have audited the accompanying consolidated statements of operations, changes in shareholder's investment and cash flows of Charter Communications Properties Holdings, LLC and subsidiaries for the period from January 1, 1998, through December 23, 1998, and for the year ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the operations and the cash flows of Charter Communications Properties Holdings, LLC and subsidiaries for the period from January 1, 1998, through December 23, 1998, and for the year ended December 31, 1997, in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
February 5, 1999

        CHARTER COMMUNICATIONS PROPERTIES HOLDINGS, LLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                 PERIOD FROM
                                                                 JANUARY 1,
                                                                1998, THROUGH     YEAR ENDED
                                                                DECEMBER 23,     DECEMBER 31,
                                                                    1998             1997
                                                                -------------    ------------
REVENUES....................................................      $ 49,731         $18,867
                                                                  --------         -------
OPERATING EXPENSES:
  Operating, general and administrative.....................        25,952          11,767
  Depreciation and amortization.............................        16,864           6,103
  Corporate expense allocation -- related party.............         6,176             566
                                                                  --------         -------
                                                                    48,992          18,436
                                                                  --------         -------
     Income from operations.................................           739             431
                                                                  --------         -------
OTHER INCOME (EXPENSE):
  Interest expense..........................................       (17,277)         (5,120)
  Interest income...........................................            44              41
  Other, net................................................          (728)             25
                                                                  --------         -------
                                                                   (17,961)         (5,054)
                                                                  --------         -------
     Net loss...............................................      $(17,222)        $(4,623)
                                                                  ========         =======

The accompanying notes are an integral part of these consolidated statements.

        CHARTER COMMUNICATIONS PROPERTIES HOLDINGS, LLC AND SUBSIDIARIES

         CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S INVESTMENT
                             (DOLLARS IN THOUSANDS)

                                                     COMMON      PAID-IN      ACCUMULATED
                                                     STOCK       CAPITAL        DEFICIT         TOTAL
                                                     ------      -------      -----------      --------
BALANCE, December 31, 1996.......................      $--       $ 5,900       $ (3,252)       $  2,648
  Net loss.......................................      --             --         (4,623)         (4,623)
                                                       --        -------       --------        --------
BALANCE, December 31, 1997.......................      --          5,900         (7,875)         (1,975)
  Capital contributions..........................      --         10,800             --          10,800
  Net loss.......................................      --             --        (17,222)        (17,222)
                                                       --        -------       --------        --------
BALANCE, December 23, 1998.......................      $--       $16,700       $(25,097)       $ (8,397)
                                                       ==        =======       ========        ========

The accompanying notes are an integral part of this consolidated statement.

        CHARTER COMMUNICATIONS PROPERTIES HOLDINGS, LLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                 PERIOD FROM
                                                                 JANUARY 1,
                                                                1998, THROUGH     YEAR ENDED
                                                                DECEMBER 23,     DECEMBER 31,
                                                                    1998             1997
                                                                -------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................      $ (17,222)       $ (4,623)
  Adjustments to reconcile net loss to net cash provided by
     operating activities --
       Depreciation and amortization........................         16,864           6,103
       Noncash interest expense.............................            267             123
       Loss on sale of cable system.........................             --           1,363
       (Gain) loss on disposal of property, plant and
        equipment...........................................            (14)            130
  Changes in assets and liabilities, net of effects from
     acquisition --
     Receivables............................................             10            (227)
     Prepaid expenses and other.............................           (125)             18
     Accounts payable and accrued expenses..................         16,927             894
     Payables to manager of cable systems -- related
      party.................................................          5,288            (153)
     Other operating activities.............................            569              --
                                                                  ---------        --------
          Net cash provided by operating activities.........         22,564           3,628
                                                                  ---------        --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................        (15,364)         (7,880)
  Payment for acquisition, net of cash acquired.............       (167,484)             --
  Proceeds from sale of cable system........................             --          12,528
  Other investing activities................................           (486)             --
                                                                  ---------        --------
          Net cash (used in) provided by investing
            activities......................................       (183,334)          4,648
                                                                  ---------        --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt..............................        217,500           5,100
  Repayments of long-term debt..............................        (60,200)        (13,375)
  Capital contributions.....................................          7,000              --
  Payments for debt issuance costs..........................         (3,487)            (12)
                                                                  ---------        --------
          Net cash provided by (used in) financing
            activities......................................        160,813          (8,287)
                                                                  ---------        --------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...............................................             43             (11)
CASH AND CASH EQUIVALENTS, beginning of period..............            626             637
                                                                  ---------        --------
CASH AND CASH EQUIVALENTS, end of period....................      $     669        $    626
                                                                  =========        ========
CASH PAID FOR INTEREST......................................      $   7,679        $  3,303
                                                                  =========        ========

The accompanying notes are an integral part of these consolidated statements.

        CHARTER COMMUNICATIONS PROPERTIES HOLDINGS, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1. ORGANIZATION AND BASIS OF PRESENTATION:

     Charter Communications Properties Holdings, LLC (CCPH), a Delaware limited liability company, formerly Charter Communications Properties Holdings, Inc., through its wholly owned cable television operating subsidiary, Charter Communications Properties, LLC (CCP), commenced operations with the acquisition of a cable television system on September 30, 1995. Prior to February 19, 1999, CCPH was wholly owned by Charter Investment, Inc. (Charter Investment).

     Effective December 23, 1998, as part of a series of transactions, through which Paul G. Allen acquired Charter Investment, Mr. Allen acquired CCPH for an aggregate purchase price of $211 million, excluding $214 million in debt assumed (the "Paul Allen Transaction"). In conjunction with the Paul Allen Transaction, CCPH was converted from a corporation to a limited liability company. Also, in conjunction with the Paul Allen Transaction, Charter Investment for fair value acquired from unrelated third parties all of the interest it did not already own in CharterComm Holdings, LLC (CharterComm Holdings) and CCA Group (comprised of CCA Holdings, Corp., CCT Holdings Corp. and Charter Communications Long Beach, Inc.), all cable television operating companies, for $2.0 billion, excluding $1.8 billion in debt assumed. Charter Investment previously managed and owned minority interests in these companies. In February 1999, Charter Investment transferred all of its cable television operating subsidiaries to a wholly owned subsidiary of Charter Communications Holdings, LLC (Charter Holdings), Charter Communications Operating, LLC (Charter Operating). Charter Holdings was a wholly owned subsidiary of Charter Investment. The transfer was accounted for as a reorganization of entities under common control similar to a pooling of interests.

     The accompanying consolidated financial statements include the accounts of CCPH and CCP, its wholly owned cable operating subsidiary (collectively, the "Company"). The accounts of CharterComm Holdings and CCA Group are not included since these companies were not owned and controlled by Charter Investment prior to December 23, 1998.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. These investments are carried at cost that approximates market value.

Property, Plant and Equipment

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable transmission and distribution facilities, and the cost of new customer installations. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, while equipment replacement and betterments are capitalized.

     Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets as follows:

Cable distribution systems..................................    3-15 years
Buildings and leasehold improvements........................    5-15 years
Vehicles and equipment......................................    3-5 years

     For the period from January 1, 1998, through December 23, 1998, and for the year ended December 31, 1997, depreciation expense was $6.2 million and $3.9 million, respectively.

Franchises

     Costs incurred in obtaining and renewing cable franchises are deferred and amortized over the lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable systems represent management's estimate of fair value and are generally amortized using the straight-line method over a period of 15 years. The period of 15 years is management's best estimate of the useful lives of the franchises and assumes substantially all of those franchises that expire during the period will be renewed by the Company.

Other Assets

     Debt issuance costs are being amortized to interest expense using the effective interest method over the term of the related debt. The interest rate cap costs are being amortized over the terms of the agreement, which approximates three years.

Impairment of Assets

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If a review indicates that the carrying value of such asset is not recoverable based on projected undiscounted net cash flows related to the asset over its remaining life, the carrying value of such asset is reduced to its estimated fair value.

Revenues

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable system. As of December 23, 1998, and December 31, 1997, no installation revenue has been deferred, as direct selling costs have exceeded installation revenue.

     Fees collected from programmers to guarantee carriage are deferred and amortized to income over the life of the contracts. Local governmental authorities impose franchise fees on the Company ranging up to a federally mandated maximum of 5.0% of gross revenues. Such fees are collected on a monthly basis from the Company's customers and are periodically remitted to local franchise authorities. Franchise fees collected and paid are reported as revenues and expenses.

Interest Rate Hedge Agreements

     The Company manages fluctuations in interest rates by using interest rate hedge agreements, as required by certain debt agreements. Interest rate swaps, caps and collars are accounted for as hedges of debt obligations, and accordingly, the net settlement amounts are recorded as adjustments to interest expense in the period incurred. Premiums paid for interest rate caps are deferred, included in other assets, and are amortized over the original term of the interest rate agreement as an adjustment to interest expense.

     The Company's interest rate swap agreements require the Company to pay a fixed rate and receive a floating rate thereby creating fixed rate debt. Interest rate caps and collars are entered into by the Company to reduce the impact of rising interest rates on floating rate debt.

     The Company's participation in interest rate hedging transactions involves instruments that have a close correlation with its debt, thereby managing its risk. Interest rate hedge agreements have been designated for hedging purposes and are not held or issued for speculative purposes.

Income Taxes

     The Company filed a consolidated income tax return with Charter Investment. Income taxes were allocated to the Company in accordance with the tax-sharing agreement between the Company and Charter Investment.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. ACQUISITION:

     In 1998, the Company acquired a cable system for an aggregate purchase price, net of cash acquired, of $228.4 million, comprised of $167.5 million in cash and $60.9 million in a note payable to the seller. The excess of the cost of properties acquired over the amounts assigned to net tangible assets at the date of acquisition was $207.6 million and is included in franchises.

     The above acquisition was accounted for using the purchase method of accounting, and accordingly, results of operations of the acquired assets have been included in the financial statements from the dates of acquisition. The purchase price was allocated to tangible and intangible assets based on estimated fair values at the acquisition date.

     Unaudited pro forma operating results as though the acquisition discussed above, excluding the Paul Allen Transaction, had occurred on January 1, 1997, with adjustments to give effect to amortization of franchises, interest expense and certain other adjustments are as follows:

                                                           PERIOD FROM
                                                           JANUARY 1,
                                                          1998, THROUGH     YEAR ENDED
                                                          DECEMBER 23,     DECEMBER 31,
                                                              1998             1997
                                                          -------------    ------------
                                                                   (UNAUDITED)
Revenues..............................................      $ 67,007         $ 63,909
Loss from operations..................................        (7,097)          (7,382)
Net loss..............................................       (24,058)         (26,099)

     The unaudited pro forma information has been presented for comparative purposes and does not purport to be indicative of the results of operations had the transaction been completed as of the assumed date or which may be obtained in the future.

4. ALLOWANCE FOR DOUBTFUL ACCOUNTS:

     Activity in the allowance for doubtful accounts is summarized as follows:

                                                           PERIOD FROM
                                                           JANUARY 1,      FOR THE YEAR
                                                          1998, THROUGH       ENDED
                                                          DECEMBER 23,     DECEMBER 31,
                                                              1998             1997
                                                          -------------    ------------
Balance, beginning of period..........................       $   52           $  87
  Acquisition of system...............................           96              --
  Charged to expense..................................        1,122             325
  Uncollected balances written off, net of
     recoveries.......................................         (778)           (360)
                                                             ------           -----
Balance, end of period................................       $  492           $  52
                                                             ======           =====

5. SALE OF FT. HOOD SYSTEM:

     In February 1997, the Company sold the net assets of the Ft. Hood system, which served customers in Texas, for an aggregate sales price of approximately $12.5 million. The sale of the Ft. Hood system resulted in a loss of approximately $1.4 million, which is included in operating, general and administrative costs in the accompanying consolidated statement of operations for the year ended December 31, 1997.

6. INCOME TAXES:

     Deferred tax assets and liabilities are recognized for the estimated future tax consequence attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred income tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred income tax expense or benefit is the result of changes in the liability or asset recorded for deferred taxes. A valuation allowance must be established for any portion of a deferred tax asset for which it is more likely than not that a tax benefit will not be realized.

     No current provision (benefit) for income taxes was recorded. The effective income tax rate is less than the federal rate of 35% primarily due to providing a valuation allowance on deferred income tax assets.

7. RELATED-PARTY TRANSACTIONS:

     Charter Investment provides management services to the Company including centralized customer billing services, data processing and related support, benefits administration and coordination of insurance coverage and self-insurance programs for medical, dental and workers' compensation claims. Certain costs for services are billed and charged directly to the Company's operating subsidiaries and are included in operating costs. These billings are determined based on the number of basic customers. Such costs totaled $437 and $220, respectively, for the period from January 1, 1998, through December 23, 1998, and the year ended December 31, 1997. All other costs incurred by Charter Investment on behalf of the Company are expensed in the accompanying consolidated financial statements and are included in corporate expense allocations related party. The cost of these services is allocated based on the number of basic customers. Management considers these allocations to be reasonable for the operations of the Company.

     Charter Investment utilized a combination of excess insurance coverage and self-insurance programs for its medical, dental and workers' compensation claims. Charges are made to the Company as determined by independent actuaries, at the present value of the actuarially computed present and future liabilities for such benefits. Medical coverage provides for $2.4 million aggregate stop loss protection and a loss limitation of $100 per person per year. Workers' compensation coverage provides for $800 aggregate stop loss protection and a loss limitation of $150 per person per year.

     The Company is charged a management fee based on percentages of revenues as stipulated in the management agreement between Charter Investment and the Company. For the period from January 1, 1998, through December 23, 1998, and the year ended December 31, 1997, the management fee charged to the Company approximated the corporate expenses incurred by Charter Investment on behalf of the Company.

8. COMMITMENTS AND CONTINGENCIES:

Leases

     The Company leases certain facilities and equipment under noncancelable operating leases. Leases and rental costs charged to expense for the period from January 1, 1998, through December 23, 1998, and for the year ended December 31, 1997, were $278 and $130, respectively.

     The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the period from January 1, 1998, through December 23, 1998, and for the year ended December 31, 1997, was $421 and $271, respectively.

Litigation

     The Company is a party to lawsuits that arose in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Company's consolidated financial position or results of operations.

Regulation in the Cable Television Industry

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. As of December 31, 1998, the amount refunded by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company is unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC has taken the position that it will still adjudicate pending CPST complaints but will strictly limit its review, and possible refund orders, to the time period predating the sunset date, March 31, 1999. The Company does not believe any adjudications regarding their pre-sunset complaints will have a material adverse effect on the Company's consolidated financial position or results of operations.

     A number of states subject cable systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation. The Company is subject to state regulation in Connecticut.

9. EMPLOYEE BENEFIT PLANS:

401(k) Plan

     The Company's employees may participate in the Charter Communications, Inc. 401(k) Plan (the "401(k) Plan"). Employees that qualify for participation can contribute up to 15% of their salary, on or before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company contributes an amount equal to 50% of the first 5% of contributions by each employee. The Company contributed $74 and $29 for the period from January 1, 1998, through December 23, 1998, and for the year ended December 31, 1997, respectively.

Appreciation Rights Plan

     Certain employees of Charter participated in the 1995 Charter Communications, Inc. Appreciation Rights Plan (the "Plan"). The Plan permitted Charter Investment to grant 1,500,000 units to certain key employees, of which 1,251,500 were outstanding at December 31, 1997. Units received by an employee vest at a rate of 20% per year, unless otherwise provided in the participant's Appreciation Rights Unit Agreement. The appreciation rights entitled the participants to receive payment, upon termination or change in control of Charter Investment, of the excess of the unit value over the base value (defined as the appreciation value) for each vested unit. The unit value was based on adjusted equity, as defined in the Plan. Deferred compensation expense was based on the appreciation value since the grant date and was being amortized over the vesting period.

     As a result of the acquisition of Charter Investment by Mr. Allen, the Plan was terminated, all outstanding units became 100% vested and all amounts were paid by Charter Investment in 1999. The cost of this plan was allocated to the Company based on the number of basic customers. The Company considers this allocation to be reasonable for the operations of the Company. For the period January 1, 1998, through December 23, 1998, the Company expensed $3,800, included in corporate expense allocation-related party and increased shareholder's investment for the cost of this plan.

10. ACCOUNTING STANDARD NOT YET IMPLEMENTED:

     In June 1998, the Financial Accounting Standards Board adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- An Amendment of FASB Statement No. 133, has delayed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. The Company has not yet quantified the impact of adopting SFAS No. 133 on the consolidated financial statements nor has determined the timing of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings (loss).

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                                                              indicated in
                                                              this example


1. ELECTION OF DIRECTOR:            2. Check here if you consent to have the
                                       Annual Report, Proxy Statement and Notice
NOMINEE: RONALD L. NELSON              of Meeting delivered to you via the
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                                       The undersigned hereby acknowledges
                                       receipt of Notice of the Annual Meeting
                                       and accompanying Proxy Statement and 1999
                                       Financial Report dated May 1, 2000.


Signature(s):                                             Date:
             --------------------------------------------      ----------------
NOTE: Please sign exactly as your name appears hereon. When shares are held jointly, each holder must sign. When signing as attorney, executor,
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signing on behalf of a corporation or partnership, the person signing must be
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--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *


                                ADMISSION TICKET

This is your ticket of admission to the Annual Meeting of Shareholders of Charter Communications, Inc., to be held at the Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington, on Wednesday, June 7, 2000, at 10:00 A.M., Pacific Time.

If you plan to attend the meeting, check box number 3 on the proxy form. Please detach this card and bring it with you to the meeting for presentation at the door. You will not be admitted if you do not have a ticket.

Please note: - Cameras and recording devices are not permitted at the Annual
               Meeting.
             - You may be asked to present valid picture identification, such as a driver's license, in addition to your admission ticket, in order to be admitted to the meeting.

THIS TICKET WILL ADMIT THE SHAREHOLDER(S) WHOSE NAME(S) APPEAR(S) BELOW, AND IS NONTRANSFERABLE.

PLEASE ADMIT:

                         [CHARTER COMMUNICATIONS LOGO]


               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned does hereby appoint Jerald L. Kent, with power of substitution, as the true and lawful attorney in fact, agent and proxy of the undersigned at the Annual Meeting of Shareholders of Charter Communications, Inc. to be held on June 7, 2000, commencing at 10:00 A.M., Pacific Time, at the Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington, and at any and all adjournments of said meeting, to vote all the shares of the Class A Common Stock of the company held of record by the undersigned at the close of business on April 10, 2000.

This proxy, if properly executed, will be voted in the manner directed by the undersigned, or if no direction is given will be voted FOR the named director nominee, and in either case will be voted pursuant to the discretion of the proxyholder on such other business as may properly come before the meeting.

PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS FORM AND RETURN IT IN THE ENCLOSED ENVELOPE.

       (Continued, and to be marked, dated and signed, on the other side)

--------------------------------------------------------------------------------
                             *FOLD AND DETACH HERE*


                         [CHARTER COMMUNICATIONS LOGO]


                                ADMISSION TICKET

                          Charter Communications, Inc.
                         Annual Meeting of Shareholders
                            Wednesday, June 7, 2000
                            10:00 A.M. Pacific Time
                               Meydenbauer Center
                              11100 NE 6th Street
                           Bellevue, Washington 98004

                      ------------------------------------
                      YOU WILL NEED TO PRESENT THIS TICKET
Non-transferable        AT THE REGISTRATION DESK TO BE
                        ADMITTED TO THE ANNUAL MEETING.
                      ------------------------------------